UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TECO Energy, Inc.

(Name of Registrant as Specified In Its Charter)

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October 22, 2015

Dear Shareholder:

You are cordially invited to attend a special meeting of the shareholders of TECO Energy, Inc. (or TECO Energy) to be held on December 3, 2015, at TECO Energy’s offices at TECO Plaza, 702 North Franklin Street, Tampa, Florida 33602 at 2:00 p.m., local time. The enclosed proxy statement is dated October 22, 2015, and, together with the accompanying form of proxy card, is first being mailed to the shareholders of TECO Energy on or about October 23, 2015.

At the special meeting, you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of September 4, 2015, which is referred to as the merger agreement, by and among TECO Energy, Emera Inc. (or Emera) and Emera US Inc. (or Merger Sub), a wholly owned indirect subsidiary of Emera. Pursuant to the terms of the merger agreement, Merger Sub will merge with and into TECO Energy, and TECO Energy will survive the merger and become a wholly owned indirect subsidiary of Emera. You will also be asked to consider and vote on (i) a proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting and (ii) a nonbinding, advisory proposal to approve compensation that will or may become payable by TECO Energy to its named executive officers in connection with the merger.

If the merger contemplated by the merger agreement is completed and you own shares of TECO Energy as of the effective time of the merger, you will be entitled to receive consideration equal to $27.55 in cash, without interest and less any applicable withholding taxes, for each share of TECO Energy’s common stock that you own.

The value to TECO Energy’s shareholders of $27.55 per share represents a premium of (i) approximately 48% to the closing price of TECO Energy’s common stock on the New York Stock Exchange on July 15, 2015, which was the last trading day prior to the date that TECO Energy publicly disclosed that it was exploring strategic alternatives, (ii) approximately 31% to the closing price of TECO Energy’s common stock on the New York Stock Exchange on September 3, 2015, which was the last trading day prior to the execution of the merger agreement and (iii) approximately 25% to the highest trading price of TECO Energy’s common stock for the fifty-two-week period ended on July 15, 2015.

TECO Energy’s Board of Directors (or the Board), after considering factors more fully described in the enclosed proxy statement, has unanimously determined that the terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of TECO Energy and its shareholders, has declared advisable the merger agreement and has adopted and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. The Board recommends that you vote “FOR” the approval of the merger agreement, “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting and “FOR” the nonbinding, advisory proposal to approve compensation that will or may become payable by TECO Energy to its named executive officers in connection with the merger.

The enclosed proxy statement provides detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. The proxy statement also describes the actions and determinations of the Board in connection with its evaluation of the merger agreement and the merger. We encourage you to read the proxy statement and its annexes, including the merger agreement, carefully and in their entirety. You may also obtain more information about TECO Energy from documents we file with the Securities and Exchange Commission from time to time.

Whether or not you plan to attend the special meeting in person, please complete, sign, date and return, as promptly as possible, the accompanying proxy card in the accompanying prepaid reply envelope or grant your proxy electronically through the internet or by telephone. If you attend the special meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your broker how to vote in accordance with the voting instruction form you will receive from your bank, broker or other nominee.

Your vote is very important regardless of the number of shares that you own. We cannot complete the merger unless the proposal to approve the merger agreement is approved by the affirmative vote of the holders of at least a majority of the outstanding shares of TECO Energy’s common stock. The failure of any shareholder to vote in person by ballot at the special meeting, to submit a signed proxy card or to grant a proxy electronically through the internet or by telephone will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

If you have any questions or need assistance voting your shares of TECO Energy’s common stock, please contact Morrow & Co., LLC, our proxy solicitor, by calling (800) 662-5200 (toll-free).

On behalf of the Board, we thank you for your support and appreciate your consideration of this matter.

Sincerely,

John B. Ramil	Sherrill W. Hudson
President and Chief Executive Officer	Chairman of the Board of Directors

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

Notice of Special Meeting of Shareholders

Your Vote is Very Important. Please Vote Your Shares

Promptly.

Notice is hereby given that a special meeting of shareholders of TECO Energy, Inc. (or TECO Energy), a Florida corporation, will be held on December 3, 2015 at TECO Energy’s offices at TECO Plaza, 702 North Franklin Street, Tampa, Florida 33602, at 2:00 p.m., local time, for the following purposes:

1. To consider and vote on the proposal to approve the Agreement and Plan of Merger, dated as of September 4, 2015, which is referred to as the merger agreement, by and among TECO Energy, Emera Inc. and Emera US Inc., a wholly owned indirect subsidiary of Emera Inc., as it may be amended from time to time (a copy of the merger agreement is attached as Annex A to the proxy statement accompanying this notice);

2. To consider and vote on any proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting, which is referred to as the adjournment proposal;

3. To consider and vote on a nonbinding, advisory proposal to approve compensation that will or may become payable by TECO Energy to its named executive officers in connection with the merger; and

4. To transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

The affirmative vote of the holders of a majority of the outstanding shares of TECO Energy’s common stock is required to approve the merger agreement. Approval of the adjournment proposal, whether or not a quorum is present, requires the affirmative vote of a majority of the votes cast by the holders of outstanding shares of TECO Energy’s common stock entitled to vote. Approval, by nonbinding, advisory vote, of compensation that will or may become payable by TECO Energy to its named executive officers in connection with the merger requires the affirmative vote of a majority of the votes cast by the holders of outstanding shares of TECO Energy’s common stock entitled to vote.

The failure of any shareholder of record to submit a signed proxy card, grant a proxy electronically through the internet or by telephone or to vote in person by ballot at the special meeting will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement, but will not have any effect on the adjournment proposal and the proposal to approve, by nonbinding, advisory vote, compensation that will or may become payable by TECO Energy to its named executive officers in connection with the merger. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement but will not have any effect on the adjournment proposal and the proposal to approve, by nonbinding, advisory vote, compensation that will or may become payable by TECO Energy to its named executive officers in connection with the merger. Abstentions will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement, but will not have any effect on the adjournment proposal and will not have any effect on the proposal to approve, by nonbinding, advisory vote, compensation that will or may become payable by TECO Energy to its named executive officers in connection with the merger.

Only shareholders of record as of the close of business on October 21, 2015, are entitled to notice of the special meeting and to vote at the special meeting or at any adjournment or postponement thereof.

TECO Energy’s Board of Directors recommends that you vote “FOR” the approval of the merger agreement, “FOR” the adjournment of the special meeting, if necessary or appropriate, and “FOR” the nonbinding, advisory proposal regarding compensation that will or may become payable by TECO Energy to its named executive officers in connection with the merger. In considering the recommendation of TECO Energy’s Board of Directors, shareholders of TECO Energy should be aware that members of TECO Energy’s Board of Directors and its executive officers have agreements and arrangements that provide them with interests in the merger that may be deemed to be in addition to or different from those of TECO Energy’s shareholders. For further information regarding those interests, see “The Merger – Interests of the Directors and Executive Officers of TECO Energy in the Merger” in the proxy statement accompanying this notice.

For TECO Energy’s Board of Directors,

David E. Schwartz, Secretary

Dated: October 22, 2015

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) BY TELEPHONE, (2) THROUGH THE INTERNET OR (3) BY MARKING, SIGNING AND DATING THE ACCOMPANYING PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before the special meeting. If you hold your shares in “street name” through a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished to you by that bank, broker or other nominee, which is considered the shareholder of record, in order to vote. As a beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote the shares in your account. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to approve the merger agreement, without your instructions.

If you fail to return your proxy card, grant your proxy electronically through the internet or by telephone or vote by ballot in person at the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. If you are a shareholder of record, voting in person by ballot at the special meeting will revoke any proxy that you previously submitted. If you hold your shares of our common stock in “street name” through a bank, broker or other nominee, you must obtain from that record holder a valid “legal” proxy issued in your name in order to vote in person at the special meeting.

We encourage you to read the accompanying proxy statement and its annexes carefully and in their entirety, as well as the documents we file from time to time with the Securities and Exchange Commission, including our definitive Proxy Statement, dated March 11, 2015, in connection with our 2015 annual meeting of shareholders, our Annual Report on Form 10-K for the year ended December 31, 2014, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015. If you have any questions concerning the merger, the special meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

Shareholders call toll-free: (800) 662-5200

Banks and brokers call collect: (203) 658-9400

Summary

This summary highlights selected information from this proxy statement related to the merger of Emera US Inc. with and into TECO Energy, Inc., which we refer to as the merger, and may not contain all of the information that is important to you. To understand the merger more fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement, the annexes to this proxy statement and the documents we file from time to time with the U.S. Securities and Exchange Commission, which we refer to as the SEC, including our definitive Proxy Statement, dated March 11, 2015, in connection with our 2015 annual meeting of shareholders, our Annual Report on Form 10-K for the year ended December 31, 2014, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement, which is the legal document that governs the merger, in its entirety.

Except as otherwise specifically noted in this proxy statement, “TECO Energy, Inc.,” “TECO Energy,” “we,” “our,” “us” and similar words in this proxy statement refer to TECO Energy, Inc., including, in certain cases, its subsidiaries. Throughout this proxy statement, we refer to Emera Inc. as Emera and Emera US Inc. as Merger Sub. In addition, throughout this proxy statement, we refer to the Agreement and Plan of Merger, dated as of September 4, 2015, as it may be amended from time to time, by and among TECO Energy, Emera and Merger Sub as the merger agreement. Also, throughout this proxy statement, we refer to TECO Energy’s board of directors as the Board.

The Special Meeting (page 20)

Date, Time and Place

We will hold a special meeting of the shareholders of TECO Energy on December 3, 2015, which we refer to as the special meeting, at TECO Energy’s offices at TECO Plaza, 702 North Franklin Street, Tampa, Florida 33602, at 2:00 p.m., local time.

Record Date; Shares Entitled to Vote

You are entitled to vote at the special meeting if you owned shares of common stock, $1.00 par value, of TECO Energy, which is referred to as our common stock or TECO Energy common stock, at the close of business on October 21, 2015, which we refer to as the record date. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date.

Purpose

At the special meeting, we will ask our shareholders to vote on proposals (i) to approve the merger agreement, (ii) to adjourn the special meeting to a later date to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting, which we sometimes refer to as the adjournment proposal and (iii) to approve, by nonbinding, advisory vote, compensation that will or may become payable by TECO Energy to its named executive officers in connection with the merger.

Quorum

As of the record date, there were 235,229,010 shares of our common stock outstanding and entitled to vote at the special meeting. The presence, either in person or represented by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting will constitute a quorum at the special meeting. As a result, in order to have a quorum at the special meeting, 117,614,506 shares of our common stock must be represented by shareholders present, in person or represented by proxy, at the special meeting.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to approve the merger agreement. Approval of the adjournment proposal, whether or not a quorum is present, requires the affirmative vote of a majority of the votes cast by the holders of outstanding shares of our common stock at the special meeting. Approval, by nonbinding, advisory vote, of compensation that will or may become payable by TECO Energy to its named executive officers in connection with the merger requires the affirmative vote of a majority of the votes cast by the holders of outstanding shares of our common stock at the special meeting.

SUMMARY (CONTINUED)

THE SPECIAL MEETING

Share Ownership of Our Directors and Executive Officers

As of September 28, 2015, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 2,861,275 shares of our common stock (including 848,090 shares of restricted common stock), representing approximately 1.2% of the outstanding shares of our common stock. All of our directors and executive officers have informed us that they intend to vote their shares of our common stock, if any, “FOR” the approval of the merger agreement.

Voting and Proxies

Any TECO Energy shareholder of record entitled to vote at the special meeting may submit a proxy by returning a signed proxy card by mail or voting electronically through the internet or by telephone or may vote in person by appearing at the special meeting. If you are a beneficial owner and hold your shares of our common stock in “street name” through a broker, bank or other nominee, you should instruct your broker, bank or other nominee on how you wish to vote your shares of our common stock using the voter instruction form provided by your broker, bank or other nominee. Under applicable rules, brokers, banks or other nominees have the discretion to vote on routine matters, but the proposals to be voted on at the special meeting and described in this proxy statement are non-routine matters. Therefore, brokers, banks and other nominees cannot vote on these proposals without your instructions. Accordingly, it is important that you cast your vote or instruct your broker, bank or nominee on how you wish to vote your shares of our common stock.

If you are a shareholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by submitting a new proxy electronically through the internet or by telephone after the date of the earlier submitted proxy, signing another proxy card with a later date and returning it to us prior to the special meeting or attending the special meeting and voting in person. If you hold your shares of our common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the special meeting if you obtain a valid “legal” proxy from your bank, broker or other nominee.

Parties Involved in the Merger (page 23)

TECO Energy, Inc.

TECO Energy is a holding company for regulated utilities and other businesses. TECO Energy was incorporated in Florida in 1981 as part of a restructuring in which we became the parent of Tampa Electric Company. Tampa Electric Company, our largest subsidiary, has regulated electric and gas utility operations in separate divisions – Tampa Electric and Peoples Gas System. In September 2014, we acquired all of the outstanding capital stock of New Mexico Gas Intermediate, Inc., which we refer to as NMGI. NMGI is the parent company of New Mexico Gas Company, Inc., which we refer to as NMGC, a regulated gas utility operating in the State of New Mexico.

The shares of our common stock are currently listed on the New York Stock Exchange, which we refer to as the NYSE, under the symbol “TE.”

Emera Inc.

Emera is a geographically diverse energy and services company headquartered in Halifax, Nova Scotia. Emera invests in electricity generation, transmission and distribution, as well as gas transmission and utility energy services. Emera has investments throughout northeastern North America and in four Caribbean countries. Emera’s common and preferred shares are listed on the Toronto Stock Exchange and trade respectively under the symbol “EMA,” “EMA.PR.A,” “EMA.PR.B,” “EMA.PR.C,” “EMA.PR.E” and “EMA.PR.F,” and Emera’s installment receipts are listed and traded under the symbol “EMA.IR.”

Emera US Inc.

Merger Sub is a Florida corporation and an indirect wholly owned subsidiary of Emera. Emera formed Merger Sub solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger

SUMMARY (CONTINUED)

PARTIES INVOLVED IN THE MERGER

agreement, including the merger. Merger Sub has not conducted any business operations except in furtherance of this purpose and activities incident to its formation. Upon completion of the merger, Merger Sub will cease to exist.

Effect of the Merger (page 23)

Upon the terms and subject to the conditions of the merger agreement, at the effective time of the merger, Merger Sub will merge with and into TECO Energy, with TECO Energy continuing as the surviving corporation. As a result of the merger, TECO Energy will become an indirect, wholly owned subsidiary of Emera, and our common stock will no longer be publicly traded. In addition, our common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. Therefore, after the merger, we will no longer file periodic reports with the SEC on account of our common stock. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation.

The time at which the merger becomes effective, which we refer to as the effective time of the merger, will occur upon the filing of the articles of merger with respect to the merger, which we refer to as the articles of merger, with the Department of State of the State of Florida in accordance with the Florida Business Corporation Act, which we refer to as the FBCA, or at such later time as we, Emera and Merger Sub may agree and specify in the articles of merger.

Effect on TECO Energy if the Merger is Not Completed (page 24)

If the merger agreement is not approved by TECO Energy’s shareholders or if the merger is not completed for any other reason, TECO Energy’s shareholders would not receive any payment for their shares of common stock. Instead, TECO Energy would remain an independent public company, and our common stock would continue to be listed and traded on the NYSE and registered under the Exchange Act. Accordingly, we would continue to file periodic reports with the SEC on account of our common stock.

If the merger agreement is terminated under specified circumstances, TECO Energy may be required to pay Emera a termination fee or may be entitled to receive a termination fee from Emera. See “Proposal 1: Approval of the Merger Agreement – Effect of Termination and Termination Fees – Termination Fees.”

Merger Consideration (page 24)

In the merger, each share of our common stock that is issued and outstanding immediately prior to the effective time of the merger (other than shares of common stock owned by us as treasury stock, if any, shares of common stock owned by our wholly owned subsidiaries, if any, and shares of common stock owned directly or indirectly by Emera or Merger Sub, if any) will be canceled and retired and converted automatically into the right to receive $27.55 in cash, without interest and less any applicable withholding taxes, which we refer to as the per-share merger consideration.

After the merger is completed, under the terms of the merger agreement, you will have the right to receive the per-share merger consideration, but you will no longer have any rights as a TECO Energy shareholder.

Recommendation of the Board and Reasons for the Merger (page 30)

The Board, after considering the factors described in “The Merger – Recommendation of the Board and Reasons for the Merger,” has unanimously determined that the terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of TECO Energy and its shareholders, has declared advisable the merger agreement and has adopted and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. The Board recommends that you vote “FOR” the approval of the merger agreement, “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting and “FOR” the proposal to approve, by nonbinding, advisory vote, compensation that will or may become payable by TECO Energy to its named executive officers in connection with the merger.

SUMMARY (CONTINUED)

OPINION OF MORGAN STANLEY & CO. LLC

Opinion of Morgan Stanley & Co. LLC (page 38)

Morgan Stanley & Co. LLC, which we refer to as Morgan Stanley, was retained by TECO Energy to act as its financial advisor in connection with the proposed merger. On September 4, 2015, Morgan Stanley rendered its written opinion, consistent with its oral opinion rendered on the same date, to the Board that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the per-share merger consideration to be received by the holders of shares of TECO Energy common stock (other than holders of certain excluded shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders of shares of TECO Energy common stock.

The full text of Morgan Stanley’s written opinion to the Board, dated September 4, 2015, which sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Morgan Stanley in rendering its opinion, is attached to this proxy statement as Annex B. The foregoing summary of Morgan Stanley’s opinion is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read Morgan Stanley’s opinion, this section and the summary of Morgan Stanley’s opinion below carefully and in their entirety. Morgan Stanley’s engagement and its opinion were for the benefit of the Board, in its capacity as such, and addressed only the fairness from a financial point of view of the per-share merger consideration to be received by the holders of shares of TECO Energy common stock (other than holders of certain excluded shares) pursuant to the merger agreement as of the date of the opinion and did not address any other aspects or implications of the merger. Morgan Stanley’s opinion was not intended to, and does not, express an opinion or a recommendation as to how the shareholders of TECO Energy should vote at the special meeting or any adjournment thereof.

Morgan Stanley acted as a financial advisor to TECO Energy in connection with the merger, and TECO Energy has agreed to pay Morgan Stanley a fee estimated to be approximately $29,000,000 for its services, of which approximately $7,000,000 was payable shortly after the execution of the merger agreement, and the remainder of which is contingent upon the closing of the merger.

Opinion of Moelis & Company LLC (page 44)

In connection with the merger, the Board received a written opinion, dated September 4, 2015, from TECO Energy’s financial advisor, Moelis & Company LLC, which we refer to as Moelis, as to the fairness, from a financial point of view and as of the date of such opinion, of the per-share merger consideration to be received by holders of TECO Energy common stock. The full text of Moelis’ written opinion, dated September 4, 2015, which sets forth the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement and is incorporated herein by reference. Holders of TECO Energy common stock are encouraged to read Moelis’ written opinion carefully and in its entirety. Moelis’ opinion was provided for the use and benefit of the Board (in its capacity as such) in its evaluation of the merger. Moelis’ opinion is limited to the fairness, from a financial point of view, of the per-share merger consideration and does not address TECO Energy’s underlying business decision to effect the merger or the relative merits of the merger as compared to any alternative business strategies or transactions that might be available with respect to TECO Energy. Moelis’ opinion does not constitute a recommendation to any shareholder of TECO Energy as to how such shareholder should vote or act with respect to the merger or any other matter.

Moelis has acted as a financial advisor to TECO Energy in connection with the merger and will receive for its services an aggregate fee of $5,500,000, of which $1,500,000 became payable in connection with the delivery of its opinion (regardless of the conclusion reached therein) and $4,000,000 is contingent upon completion of the merger.

SUMMARY (CONTINUED)

INTERESTS OF THE DIRECTORS AND EXECUTIVE OFFICERS OF TECO ENERGY IN THE MERGER

Interests of the Directors and Executive Officers of TECO Energy in the Merger (page 48)

When considering the recommendation of the Board that you vote “FOR” the approval of the merger agreement, you should be aware that TECO Energy’s executive officers and directors may have interests in the merger that may be deemed to be in addition to or different from your interests as a shareholder. The Board was aware of and considered these interests to the extent such interests existed at that time, among other matters, in evaluating and negotiating the merger agreement, in approving the merger agreement and the merger and in recommending that the merger agreement be approved by the shareholders of TECO Energy. Those interests include the following:

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cancellation and conversion of vested and unvested TECO Energy equity-based awards into the right to receive cash or cash incentive awards, at the effective time of the merger, and payment of certain cash-based NMGC awards at the effective time of the merger;

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entitlement of each executive officer to receive payments and benefits under his or her change-in-control severance agreement in connection with the termination of the executive officer’s employment by TECO Energy other than for “cause” or by the executive officer for “good reason” (as such terms are defined in his or her change-in-control severance agreement) during a specified period following the effective time of the merger;

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entitlement of each executive officer to receive a pro-rated bonus amount at the greater of target payout or actual performance levels under the TECO Energy Annual Incentive Compensation Plan for the year of termination in connection with the termination of the executive officer’s employment other than for “cause” or by the executive officer for “good reason” (as such terms are defined in his or her change-in-control severance agreement); provided that, as provided in the merger agreement, if the executive officer is involuntarily terminated on or within thirty days following the effective time of the merger, or if the executive officer terminates employment for good reason arising within thirty days following the effective time of the merger, such executive officer will receive a pro-rata bonus amount under such plan for the year of termination calculated at the maximum payout level;

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full funding, triggered by the signing of the merger agreement, of the TECO Energy Group Supplemental Retirement Benefits Trust for amounts payable under our supplemental executive retirement plan and certain payments under the change-in-control severance agreements;

¡	termination and payment of amounts deferred by our directors under the TECO Energy Director’s Deferred Compensation Plan; and

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pursuant to the merger agreement, indemnification from the surviving corporation for each current and former director, officer or employee of TECO Energy and its subsidiaries for liabilities for acts or omissions occurring at or prior to the effective time of the merger and the surviving corporation’s requirement to maintain directors’ and officers’ and fiduciary liability insurance policies for six years following the effective time of the merger, subject to certain limitations on the amount of premiums payable under such policies, see “Proposal 1: Approval of the Merger Agreement – Indemnification and Insurance.”

If the proposal to approve the merger agreement is approved by our shareholders, the shares of our common stock held by our directors and executive officers will be treated in the same manner as the outstanding shares of our common stock held by all other shareholders of TECO Energy entitled to receive the per-share merger consideration.

Appraisal Rights (page 55)

Under the FBCA and TECO Energy’s governing documents, TECO Energy’s shareholders are not entitled to appraisal rights or dissenters’ rights in connection with the merger.

United States Federal Income Tax Consequences of the Merger (page 55)

The exchange of shares of our common stock for cash pursuant to the merger will be a taxable transaction to U.S. holders (as defined in “The Merger – United States Federal Income Tax Consequences of the Merger”) for United States federal income tax purposes. In general, a U.S. holder will recognize taxable gain or loss, measured by the difference, if any, between the amount of cash received by the holder in the merger, and the adjusted tax basis of our common stock surrendered in exchange therefor. A non-U.S. holder (as defined in “The Merger – United States Federal Income Tax

SUMMARY (CONTINUED)

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

Consequences of the Merger”) generally will not be subject to United States federal income tax on the exchange of shares of our common stock for cash pursuant to the merger but may be subject to United States backup withholding unless the non-U.S. holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding. Shareholders should read “The Merger – United States Federal Income Tax Consequences of the Merger” below. Shareholders should also consult their tax advisors to determine the particular tax consequences to them (including the application and effect of any United States federal non-income, state, local and non-United States tax laws) of the merger.

Regulatory Approvals Required for the Merger (page 57)

To complete the merger, TECO Energy must obtain approvals or consents from, or make filings with, a number of U.S. federal and state regulatory authorities. The required regulatory approvals, consents and filings in connection with the merger include the following:

¡	the expiration or early termination of the waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and its related rules and regulations, which we refer to as the HSR Act;

¡	authorization from the Federal Energy Regulatory Commission, which we refer to as the FERC, pursuant to the Federal Power Act, which we refer to as the FPA;

¡

approval by the Committee on Foreign Investment in the United States, which we refer to as CFIUS, meaning either (i) receipt of written notice issued by CFIUS that it has completed its review or investigation without action or recommendation to suspend or prohibit the merger or (ii) the President of the United States of America has not, within fifteen calendar days of a CFIUS report to him, announced a decision to take any action to block, suspend or otherwise prevent the closing of the merger; and

¡	the approval of the merger by the New Mexico Public Regulation Commission, which we refer to as the NMPRC.

Legal Proceedings Regarding the Merger (page 60)

Between September 16, 2015 and October 12, 2015, purported shareholders of TECO Energy filed eleven separate complaints styled as class action lawsuits in the Circuit Court for the 13th Judicial Circuit, in and for Hillsborough County, Florida. The case captions for those eleven lawsuits are:

¡

Stephen Kulas v. Sherrill W. Hudson, James L. Ferman, Jr., Evelyn V. Follit, Joseph P. Lacher, Loretta A. Penn, John B. Ramil, Tom L. Rankin, William D. Rockford, Paul L. Whiting, Emera Inc., Emera US Inc., and TECO Energy, Inc., which we refer to as the Kulas complaint;

¡

Shiva Y. Stein v. TECO Energy, Inc., Sherrill W. Hudson, James L. Ferman, Jr., Evelyn V. Follit, Joseph P. Lacher, Loretta A. Penn, John B. Ramil, Tom L. Rankin, William D. Rockford, Paul L. Whiting, Emera Inc. and Emera US Inc., which we refer to as the Stein complaint;

¡

Rhoda Kanter v. TECO Energy Inc., John B. Ramil, Sherrill W. Hudson, James L. Ferman, Jr., Tom L. Rankin, William D. Rockford, Paul L. Whiting, Loretta A. Penn, Joseph P. Lacher, Evelyn V. Follit, Emera Inc. and Emera US Inc., which we refer to as the Kanter complaint;

¡

Blaine Rhodes v. TECO Energy, Inc., Sherrill W. Hudson, James L. Ferman, Jr., Evelyn V. Follit, Joseph P. Lacher, Loretta A. Penn, John B. Ramil, Tom L. Rankin, William D. Rockford, Paul L. Whiting, Emera Inc. and Emera US Inc., which we refer to as the Rhodes complaint;

¡

David Raul v. Sherrill W. Hudson, James L. Ferman, Jr., Evelyn V. Follit, Joseph P. Lacher, Loretta A. Penn, John B. Ramil, Tom L. Rankin, William D. Rockford, Paul L. Whiting, TECO Energy, Inc., Emera, Inc., and Emera US Inc., which we refer to as the Raul complaint;

¡

Hartman v. TECO Energy, Inc., Sherrill W. Hudson, James L Ferman, Jr., Evelyn V. Follit, Joseph P. Lacher, Loretta A. Penn, John B. Ramil, Tom L. Rankin, William D. Rockford, Paul L. Whiting, Emera Inc., and Emera US, Inc., which we refer to as the Hartman complaint;

¡

Berlin v. TECO Energy, Inc., Sherrill W. Hudson, John B. Ramil, James L. Ferman, Jr., Evelyn V. Follit, Jeseph P. Lacher, Loretta A. Penn, Tom L. Rankin, William D. Rockford, Paul L. Whiting, Emera Inc. and Emera US Inc., which we refer to as the Berlin complaint;

SUMMARY (CONTINUED)

LEGAL PROCEEDINGS REGARDING THE MERGER

¡

Block v. TECO Energy, Inc., James L. Ferman, Jr., Evelyn V. Follit, Sherrill W. Hudson, Joseph P. Lacher, Loretta A. Penn, John B. Ramil, Tom L. Rakin, William D. Rockford, Paul L. Whiting, Emera Inc., and Emera US Inc, which we refer to as the Block complaint;

¡

Zoller v. TECO Energy, Inc., Sherrill W. Hudson, John B. Ramil, James L. Ferman, Jr., Evelyn V. Follit, Joseph P. Lacher, Loretta A. Penn, Tom L. Rankin, William D. Rockford, Paul L. Whiting, Emera Inc. and Emera US, Inc., which we refer to as the Zoller complaint;

¡

Kruse v. TECO Energy, Inc., James L. Ferman, Jr., Evelyn V. Follit, Sherrill W. Hudson, Joseph P. Lacher, Loretta A. Penn, John B. Ramil, Tom L. Rankin, William D. Rockford, Paul L. Whiting, Emera Inc., and Emera US Inc., which we refer to as the Kruse complaint; and

¡

Halberstram v. TECO Energy, Inc., James L. Ferman, Jr., Evelyn V. Follit, Sherrill W. Hudson, Joseph P. Lacher, Loretta A. Penn, John B. Ramil, Tom. L Rankin, William D. Rockford, Paul L. Whiting, Emera Inc., and Emera US Inc., which we refer to as the Halberstram complaint.

Each complaint alleges that the Board breached its fiduciary duties in agreeing to the merger agreement and seeks to enjoin the merger. In addition, (i) the Kulas complaint, the Hartman complaint, the Berlin complaint, the Block complaint, the Zoller complaint, the Kruse complaint and the Halberstram complaint allege that TECO Energy, Emera and Merger Sub aided and abetted such alleged breaches; (ii) the Stein complaint, the Rhodes complaint and the Kanter complaint allege the Emera and Merger Sub aided and abetted such alleged breaches; and (iii) the Raul complaint alleges that Emera aided and abetted such alleged breaches.

On October 21, 2015, Circuit Judge Steven Scott Stephens directed that the eleven actions be consolidated under master docket no. 15-CA-008479 and directed the plaintiffs to file a consolidated amended complaint or select an operative complaint by October 28, 2015. The court also scheduled a hearing to be held on November 20, 2015, on the plaintiffs’ anticipated motion for a preliminary injunction.

The outcome of the lawsuits cannot be predicted with any certainty. A preliminary injunction could delay or jeopardize the completion of the merger, and an adverse judgment granting permanent injunctive relief could indefinitely enjoin completion of the merger. All of the defendants believe that the claims asserted against them in the lawsuits are without merit.

Financing of the Merger (page 59)

Emera intends to finance the payment of the aggregate cash purchase price of the merger and related expenses at the closing of the merger with a combination of some or all of the following:

¡

net proceeds of the first instalment paid in respect of the sale in September and October 2015 by a wholly owned subsidiary of Emera of C$2,185,000,000 aggregate principal amount of 4.00% convertible unsecured subordinated debentures represented by instalment receipts that are convertible into common shares of Emera, which is referred to as the Offering;

¡	net proceeds of any subsequent preferred equity or bond or other debt offerings by Emera;

¡	amounts drawn under the Acquisition Credit Facilities (as defined below) and Emera’s revolving credit facility; and

¡	existing cash on hand and other sources available to Emera.

Emera intends to use the net proceeds of the final instalment payable under the Offering to reduce amounts outstanding under the Acquisition Credit Facilities concurrently with or following the closing of the merger. The Offering, which fulfills Emera’s common equity requirement for the closing of the merger, will account for $2.185 billion Canadian of the long-term financing for the merger. Preferred equity offerings are expected to amount to $0.8 billion to $1.2 billion of the remaining long-term financing, and bond or other debt offerings are expected to amount to $3.4 billion to $3.8 billion.

For purposes of financing the aggregate cash purchase price of the merger, on September 4, 2015, Emera entered into commitment letters from JPMorgan Chase Bank, N.A. and Scotiabank, respectively, providing for non-revolving syndicated term credit facilities in favor of Emera in an aggregate amount of $6.5 billion (which are referred to as the Acquisition Credit Facilities). The Acquisition Credit Facilities consist of (i) a $4.3 billion bridge facility repayable in full on the first anniversary following its advance and (ii) a $2.2 billion bridge facility repayable in full on the first anniversary following its advance.

Emera is required to effect reductions or make prepayments of the Acquisition Credit Facilities in an amount equal to the net cash proceeds from any common equity, preferred equity, bond or other debt offerings and any non-ordinary course asset sales by Emera and its subsidiaries, subject to certain prescribed exceptions and certain other prescribed

SUMMARY (CONTINUED)

TREATMENT OF EQUITY AWARDS

transactions. Net proceeds from any such offerings, including the net proceeds of the final instalment under the Offering, or from any such non-ordinary course asset sales or transactions, will be applied to permanently reduce the commitments of the lenders under the Acquisition Credit Facilities or to repay the Acquisition Credit Facilities after they are drawn.

Treatment of Equity Awards (page 61)

Pursuant to the merger agreement, at the effective time of the merger, equity awards held by TECO Energy’s current and former employees and non-employee directors will be treated as set forth below.

¡

Each outstanding option to purchase shares of our common stock, whether vested or unvested, will be cancelled and converted into the right to receive a lump-sum cash payment (paid as promptly as practicable following the effective time of the merger, less any applicable withholdings) equal to the product of the excess, if any, of (i) the per-share merger consideration over (ii) the per-share exercise price of such option, multiplied by the total number of shares of our common stock underlying such option.

¡

Each outstanding restricted share of our common stock, and each outstanding restricted stock unit with respect to a share of our common stock permitted to be granted under the terms of the merger agreement to our non-employee directors after the date of the merger agreement, will vest and will be cancelled and converted into the right to receive a lump-sum cash payment (paid as promptly as practicable following the effective time of the merger, less any applicable withholdings) equal to the per-share merger consideration (plus any accrued dividends). For purposes of determining the number of restricted shares of our common stock outstanding immediately prior to the effective time of the merger, any performance goals and bonus multipliers will be deemed achieved at the maximum level as of immediately prior to the effective time of the merger.

¡

Each outstanding restricted stock unit with respect to a share of our common stock (other than any restricted stock unit granted to our non-employee directors) permitted to be granted under the terms of the merger agreement after the date of the merger agreement will be cancelled and converted into the right to receive (i) a pro-rated lump-sum cash payment (paid as promptly as practicable following the effective time of the merger, less any applicable withholdings) and (ii) a cash service award subject to the same terms and conditions (including service-based vesting, but not performance-based vesting) applicable to the corresponding restricted stock unit immediately prior to the effective time of the merger. The pro-rated lump-sum cash payment will be equal to the product of the per-share merger consideration (plus any accrued dividends) and a fraction, the numerator of which is the number days during the period beginning on January 1 of the year in which the corresponding restricted stock unit was granted and ending on the closing date of the merger and the denominator of which is 1,096. The cash service award will be with respect to an amount equal to the product of the per-share merger consideration (plus any accrued dividends) and a fraction, the numerator of which is the number days during the period beginning on the day after the closing date of the merger and ending on the last day of the vesting period applicable to the corresponding restricted stock unit and the denominator of which is 1,096. For purposes of determining the number of restricted stock units outstanding immediately prior to the effective time of the merger, any performance goals and bonus multipliers will be deemed achieved at the maximum level as of immediately prior to the effective time of the merger.

No Solicitation of Competing Proposals (page 63)

TECO Energy has agreed that it will not, and will not authorize its affiliates or any of TECO Energy’s or its affiliates’ representatives to, directly or indirectly solicit, initiate or knowingly encourage, induce or facilitate any (or any inquiry or proposal that would reasonably be expected to lead to any) proposal or offer with respect to any competing proposal (as defined in “Proposal 1: Approval of the Merger Agreement – No Solicitation of Competing Proposals”).

Additionally, TECO Energy has agreed that it will not directly or indirectly participate in any discussions or negotiations regarding, furnish any nonpublic information to a third party regarding, or cooperate with any third party in any way with respect to, any competing proposal or any inquiry or proposal that would reasonably be expected to lead to a competing proposal.

TECO Energy and its affiliates have agreed to cease and terminate any existing discussions or negotiations with any persons conducted prior to the execution of the merger agreement regarding a competing proposal, request the prompt return or destruction of all confidential information previously furnished to any such persons or their representatives and immediately terminate all access to data previously granted to any such person or their representatives.

SUMMARY (CONTINUED)

CHANGE IN BOARD RECOMMENDATION

Nevertheless, at any time prior to obtaining the required shareholder approval, if TECO Energy receives a written competing proposal that does not result from a breach (other than an immaterial breach) of TECO Energy’s nonsolicitation obligations described above, and the Board determines in good faith that the competing proposal is, or could reasonably be expected to lead to, a superior proposal (as defined in “Proposal 1: Approval of the Merger Agreement – No Solicitation of Competing Proposals”), TECO Energy and its representatives may furnish information to the person making the competing proposal pursuant to a customary confidentiality agreement and participate in discussions regarding the terms of the competing proposal, including terms of a definitive agreement with respect to the competing proposal. In addition, TECO Energy may grant a waiver, amendment or release under any confidentiality or standstill agreement to the extent necessary to allow a third party to make a confidential competing proposal.

Change in Board Recommendation (page 64)

Subject to the following paragraph, the Board will not change its recommendation to TECO Energy’s shareholders that they vote “FOR” the approval of the merger agreement. In addition, subject to certain exceptions in the merger agreement, the Board may not, and may not publicly propose to, authorize, permit, approve or recommend, or allow TECO Energy or any of its affiliates to enter into, any contract that is or that would reasonably be expected to lead to, any competing proposal, or that requires, or would reasonably expected to cause, TECO Energy to abandon or terminate the merger agreement.

The Board may change its recommendation to TECO Energy’s shareholders that they vote “FOR” the approval of the merger agreement in response to (i) the receipt of a superior proposal or (ii) any fact, circumstance, effect, change, event or development that is unknown to or by the Board as of the date of the merger agreement (or if known, the magnitude or material consequences of which were not known or understood by the Board as of the date of the merger agreement) and that becomes known to or by the Board prior to obtaining the required shareholder approval, if the Board determines in good faith, after consultation with outside legal counsel and a financial advisor, that the failure to change its recommendation would reasonably likely be inconsistent with the Board’s fiduciary duties, subject to informing Emera of its proposed decision to change its recommendation and giving Emera three business days to respond to such decision, including by proposing changes to the merger agreement.

Conditions to the Closing of the Merger (page 62)

The following conditions must be satisfied or waived, as permitted by the merger agreement, before the parties may close the merger:

¡	the affirmative vote of the holders of a majority of the outstanding shares of our common stock in favor of the proposal to approve the merger agreement;

¡	all required regulatory approvals having been obtained and remaining in full force and effect;

¡	the absence of any preliminary, temporary or permanent law or judgment of a governmental entity that prevents, makes illegal or prohibits the closing of the merger;

¡

the accuracy of the representations and warranties of TECO Energy contained in the merger agreement (other than representations and warranties of TECO Energy relating to capital structure) shall be true and correct (without giving effect to any materiality standards provided in such representations and warranties) as of the effective time of the merger (except to the extent expressly made as of an earlier date), except where the failure of any such representation or warranty to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (as defined in “Proposal 1: Approval of the Merger Agreement – Representations and Warranties”);

¡

the accuracy of the representations and warranties of TECO Energy contained in the merger agreement relating to capital structure shall be true and correct as of the effective time of the merger (except to the extent expressly made as of an earlier date), except where the failure of any such representation or warranty to be true and correct would be de minimis;

¡	TECO Energy’s performance in all material respects of all material obligations required to be performed by TECO Energy under the merger agreement at or prior to the effective time of the merger;

SUMMARY (CONTINUED)

CONDITIONS TO THE CLOSING OF THE MERGER

¡

the absence of any fact, circumstance, effect, change, event or development since the date of the merger agreement that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect (as defined in “Proposal 1: Approval of the Merger Agreement – Representations and Warranties”);

¡	Emera shall have received a certificate signed by an executive officer of TECO Energy certifying that the conditions set forth in the four immediately preceding bullets have been satisfied;

¡

the accuracy of the representations and warranties of Emera and Merger Sub contained in the merger agreement shall be true and correct (without giving effect to any materiality standards provided in such representations and warranties) as of the effective time of the merger (except to the extent expressly made as of an earlier date), except where the failure of any such representation or warranty to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a material and adverse effect on the ability of Emera or Merger Sub to consummate, and would not reasonably be expected to prevent or materially impede, interfere with or delay Emera’s or Merger Sub’s consummation of, the merger;

¡

Emera’s and Merger Sub’s performance in all material respects of all material obligations required to be performed by them under the merger agreement at or prior to the effective time of the merger; and

¡	TECO Energy shall have received a certificate signed by an executive officer of Emera certifying that the conditions set forth in the two immediately preceding bullets have been satisfied.

Termination of the Merger Agreement (page 64)

Emera and TECO Energy may mutually agree to terminate the merger agreement before the closing of the merger, even after receipt of the required shareholder approval.

In addition, either Emera or TECO Energy may terminate the merger agreement if:

¡

the effective time of the merger has not occurred prior to 5:00 p.m. New York City time on September 30, 2016, subject to a six-month extension to March 30, 2017, if, prior to September 30, 2016, all of the closing conditions, except for either or both of the regulatory approval closing condition or the legal restraint closing condition, have been satisfied or waived, except if the failure to close the merger by such date is the result of a breach of the merger agreement by the party attempting to terminate the merger agreement;

¡

a legal restraint has become final and nonappealable, provided that the entry of such legal restraint is not the result of the failure of the terminating party to comply with its obligations regarding obtaining regulatory approvals;

¡	the required shareholder approval is not obtained at the special meeting; or

¡

there has been a breach of the merger agreement by the other party or there is an inaccuracy of any representation or warranty of the other party contained in the merger agreement, which breach or inaccuracy would cause the failure of certain closing conditions and is incapable of being cured during the time period set forth in the merger agreement or, if curable, is not cured during the applicable cure period.

Emera may also terminate the merger agreement prior to obtaining the required shareholder approval if the Board changes its recommendation to TECO Energy’s shareholders that they vote “FOR” the approval of the merger agreement. TECO Energy may also terminate the merger agreement prior to obtaining the required shareholder approval if the Board changes its recommendation to TECO Energy’s shareholders that they vote “FOR” the approval of the merger agreement, provided that TECO Energy pays to Emera the applicable termination fee required by the merger agreement.

In addition, TECO Energy may terminate the merger agreement in the event that applicable closing conditions have been satisfied or waived and Emera then fails to close the merger because Emera does not have the necessary financing to close the merger.

Termination Fees (page 65)

Under the merger agreement TECO Energy may be required to pay Emera a termination fee of $212,500,000 if the merger agreement is terminated under certain circumstances. Under the merger agreement, Emera may be required to pay TECO Energy a termination fee of $326,900,000 if the merger agreement is terminated under certain circumstances.

SUMMARY (CONTINUED)

EMPLOYEE MATTERS

Employee Matters (page 68)

From the effective time of the merger until the second anniversary of the effective time of the merger, Emera will, and will cause the surviving corporation to, provide each employee of TECO Energy and its subsidiaries who is not covered by a collective bargaining agreement and whose employment continues following the effective time of the merger with (i) a base salary or wage rate that is no less favorable than that provided to such employee immediately prior to the effective time of the merger, (ii) aggregate incentive compensation opportunities that are substantially comparable, in the aggregate, to those provided to such employee immediately prior to the effective time of the merger and (iii) employee benefits that are substantially comparable, in the aggregate, to those provided to such employee immediately prior to the effective time of the merger. In addition, during that two-year period, Emera will, and will cause the surviving corporation to, provide each such continuing employee with severance benefits that are no less favorable than those set forth in the confidential disclosure schedules to the merger agreement (which are generally consistent with the severance benefits that such employee would have been eligible to receive on an involuntary termination of employment as of the date of the merger agreement). For a period of three years after the expiration of that two-year period, Emera will, and will cause the surviving corporation to, treat such continuing employees with respect to the payment of base salary or wage rate, incentive compensation opportunities, employee benefits and severance benefits no less favorably in the aggregate than similarly situated employees of the Emera and its subsidiaries.

From the effective time of the merger until the third anniversary of the effective time of the merger, Emera will not, and will cause the surviving corporation to not, terminate or amend in any manner that is materially adverse to the participants therein the retiree medical benefit plans maintained by TECO Energy and NMGC and set forth in the confidential disclosure schedules to the merger agreement. For a period of three years after the third anniversary of the effective time of the merger, Emera will, or will cause the surviving corporation to, treat retirees of TECO Energy and its subsidiaries with respect to the provision of post-retirement welfare benefits no less favorably than similarly situated retirees of Emera and its subsidiaries.

In addition, Emera will, and will cause the surviving company to, honor all collective bargaining agreements in accordance with their terms, provided that this commitment will not be construed to limit the ability of Emera or TECO Energy to amend or terminate any such collective bargaining agreement to the extent permitted by its terms and applicable law.

Market Prices and Dividend Data (page 74)

The closing price of our common stock on the NYSE on July 15, 2015, which was the last trading day prior to the date on which we publicly disclosed that we were exploring strategic alternatives, was $18.58 per share. The closing price of our common stock on the NYSE on September 3, 2015, which was the last trading day prior to the execution of the merger agreement, was $21.06 per share. On October 21, 2015, the latest practicable trading day before the printing of this proxy statement, the closing price of our common stock on the NYSE was $27.01 per share.

Under the terms of the merger agreement, TECO Energy may continue to declare and pay, but is not required to declare and pay, quarterly cash dividends on a schedule consistent with our past practice and in amounts not to exceed (i) $0.225 for quarterly dividends payable on or before December 31, 2015, (ii) $0.230 for quarterly dividends payable after December 31, 2015 and on or before December 31, 2016 and (iii) $0.235 for quarterly dividends payable after December 31, 2016. In addition, under the terms of the merger agreement, TECO Energy may declare and pay, but is not required to declare and pay, a “stub period” dividend immediately prior to the effective time of the merger in an amount equal to the last quarterly dividend declared and paid by TECO Energy prior to the effective time of the merger, prorated for the period of time between the record date for such dividend and the effective time of the merger.

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

Questions and Answers

The following questions and answers are intended to address some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a TECO Energy shareholder. We encourage you to read carefully the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement, including our definitive Proxy Statement, dated March 11, 2015, in connection with our 2015 annual meeting of shareholders, our Annual Report on Form 10-K for the year ended December 31, 2014, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015.

Q:	Why am I receiving these materials?

A:

The Board is furnishing this proxy statement and form of proxy card to the holders of our common stock in connection with the solicitation of proxies to be voted at a special meeting or at any adjournments or postponements of the special meeting.

Q:	When and where is the special meeting?

A:	The special meeting will take place on December 3, 2015 at TECO Energy’s offices at TECO Plaza, 702 North Franklin Street, Tampa, Florida 33602, at 2:00 p.m., local time.

Q:	Who is entitled to vote at the special meeting?

A:

Only TECO Energy shareholders of record as of the close of business on the record date – October 21, 2015 – are entitled to notice of, and to vote at, the special meeting or at any adjournment or postponement thereof. Each holder of our common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of our common stock that such holder owned as of the record date.

Q:	May I attend the special meeting and vote in person?

A:

Yes. All shareholders as of the record date may attend the special meeting and vote in person. Seating will be limited. Shareholders of record will need to present a form of personal identification to be admitted to the special meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to present proof of ownership of our common stock, such as a recent bank or brokerage account statement, and a form of personal identification to be admitted to the special meeting. If proof of ownership is not presented, you will be required to sign an affidavit attesting to ownership of TECO Energy shares in “street name” through a bank, broker or other nominee. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the special meeting.

Even if you plan to attend the special meeting in person, we encourage you to complete, sign, date and return the accompanying proxy card or vote electronically over the internet or via telephone to ensure that your shares will be represented at the special meeting. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you hold your shares of our common stock in “street name” because you are not the shareholder of record, you may not vote your shares in person at the special meeting unless you request and obtain a valid “legal” proxy from your bank, broker or other nominee.

Q:	What am I being asked to vote on at the special meeting?

A:	You are being asked to vote on the following proposals:

¡	To approve the merger agreement;

¡

To approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting; and

¡	To approve, by nonbinding, advisory vote, compensation that will or may become payable by TECO Energy to its named executive officers in connection with the merger.

Q:	What is the merger and what effects will it have on TECO Energy?

A:

The merger is the acquisition of TECO Energy by Emera pursuant to the merger agreement. If the merger agreement is approved by the requisite number of holders of our common stock and the other closing conditions under the

QUESTIONS AND ANSWERS (CONTINUED)

merger agreement are satisfied or waived, Merger Sub will merge with and into TECO Energy, with TECO Energy continuing as the surviving corporation. As a result of the merger, TECO Energy will become an indirect, wholly owned subsidiary of Emera, and our common stock will no longer be publicly traded. In addition, our common stock will be delisted from the NYSE and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of our common stock.

Q:	What will I receive if the merger is completed?

A:

Upon completion of the merger, you will be entitled to receive the per-share merger consideration, which is $27.55 in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own.

Following the merger, your shares of our common stock will be canceled, and you will not own shares in the surviving corporation.

Q:	How does the per-share merger consideration compare to the market price of TECO Energy common stock prior to the public announcement of the merger agreement?

A:

The per-share merger consideration represents a premium of (i) approximately 48% to the closing price of our common stock on the NYSE on July 15, 2015, which was the last trading day prior to the date that TECO Energy publicly disclosed that it was exploring strategic alternatives, (ii) approximately 31% to the closing price of our common stock on the NYSE on September 3, 2015, which was the last trading day prior to the execution of the merger agreement and (iii) approximately 25% to the highest trading price of our common stock for the fifty-two-week period ended on July 15, 2015.

Q:	What do I need to do now?

A:

We encourage you to read this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement carefully and consider how the merger affects you. Then complete, sign, date and return, as promptly as possible, the accompanying proxy card in the accompanying reply envelope or grant your proxy electronically through the internet or by telephone, so that your shares of our common stock can be voted at the special meeting. If you hold your shares in “street name,” please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your shares. Please do not send your stock certificates with your proxy card.

Q:	Should I send in my stock certificates now?

A:

No. After the merger is completed, under the terms of the merger agreement, you will receive shortly thereafter a letter of transmittal instructing you to send your stock certificates to the paying agent in order to receive the cash payment of the per-share merger consideration for each share of our common stock represented by your stock certificates. You should use the letter of transmittal to exchange your stock certificates for the cash payment to which you are entitled upon completion of the merger. Please do not send in your stock certificates now.

Q:	What happens if I sell or otherwise transfer my shares of TECO Energy common stock after the record date but before the special meeting?

A:

The record date is earlier than the date of the special meeting and the date the merger is expected to be completed. If you sell or transfer your shares of our common stock after the record date but before the special meeting, unless special arrangements (such as the provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares of our common stock and each of you notifies TECO Energy in writing of such special arrangements, you will transfer the right to receive the per-share merger consideration to such person if the merger is completed, but you will retain the right to vote those shares at the special meeting. Even if you sell or otherwise transfer your shares of our common stock after the record date, we encourage you to complete, date, sign and return the accompanying proxy card or vote via the internet or telephone.

Q:	How does TECO Energy’s Board of Directors recommend that I vote?

A:

The Board, after considering the factors described under “The Merger – Recommendation of the Board and Reasons for the Merger,” unanimously determined that the terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of TECO Energy and its shareholders, has declared advisable the merger agreement and has adopted and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger.

QUESTIONS AND ANSWERS (CONTINUED)

The Board recommends that you vote “FOR” the approval of the merger agreement, “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting and “FOR” the proposal to approve, by nonbinding, advisory vote, compensation that will or may become payable by TECO Energy to its named executive officers in connection with the merger.

Q:	What happens if the merger is not completed?

A:

If the merger agreement is not approved by TECO Energy’s shareholders or if the merger is not completed for any other reason, TECO Energy’s shareholders would not receive any payment for their shares of common stock. Instead, TECO Energy would remain an independent public company, and our common stock would continue to be listed and traded on the NYSE and registered under the Exchange Act. Accordingly, we would continue to file periodic reports with the SEC on account of our common stock.

If the merger agreement is terminated under specified circumstances, TECO Energy may be required to pay Emera a termination fee or may be entitled to receive a termination fee from Emera. See “Proposal 1: Approval of the Merger Agreement – Effect of Termination and Termination Fees – Termination Fees.”

Q:	Do any of TECO Energy’s directors or officers have interests in the merger that may differ from those of TECO Energy shareholders generally?

A:

Yes. In considering the recommendation of the Board with respect to the proposal to approve the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that may be deemed to be in addition to or different from the interests of our shareholders generally. The Board was aware of and considered these interests to the extent such interests existed at that time, among other matters, in evaluating and negotiating the merger agreement and the merger, in approving the merger agreement and the merger, and in recommending that the merger agreement be approved by the shareholders of TECO Energy. For a description of the interests of our directors and executive officers in the merger, see “The Merger – Interests of the Directors and Executive Officers of TECO Energy in the Merger.”

Q:	What vote is required to approve the merger agreement?

A:	The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to approve the merger agreement.

The failure of any shareholder of record to submit a signed proxy card, grant a proxy electronically through the internet or by telephone or to vote in person by ballot at the special meeting will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement. Abstentions will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement

As of the record date, there were 235,229,010 shares of our common stock outstanding and entitled to be vote at the special meeting. Each holder of our common stock is entitled to one vote per share of our common stock owned by such holder as of the record date.

Q:

What vote is required to approve the adjournment proposal and to approve, by nonbinding, advisory vote, compensation that will or may become payable by TECO Energy to its named executive officers in connection with the merger?

A:

Approval of the adjournment proposal, whether or not a quorum is present, requires the affirmative vote of a majority of the votes cast by the holders of outstanding shares of our common stock. Approval, by nonbinding, advisory vote, of compensation that will or may become payable by TECO Energy to its named executive officers in connection with the merger requires the affirmative vote of a majority of the votes cast by the holders of outstanding shares of our common stock.

The failure of any shareholder of record to submit a signed proxy card, grant a proxy electronically through the internet or by telephone or to vote in person by ballot at the special meeting will not have any effect on the

QUESTIONS AND ANSWERS (CONTINUED)

adjournment proposal or the proposal to approve, by nonbinding, advisory vote, compensation that will or may become payable by TECO Energy to its named executive officers in connection with the merger. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares will not have any effect on the adjournment proposal or the proposal to approve, by nonbinding, advisory vote, compensation that will or may become payable by TECO Energy to its named executive officers in connection with the merger. Abstentions are not considered votes cast and will not have any effect on the adjournment proposal or the proposal to approve, by nonbinding, advisory vote, compensation that will or may become payable by TECO Energy to its named executive officers in connection with the merger.

Q:	What is a quorum?

A:

As of the record date, there were 235,229,010 shares of our common stock outstanding and entitled to be vote at the special meeting. The presence, either in person or represented by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting will constitute a quorum at the special meeting. As a result, in order to have a quorum at the special meeting, 117,614,506 shares of our common stock must be represented by shareholders present in person or by proxy at the special meeting.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:

If your shares of our common stock are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered, with respect to those shares, to be the “shareholder of record.” In that case, TECO Energy has sent this proxy statement and your proxy card have been sent to you.

If you hold your shares of our common stock through a bank, broker or other nominee, you are considered the “beneficial owner” of such shares held in “street name.” In that case, your bank, broker or other nominee, who is considered, with respect to those shares, to be the shareholder of record, has forwarded this proxy statement to you. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by completing the voting instruction form provided by your bank, broker or other nominee. You are also invited to attend the special meeting. However, because you are not the shareholder of record, you may not vote your shares in person at the special meeting unless you request and obtain a valid “legal” proxy from your bank, broker or other nominee.

Q:	How can I vote?

A:	If you are a shareholder of record (that is, if your shares of our common stock are registered in your name with our transfer agent, Wells Fargo Shareowner Services), there are four ways to vote:

¡	By attending the special meeting and voting in person by ballot;

¡	By visiting the internet at the address on your proxy card;

¡	By calling toll-free (within the U.S. or Canada) at the phone number on your proxy card; or

¡	By completing, dating, signing and returning the accompanying proxy card in the accompanying prepaid reply envelope.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of common stock, and to confirm that your voting instructions have been properly recorded when voting electronically through the internet or by telephone. Please be aware that, although there is no charge for voting your shares, if you vote electronically through the internet or by telephone, you may incur costs such as telephone and internet access charges for which you will be responsible.

Even if you plan to attend the special meeting in person, you are strongly encouraged to vote your shares of common stock by proxy. If you are a shareholder of record or if you obtain a valid “legal” proxy to vote shares which you beneficially own, you may still vote your shares of our common stock in person at the special meeting even if you have previously voted by proxy. If you are present at the special meeting and vote in person, your previous vote by proxy will not be counted.

If you hold your shares of our common stock in “street name” through a broker, bank or other nominee, you may vote through your broker, bank or other nominee by completing and returning the voting instruction form provided by your broker, bank or other nominee, or electronically through the internet or by telephone through your broker, bank or

QUESTIONS AND ANSWERS (CONTINUED)

other nominee. To vote via the internet or via telephone through your broker, bank or other nominee, you should follow the instructions on the voting instruction form provided by your broker, bank or nominee. In addition, if you hold your shares of our common stock in “street name” through a broker, bank or other nominee, you may not vote your shares in person at the special meeting unless you request and obtain a valid “legal” proxy from your bank, broker or other nominee.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:

No. Your bank, broker or other nominee will only be permitted to vote your shares on any proposal if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee regarding the voting of your shares of our common stock. Without instructions, your shares of our common stock will not be voted, which will have the same effect as if you voted “AGAINST” the approval of the merger agreement but will have no effect on the adjournment proposal or the proposal to approve, by nonbinding, advisory vote, compensation that will or may become payable by TECO Energy to its named executive officers in connection with the merger.

Q:	What is a broker non-vote?

A:

A broker non-vote occurs when shares of our common stock held by a broker, bank or other nominee are present in person or by proxy at a shareholders meeting but such broker, bank or other nominee has not been instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not have discretionary voting power on such proposal. Because, brokers, banks and other nominees do not have discretionary voting power with respect to any of the three proposals to be voted on at the special meeting, if a beneficial owner of shares of our common stock held in “street name” does not give voting instructions to the broker, bank or other nominee, those shares will not be counted as present in person or by proxy at the special meeting. As a result, it is expected that there will not be any broker non-votes in connection the special meeting.

The failure to issue voting instructions to your broker, bank or other nominee will have no effect on the outcome of the adjournment proposal or the proposal to approve, by nonbinding, advisory vote, compensation that will or may become payable by TECO Energy to its named executive officers in connection with the merger. However, if you fail to issue voting instructions to your broker, bank or other nominee with respect to the proposal to approve the merger agreement, it will have the same effect as a vote “AGAINST” such proposal.

Q:	If I am a current or former employee with shares of TECO Energy’s common stock held in the TECO Energy Retirement Savings Plan, how can I vote those shares?

A:

Current or former employees with shares of our common stock held under the TECO Energy Retirement Savings Plan will receive a set of voting materials from the plan trustee, including this proxy statement and accompanying proxy card and a deadline by which their voting instructions must be submitted to the plan trustee. The plan trustee will vote the shares that you have the right to vote in accordance with your voting instructions, provided that your voting instructions are received by 11:59 p.m. eastern time on November 30, 2015. If your voting instructions are not received by the deadline, or if you do not submit voting instructions, the shares that you have the right to vote will be voted by the plan trustee in the same proportion that the plan trustee votes the shares for which voting instructions were received prior to the deadline, except for shares allocated to TRASOP accounts, which will not be voted if your voting instructions are not received by the deadline or if you do not submit voting instructions.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. If you are a shareholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by:

¡	Submitting a new proxy electronically through the internet or by telephone after the date of the earlier submitted proxy;

¡	Signing another proxy card with a later date and returning it to us prior to the special meeting; or

¡	Attending the special meeting and voting in person.

If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the special meeting if you obtain a valid “legal” proxy from your bank, broker or other nominee.

QUESTIONS AND ANSWERS (CONTINUED)

Q:	What is a proxy?

A:

A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of our common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of our common stock is called a “proxy card.” The Board has designated Sherrill W. Hudson (the Chairman of the Board of TECO Energy) and John B. Ramil (the President and Chief Executive Officer of TECO Energy), and each of them individually, with full power of substitution, as proxies for the special meeting.

Q:	If a shareholder gives a proxy, how are the shares voted?

A:

Regardless of the method you choose to vote, the individuals named on the accompanying proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the internet or telephone process or the proxy card, you may specify whether your shares should be voted “FOR” or “AGAINST” or to abstain from voting on each of the specific items of business to come before the special meeting.

If you properly sign and return your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the approval of the merger agreement, “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting and “FOR” the proposal to approve, by nonbinding, advisory vote, compensation that will or may become payable by TECO Energy to its named executive officers in connection with the merger.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction form. For example, if you hold your shares of our common stock in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold your shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, date, sign and return (or vote via the internet or telephone with respect to) each proxy card and voting instruction form that you receive.

Q:	Who will count the votes?

A:	The votes will be counted by the independent inspector of election appointed for the special meeting.

Q:	Where can I find the voting results of special meeting?

A:

We intend to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports that TECO Energy files with the SEC are publicly available when filed. See “Where You Can Find More Information.”

Q:	What are the United States federal income tax consequences of the exchange of TECO Energy common stock for cash pursuant to the merger?

A:

The exchange of shares of our common stock for cash pursuant to the merger will be a taxable transaction to U.S. holders (as defined in “The Merger – United States Federal Income Tax Consequences of the Merger”) for United States federal income tax purposes. In general, a U.S. holder will recognize taxable gain or loss, measured by the difference, if any, between the amount of cash received by the holder in the merger, and the adjusted tax basis of our common stock surrendered in exchange therefor. A non-U.S. holder (as defined in “The Merger – United States Federal Income Tax Consequences of the Merger”) generally will not be subject to United States federal income tax on the exchange of shares of our common stock for cash pursuant to the merger but may be subject to United States backup withholding unless the non-U.S. holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding. Shareholders should read “The Merger – United States Federal Income Tax Consequences of the Merger” below. Shareholders should also consult their tax advisors to determine the particular tax consequences to them (including the application and effect of any United States federal non-income, state, local and non-United States tax laws) of the merger.

QUESTIONS AND ANSWERS (CONTINUED)

Q:	What will the holders of TECO Energy stock options, restricted stock or restricted stock units receive in the merger?

A:

As described in more detail under “Proposal 1: Approval of the Merger Agreement – Treatment of Equity Awards,” at the effective time of the merger, each outstanding option to purchase shares of our common stock under TECO Energy’s stock plans, whether vested or unvested, will be cancelled and converted into the right to receive a lump-sum cash payment equal to the product of the excess, if any, of (i) the per-share merger consideration over (ii) the per-share exercise price of such option, multiplied by the total number of shares of our common stock underlying such option. In addition, as described in more detail under “Proposal 1: Approval of the Merger Agreement – Treatment of Equity Awards,” at the effective time of the merger, each outstanding restricted share of, or restricted share unit with respect to, our common stock will vest (with any performance goals and bonus multipliers deemed achieved at the maximum level) and will be cancelled and converted automatically into the right to receive a lump-sum cash payment equal to the per-share merger consideration, payable as provided in the merger agreement.

Q:	When do you expect the merger to be completed?

A:

We currently expect to complete the merger in the middle of 2016. However, the exact timing of completion of the merger cannot be predicted because the merger is subject to specified conditions, including approval of the merger agreement by our shareholders and the receipt of regulatory approvals.

Q:	Am I entitled to appraisal rights under the FBCA?

A:	Under the FBCA and TECO Energy’s governing documents, TECO Energy’s shareholders are not entitled to appraisal rights or dissenters’ rights in connection with the merger.

Q:	What is householding and how does it affect me?

A:

The SEC permits companies to send a single set of proxy materials to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if the applicable company provides advance notice and follows certain procedures. Unless we have received contrary instructions, we may send a single copy of this proxy statement and notice to any household at which two or more shareholders reside if we believe the shareholders are members of the same family. Each shareholder in the household would continue to receive a separate proxy card. This process reduces the volume of duplicate information received at your household and helps to reduce our expenses.

If you would like to receive your own set of our disclosure documents, follow the instructions described below. Similarly, if you share an address with another shareholder, and together both of you would like to receive only a single set of our disclosure documents, follow these instructions.

If your shares are registered in your own name, please contact us at our executive offices at TECO Plaza, 702 North Franklin Street, Tampa, Florida 33602, Attn: Investor Relations, or by calling us at (813) 228-1111 to inform us of your request. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

Q:	Who can help answer my questions?

A:

If you have any questions concerning the merger, the special meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

Shareholders call toll-free: (800) 662-5200

Banks and brokers call collect: (203) 658-9400

Forward-Looking Statements

This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about beliefs, expectations, estimates, projections, goals, forecasts, assumptions, risks and uncertainties, are forward-looking statements. Forward-looking statements are often characterized by the use of words such as “believes,” “estimates,” “expects,” “projects,” “may,” “intends,” “plans,” “anticipates,” “pro forma,” “predicts,” “seeks,” “could,” “would,” “will,” “can,” “continue” or “potential” and the negative of these terms or other comparable or similar terminology or expressions. In addition, forward-looking statements include references to TECO Energy’s anticipated capital expenditures, liquidity and financing requirements, projected operating results, future environmental matters and regulatory and other plans.

TECO Energy cautions readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in any forward-looking statement. Such forward-looking statements include, but are not limited to, statements about the anticipated benefits of the merger involving TECO Energy and Emera, including future financial or operating results of TECO Energy, TECO Energy’s or Emera’s plans, objectives, expectations or intentions, the expected timing of completion of the merger and other statements that are not historical facts. Important factors that could cause actual results to differ materially from those indicated by any such forward-looking statements include risks and uncertainties relating to the following:

¡

the risk that TECO Energy may be unable to obtain shareholder approval for the merger or that Emera or TECO Energy may be unable to obtain governmental or regulatory approvals required for the merger, or required governmental or regulatory approvals may delay the merger;

¡	the risk that a condition to the closing of the merger may not be satisfied;

¡	the timing to consummate the merger;

¡	disruption from the merger making it more difficult to maintain relationships with customers, employees, regulators or suppliers;

¡	the diversion of management time and attention on the merger;

¡	general worldwide economic conditions and related uncertainties;

¡	the effect and timing of changes in laws or in governmental regulations (including environmental laws and regulations);

¡	the timing and extent of changes in interest rates, commodity prices and demand and market prices for electricity; and

¡	other factors discussed or referred to in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2014.

No assurance can be given that these are all of the factors that could cause actual results to vary materially from those described in the forward-looking statements. There can be no assurance that the merger will be completed, or if it is completed, that it will close within the anticipated time period or that the expected benefits of the merger will be realized. Each forward-looking statement speaks only as of the date of the particular statement.

Consequently, all of the forward-looking statements we make in this proxy statement are qualified by the information contained herein, including, but not limited to, (i) the information contained under this heading and (ii) the information contained under the headings “Risk Factors” and information in our consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2015, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015.

Except as required by applicable law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. TECO Energy shareholders are advised, however, to consult any future disclosures we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

The Special Meeting

The accompanying proxy is solicited on behalf of the Board for use at the special meeting or at any adjournment or postponement thereof.

Date, Time and Place

We will hold the special meeting on December 3, 2015 at TECO Energy’s offices at TECO Plaza, 702 North Franklin Street, Tampa, Florida 33602 at 2:00 p.m., local time.

Purpose of the Special Meeting

At the special meeting, we will ask our shareholders to vote on proposals (i) to approve the merger agreement, (ii) to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting and (iii) to approve, by nonbinding, advisory vote, compensation that will or may become payable by TECO Energy to its named executive officers in connection with the merger.

Record Date; Shares Entitled to Vote; Quorum

Only TECO Energy shareholders of record as of the close of business on the record date (October 21, 2015) are entitled to notice of, and to vote at, the special meeting or at any adjournment or postponement thereof.

As of the record date, there were 235,229,010 shares of our common stock outstanding and entitled to be vote at the special meeting. Each holder of our common stock is entitled to one vote per share of our common stock owned by such holder as of the record date.

The presence, either in person or represented by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting will constitute a quorum at the special meeting. As a result, in order to have a quorum at the special meeting, 117,614,506 shares of our common stock must be represented by shareholders present in person or by proxy at the special meeting. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned to solicit additional proxies.

Vote Required; Abstentions and Broker Non-Votes

The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to approve the merger agreement.

Approval of the adjournment proposal, whether or not a quorum is present, requires the affirmative vote of a majority of the votes cast by the holders of outstanding shares of our common stock at the special meeting. Approval, by nonbinding, advisory vote, of compensation that will or may become payable by TECO Energy to its named executive officers in connection with the merger requires the affirmative vote of a majority of the votes cast by the holders of outstanding shares of our common stock at the special meeting.

If a TECO Energy shareholder abstains from voting, the abstention will have the same effect as if the shareholder voted “AGAINST” the proposal to approve the merger agreement but will not have any effect on the adjournment proposal or the proposal to approve, by nonbinding, advisory vote, compensation that will or may become payable by TECO Energy to its named executive officers in connection with the merger. We expect that there will not be any broker non-votes in connection with the special meeting.

Shares Held by TECO Energy’s Directors and Executive Officers

As of September 28, 2015, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 2,861,275 shares of our common stock (including 848,090 shares of restricted common stock), representing approximately 1.2% of the outstanding shares of our common stock. All of our directors and executive officers have informed us that they intend to vote their shares of our common stock, if any, “FOR” the approval of the merger agreement.

THE SPECIAL MEETING (CONTINUED)

VOTING OF PROXIES

Voting of Proxies

If your shares of our common stock are registered in your name with our transfer agent, Wells Fargo Shareowner Services, you may cause your shares to be voted by returning a signed proxy card, or you may vote in person at the special meeting. Additionally, you may submit electronically through the internet or by phone a proxy authorizing the voting of your shares by following the instructions on your proxy card. You must have the accompanying proxy card available, and follow the instructions on the proxy card, in order to submit a proxy electronically through the internet or by telephone. Based on your proxy cards or internet and telephone proxies, the proxy holders will vote your shares according to your directions.

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the special meeting in person. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

Voting instructions are included on your proxy card. All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in accordance with the instructions of the shareholder. Properly executed proxies that do not contain voting instructions will be voted “FOR” approval of the merger agreement, “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting and “FOR” the proposal to approve, by nonbinding, advisory vote, compensation that will or may become payable by TECO Energy to its named executive officers in connection with the merger.

If you hold your shares of our common stock in “street name” through a broker, bank or other nominee, you may vote through your broker, bank or other nominee by completing and returning the voting instruction form provided by your broker, bank or other nominee, or by the internet or telephone through your broker, bank or other nominee. To vote via the internet or telephone through your broker, bank or other nominee, you should follow the instructions on the voting instruction form provided by your broker, bank or other nominee. If you do not return your bank’s, broker’s or other nominee’s voting instruction form, do not vote via the internet or telephone through your broker, bank or other nominee, if possible, or do not attend the special meeting and vote in person with a proxy from your broker, bank or other nominee, it will have the same effect as if you voted “AGAINST” the proposal to approve the merger agreement but will not have any effect on the adjournment proposal or the proposal to approve, by nonbinding, advisory vote, compensation that will or may become payable by TECO Energy to its named executive officers in connection with the merger.

Revocability of Proxies

If you are a shareholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by:

¡	submitting a new proxy electronically through the internet or by telephone after the date of the earlier submitted proxy;

¡	signing another proxy card with a later date and returning it to us prior to the special meeting; or

¡	attending the special meeting and voting in person.

Please note that to be effective, your new proxy card, internet or telephonic voting instructions or written notice of revocation must be received prior to the special meeting and, in the case of internet or telephonic voting instructions, must be received before 11:59 p.m. eastern time on December 2, 2015. If you have submitted a proxy, your appearance at the special meeting, in the absence of voting in person or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.

If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the special meeting if you obtain a valid “legal” proxy from your bank, broker or other nominee. Any adjournment, recess or postponement of the special meeting for the purpose of soliciting additional proxies will allow TECO Energy shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting, as adjourned, recessed or postponed.

THE SPECIAL MEETING (CONTINUED)

BOARD RECOMMENDATION

Board Recommendation

The Board, after considering the factors described in the section entitled “The Merger – Recommendation of the Board and Reasons for the Merger,” has unanimously determined that the terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of TECO Energy and its shareholders, has declared advisable the merger agreement and has adopted and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. The Board recommends that you vote “FOR” the approval of the merger agreement, “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting and “FOR” the proposal to approve, by nonbinding, advisory vote, compensation that will or may become payable by TECO Energy to its named executive officers in connection with the merger.

Solicitation of Proxies

The expense of soliciting proxies in the enclosed form will be borne by TECO Energy. We have retained Morrow & Co., LLC, a proxy solicitation firm, to solicit proxies in connection with the special meeting at a cost of $11,500 plus expenses. In addition, we may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by some of our directors, officers and employees, personally or by telephone, facsimile, e-mail or other means of communication. No additional compensation will be paid for such services.

Anticipated Date of Completion of the Merger

Assuming timely satisfaction of the necessary closing conditions, including the approval by our shareholders of the proposal to approve the merger agreement, we anticipate that the merger will close in the middle of 2016.

Other Matters

At this time, we know of no other matters to be submitted at the special meeting.

Householding of Special Meeting Materials

Unless we have received contrary instructions, we may send a single copy of this proxy statement and notice to any household at which two or more shareholders reside if we believe the shareholders are members of the same family. Each shareholder in the household would continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.

If you would like to receive your own set of our disclosure documents, follow the instructions described below. Similarly, if you share an address with another shareholder, and together both of you would like to receive only a single set of our disclosure documents, follow these instructions.

If your shares are registered in your own name, please contact us at our executive offices at TECO Plaza, 702 North Franklin Street, Tampa, Florida 33602, Attn: Investor Relations, or by calling us at (813) 228-1111 to inform us of your request. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

The Merger

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A, and which constitutes part of this proxy statement. You should read the entire merger agreement carefully because it is the legal document that governs the merger.

Parties Involved in the Merger

TECO Energy, Inc.

TECO Plaza

702 North Franklin Street

Tampa, Florida 33602

TECO Energy is a holding company for regulated utilities and other businesses. TECO Energy was incorporated in Florida in 1981 as part of a restructuring in which we became the parent of Tampa Electric Company. Tampa Electric Company, our largest subsidiary, has regulated electric and gas utility operations in separate divisions – Tampa Electric and Peoples Gas System. In September 2014, we acquired all of the outstanding capital stock of NMGI. NMGI is the parent company of NMGC, a regulated gas utility operating in the State of New Mexico.

The shares of our common stock are currently listed on the NYSE under the symbol “TE.”

Emera Inc.

5151 Terminal Road

Halifax, Nova Scotia

B3J 1A1

Emera is a geographically diverse energy and services company headquartered in Halifax, Nova Scotia. Emera invests in electricity generation, transmission and distribution, as well as gas transmission and utility energy services. Emera has investments throughout northeastern North America and in four Caribbean countries. Emera’s common and preferred shares are listed on the Toronto Stock Exchange and trade respectively under the symbol “EMA,” “EMA.PR.A,” “EMA.PR.B,” “EMA.PR.C,” “EMA.PR.E” and “EMA.PR.F,” and Emera’s installment receipts are listed and traded under the symbol “EMA.IR.”

Emera US Inc.

Suite 1101, 101 Federal Street

Boston, Massachusetts 02110

Merger Sub is a Florida corporation and an indirect wholly owned subsidiary of Emera. Emera formed Merger Sub solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement, including the merger. Merger Sub has not conducted any business operations except in furtherance of this purpose and activities incident to its formation. Upon completion of the merger, Merger Sub will cease to exist.

Effect of the Merger

Upon the terms and subject to the conditions of the merger agreement, at the effective time of the merger, Merger Sub will merge with and into TECO Energy, with TECO Energy continuing as the surviving corporation. As a result of the merger, TECO Energy will become an indirect, wholly owned subsidiary of Emera, and our common stock will no longer be publicly traded. In addition, our common stock will be delisted from the NYSE and deregistered under the Exchange Act. Therefore, after the merger, we will no longer file periodic reports with the SEC on account of our common stock. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation.

The effective time of the merger will occur upon the filing of the articles of merger with the Department of State of the State of Florida in accordance with the Florida Business Corporation Act (or at such later time as we, Emera and Merger Sub may agree and specify in the articles of merger).

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EFFECT ON TECO ENERGY IF THE MERGER IS NOT COMPLETED

Effect on TECO Energy if the Merger is Not Completed

If the merger agreement is not approved by TECO Energy’s shareholders or if the merger is not completed for any other reason, TECO Energy’s shareholders would not receive any payment for their shares of common stock. Instead, TECO Energy would remain an independent public company and our common stock would continue to be listed and traded on the NYSE and registered under the Exchange Act. Accordingly, we would continue to file periodic reports with the SEC on account of our common stock.

In addition, if the merger is not completed, TECO Energy expects that its management will operate its businesses in a manner similar to that in which it is being operated today and that TECO Energy’s shareholders would continue to be subject to the same risks and opportunities to which they are currently subject, including, without limitation, risks related to the highly regulated industry in which TECO Energy operates and adverse economic conditions.

Furthermore, if the merger is not completed, and depending on the circumstances that would have caused the merger not to be completed, the price of our common stock may decline significantly. If that were to occur, it is uncertain when, if ever, the price of our common stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of our common stock. If the merger is not completed, the Board would continue to evaluate and review TECO Energy’s business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the merger agreement is not approved by TECO Energy’s shareholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to TECO Energy will be offered or that TECO Energy’s business, prospects or results of operation will not be adversely impacted.

In addition, if the merger agreement is terminated under specified circumstances, TECO Energy may be required to pay Emera a termination fee or may be entitled to receive a termination fee from Emera. See “Proposal 1: Approval of the Merger Agreement – Effect of Termination – Termination Fees.”

Merger Consideration

In the merger, each share of our common stock that is issued and outstanding immediately prior to the effective time of the merger (other than shares of common stock owned by us as treasury stock, if any, shares of common stock owned by our wholly owned subsidiaries, if any, and shares of common stock owned directly or indirectly by Emera or Merger Sub, if any) will be canceled and retired and converted automatically into the right to receive the per-share merger consideration of $27.55 in cash, without interest and less any applicable withholding taxes.

After the merger is completed, under the terms of the merger agreement, you will have the right to receive the per-share merger consideration, but you will no longer have any rights as a TECO Energy shareholder.

Background of the Merger

The Board and senior management of TECO Energy regularly review and assess TECO Energy’s long-term business plan and strategic alternatives available to enhance shareholder value, including potential business combination transactions. Morgan Stanley has participated and provided advice to the Board in connection with certain of these planning and review processes.

On April 28, 2015, the Board held a meeting that was also attended by certain members of senior management and representatives of Morgan Stanley. At that meeting, the Board, members of senior management and representatives of Morgan Stanley discussed TECO Energy’s businesses and operations, competitive position, strategic goals and available strategic alternatives, including a potential sale of TECO Energy to a third party. At the request of the Board, a representative of Morgan Stanley provided a utility sector update addressing utility sector trends, including the growing importance of scale within the industry, and the strategic landscape for TECO Energy. Morgan Stanley highlighted for the Board certain challenges facing the utility industry, including a rising interest-rate environment, lower per-customer usage patterns and pressure on allowed return on equity. The Board discussed with Morgan Stanley and senior management

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certain strategic alternatives available to TECO Energy (and the benefits and risks of each such alternative), including remaining as a standalone public company, growth through acquisitions and a sale to a third party. Morgan Stanley also provided a preliminary valuation analysis of TECO Energy in connection with a potential sale to a third party. The Board was also advised during the meeting by Charles A. Attal, III, Senior Vice President, General Counsel, Chief Legal Officer and Chief Ethics and Compliance Officer of TECO Energy, on aspects of director fiduciary duties.

After discussion and consideration of the information received during the meeting, including with respect to TECO Energy’s strategic alternatives, the Board determined that it needed additional details regarding a potential process for a sale of TECO Energy to a third party and directed senior management, working with TECO Energy’s outside advisors, to develop a plan for a potential competitive process involving a sale of TECO Energy to a third party, which we refer to as the sale process.

Later on April 28, 2015, representatives of Morgan Stanley met informally with the members of the Board and senior management to discuss further a potential sale process.

On May 7, 2015, certain members of senior management held a meeting with representatives of Morgan Stanley to discuss a potential sale process. The representatives of Morgan Stanley also identified certain companies that potentially could be interested in acquiring TECO Energy pursuant to a sale process.

On May 28, 2015, the Board held a meeting that was also attended by certain members of senior management and representatives of Morgan Stanley and Skadden, Arps, Slate, Meagher & Flom LLP, which we refer to as Skadden, Arps, TECO Energy’s outside legal counsel in connection with the merger. At that meeting, members of senior management and representatives of Morgan Stanley described to the Board a potential plan for a sale process in the event the Board were to decide to explore a sale to a third party. Representatives of Morgan Stanley identified for the Board a list of six potential strategic counterparties that Morgan Stanley and senior management believed had the greatest likelihood to maximize shareholder value to TECO Energy’s shareholders, including such counterparties’ market capitalization and financial wherewithal, the potential synergies arising from an acquisition of TECO Energy and the minimization of closing risk, which factors we refer to as the process criteria. In addition, representatives of Morgan Stanley discussed that such list of potential counterparties did not include any financial buyers due to concerns regarding their ability to offer shareholder value (including holding company leverage constraints on their financial resources) and their ability to close. The Board determined, based on the view of Morgan Stanley and senior management and discussions about the process criteria at the meeting, that the six potential counterparties were the parties with the greatest likelihood to maximize value to TECO Energy’s shareholders and to minimize closing risk. In addition, after discussion and consideration of the information received during this meeting and the April 28, 2015 Board meeting, the Board determined that it was in the best interests of TECO Energy’s shareholders and its other constituencies to pursue an initial phase of a sale process, which we refer to as Phase I, involving the potential counterparties. Because of the Board’s view that those six potential counterparties were the parties with the greatest likelihood to maximize value to TECO Energy’s shareholders, the Board determined not to invite other parties to participate in sale process in order to minimize the risk of the sale process becoming public and to maintain an orderly process. The Board then discussed with senior management and representatives of Morgan Stanley the timing and process of contacting the potential counterparties with respect to Phase I. The Board determined that such contact should occur on June 11, 2015, after the then-anticipated closing date of TECO Energy’s announced sale of TECO Coal LLC and an industry conference being attended by John Ramil, TECO Energy’s President and Chief Executive Officer, and the chief executive officers of certain of the potential counterparties.

On June 11, 2015, a representative of Morgan Stanley contacted the chief executive officer or other senior officer of each potential counterparty and informed them that the Board had decided to conduct Phase I and that, if such potential counterparty was interested in exploring a potential transaction, Morgan Stanley would provide such potential counterparty with (i) a confidential information presentation about TECO Energy (including certain nonpublic information about TECO Energy) upon such potential counterparty executing a nondisclosure agreement with TECO Energy and (ii) instructions for such potential counterparty to submit at the completion of Phase I a non-binding indicative proposal, which proposal would include a per-share offer price for our common stock, on a fully diluted basis, a list of required due diligence items and any transaction or regulatory approvals and conditions that would be required by such counterparty prior to completing an acquisition of TECO Energy.

On June 17, 2015, one potential counterparty informed Morgan Stanley that it was not interested in participating in Phase I. Between June 17, 2015, and June 25, 2015, five potential counterparties – companies that we respectively refer to as

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Bidder A, Bidder B, Bidder C, Bidder D and Bidder E – entered into nondisclosure agreements with TECO Energy. We refer to the potential counterparties that executed nondisclosure agreements with TECO Energy as the Bidders.

Shortly after each Bidder executed a nondisclosure agreement, Morgan Stanley distributed to such Bidder the confidential information presentation, financial projections and the Phase I instructions.

Between June 24, 2015, and June 30, 2015, members of senior management, including Mr. Ramil, Sandra Callahan, Senior Vice President – Finance & Accounting and Chief Financial Officer of TECO Energy, and Mr. Attal participated in telephone calls with each Bidder regarding the confidential information presentation.

Between June 20, 2015, and July 20, 2015, representatives of Skadden, Arps participated in several telephone conversations with outside and internal legal counsel of each of Bidder B and Bidder C regarding the regulatory approvals that would be required for an acquisition of TECO Energy by Bidder B or Bidder C, respectively.

On June 23, 2015, representatives of a financial party met with Mr. Ramil and other members of senior management and informed senior management that such party was generally interested in discussing potential strategic transactions with TECO Energy. Mr. Ramil discussed that meeting with representatives of Morgan Stanley, and after discussion, it was concluded, consistent with the Board’s directives and determinations on May 28, 2015, that (i) it was unlikely the financial party would be competitive with the Bidders and (ii) it would not be beneficial to have any further discussions with such party.

On June 29, 2015, a strategic party contacted Morgan Stanley to inquire generally about a potential acquisition of TECO Energy. On June 30, 2015, representatives of a financial institution met with Mr. Ramil and informed him that another strategic party was interested in discussing potential strategic transactions with TECO Energy. Neither Morgan Stanley nor TECO Energy received any further communications from those two strategic parties regarding a potential strategic transaction.

Because one of the initial six potential counterparties contacted on June 11, 2015, declined to participate in the sale process, on July 1, 2015, at the direction of senior management, a representative of Morgan Stanley contacted a strategic party (selected by senior management and Morgan Stanley based on such party meeting the process criteria) to gauge its interest in participating in Phase I. That party informed Morgan Stanley that it was not interested in participating in Phase I.

On July 2, 2015, the Board held a meeting that was also attended by certain members of senior management and representatives of Morgan Stanley and Skadden, Arps. At that meeting, members of senior management and the representatives of Morgan Stanley and Skadden, Arps updated the Board on Phase I, including the contacts with the parties discussed above on June 23, June 29, June 30 and July 1, 2015. Also at this meeting, after discussion with senior management and representatives of Skadden, Arps, the Board determined that it would be beneficial to the sale process to retain a second financial advisor (in addition to Morgan Stanley), among other things, to assist the Board in its evaluation of potential proposals and, if requested, render an opinion to the Board as to the fairness, from a financial point of view, of the consideration payable in a sale transaction.

On July 13, 2015, Emera submitted a letter to TECO Energy expressing its knowledge of, and its interest in participating in, Phase I and stating that Emera was prepared to execute a nondisclosure agreement promptly and submit an indicative bid on the same timetable as the Bidders. On July 14, 2015, Emera entered into a nondisclosure agreement with TECO Energy, and shortly thereafter, Morgan Stanley provided Emera with the confidential information presentation and Phase I instructions. We hereinafter also refer to Emera as one of the Bidders.

On July 16, 2015, members of senior management, including Mr. Ramil, Ms. Callahan and Mr. Attal, participated in a telephone call with representatives of Emera regarding the confidential information presentation.

Later on July 16, 2015, Spark Spread, an energy trade publication, published an article stating that TECO Energy had put itself up for sale and had hired Morgan Stanley in connection with the sale process. In response to that article, TECO Energy distributed a press release on July 16, 2015, announcing that it was exploring strategic alternatives and that it had retained Morgan Stanley to advise TECO Energy in connection with exploring such strategic alternatives. After TECO Energy announced that it was exploring strategic alternatives, Morgan Stanley was contacted by eight strategic parties and five financial parties inquiring about the sale process, but none of those parties ultimately entered the sale process or executed a nondisclosure agreement.

During Phase I (i.e., between June 11, 2015, and July 20, 2015), Mr. Ramil participated in telephone calls with the chief executive officers of certain of the Bidders regarding those Bidders’ interests in the sale process.

On July 20, 2015, TECO Energy received nonbinding indicative proposals from Emera and each of Bidders B, C, D and E. Bidder A did not submit an indicative proposal but informed Morgan Stanley that it might do so at a later date (although

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Bidder A ultimately did not submit an indicative proposal during the sale process). Emera’s indicative proposal included a per-share offer price of $26.05; however, Emera’s non-binding indicative proposal was conditioned on a three-week exclusivity period during which Emera would finalize due diligence and TECO Energy would exclusively negotiate the terms of a definitive agreement with Emera. The indicative proposals of Bidders C, D and E included per-share offer prices in the range of $23.50–$25.00, and Bidder B’s non-binding indicative proposal included a per-share offer price below that range ($22.57).

On July 22, 2015, the Board held a meeting that was also attended by certain members of senior management and representatives of Morgan Stanley, Skadden, Arps and Holland & Knight LLP, which we refer to as Holland & Knight, TECO Energy’s outside Florida counsel in connection with the merger. Representatives of Moelis were also invited to attend the meeting. TECO Energy formally retained Moelis as a second financial advisor in connection with the sale process on July 23, 2015. At the meeting, a representative of Skadden, Arps and a representative of Holland & Knight reviewed with the Board its fiduciary duties under Florida law. Senior management and representatives of Morgan Stanley reviewed with the Board the Phase I process, including the receipt of the five indicative proposals on July 20, 2015 and the contacts from thirteen parties subsequent to the publication of the July 16, 2015 Spark Spread article. In addition, representatives of Morgan Stanley discussed with the Board its preliminary financial analysis of TECO Energy on a standalone basis using various valuation metrics and indicated that the per-share offer prices included in the indicative proposals of Emera and Bidder C were at a higher premium to the unaffected market price than any of the precedent utility industry transactions included by Morgan Stanley in its preliminary financial analysis. In addition, and without representatives of Morgan Stanley or Moelis present, a representative of Skadden, Arps reviewed certain information provided by each of Morgan Stanley and Moelis with respect to prior or current engagements that Morgan Stanley or Moelis, respectively, had with Emera and each of Bidders B, C, D and E. The Board determined that none of the disclosed engagements presented a significant conflict.

Representatives of Morgan Stanley then discussed with the Board potential next steps in the sale process, which we refer to as Phase II, if the Board decided to proceed with Phase II. Phase II would include, among other things, (i) TECO Energy granting the remaining Bidders access to an electronic data room to conduct due diligence, (ii) TECO Energy distributing a draft merger agreement to the remaining Bidders, (iii) additional management presentations and (iv) a request for the remaining Bidders to submit final, binding proposals, which would include each Bidder’s mark-up of the draft merger agreement in a form that each Bidder would be ready to execute. A representative of Skadden, Arps then discussed with the Board certain terms that likely would be included in the draft merger agreement that would be distributed to the Bidders in Phase II. The Board discussed with senior management and the representatives of its outside advisors strategic issues regarding Phase II. After discussion, the Board decided to proceed with Phase II.

The Board also determined, based on the indicative proposals received and the discussions with members of senior management and TECO Energy’s outside advisors, that Bidder B should be excluded from Phase II because the per-share offer price in its indicative proposal was significantly lower than the per-share offer prices in the other indicative proposals. In addition, the Board determined that Bidders C, D and E would be permitted into Phase II, but the Board directed Morgan Stanley to inform those Bidders that each would need to increase its per-share offer price to be competitive. Further, the Board determined that Emera would be permitted into Phase II only if it dropped its exclusivity condition.

After the meeting, a representative of Morgan Stanley telephoned the chief executive officer of each of Bidders C, D and E to invite them into Phase II and communicate the Board’s directive. Each chief executive officer accepted the invitation to participate in Phase II and acknowledged the need to increase the per-share offer price to be competitive.

On July 22, 2015, a representative of Morgan Stanley telephoned Christopher Huskilson, President and Chief Executive Officer of Emera, and informed him that TECO Energy would not agree to an exclusivity period. Mr. Huskilson informed the representative of Morgan Stanley that Emera would not withdraw its exclusivity condition. On July 23, 2015, Emera sent a letter to Morgan Stanley withdrawing from the sale process because TECO Energy had not agreed to its proposed exclusivity period.

On July 27, 2015, Bidders C, D and E and certain of their respective outside advisors were granted access to the Phase II electronic data room.

On July 28, 2015, a representative of J.P. Morgan Securities LLC, which we refer to as JPMorgan, financial advisor to Emera in connection with the merger, telephoned a representative of Morgan Stanley and advised that Emera had

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reconsidered its position on exclusivity and requested that TECO Energy permit Emera into Phase II. The representative of Morgan Stanley requested that Emera send a letter to TECO Energy stating that its indicative proposal no longer required exclusivity, which Emera delivered on July 30, 2015. On July 30, 2015, Emera and certain of its outside advisors were granted access to the Phase II electronic data room.

On July 29, 2015, the Board and certain members of senior management held a meeting at which the status of the Phase II process was discussed.

Between August 3, 2015, and August 7, 2015, members of senior management, including Mr. Ramil, Ms. Callahan and Mr. Attal, conducted management presentations to each of Emera and Bidders C, D and E.

On August 10, 2015, a draft of the merger agreement was provided to each of Emera and Bidders C, D and E.

During August 2015, TECO Energy and its advisors continued to provide diligence materials and answer questions from the remaining Bidders, and representatives of TECO Energy held several due diligence telephone calls with representatives of the remaining Bidders on subjects such as employee benefits matters, regulatory matters and environmental matters.

On August 16, 2015, certain members of senior management, including Ms. Callahan and Mr. Attal, representatives of Emera, including Scott Balfour, Emera’s Chief Financial Officer, and Lewis Smith, Emera’s General Counsel, and representatives of Morgan Stanley, Skadden, Arps and Osler, Hoskin & Harcourt LLP, Emera’s outside Canadian counsel in connection with the merger, participated in a telephone call regarding Emera’s proposed financing plan in connection with the merger.

During Phase II, Mr. Ramil participated in telephone calls with the chief executive officers of certain of the remaining Bidders regarding those Bidders’ interests in the sale process.

On August 26, 2015, representatives of Morgan Stanley participated in telephone calls with the chief executive officer of, and a financial advisor to, Bidder E. In that call, the chief executive officer of Bidder E informed Morgan Stanley that the proposal Bidder E would submit on the next day would be Bidder E’s “best and final offer” and that Bidder E would not engage in any further substantive negotiations regarding price or the terms of the merger agreement.

On August 27, 2015, TECO Energy received final, binding proposals to acquire TECO Energy from Emera, Bidder C and Bidder E. Bidder D did not submit a final proposal. Emera proposed a per-share offer price of $27.05 in cash, Bidder C proposed a per-share offer price of $27.00 in cash, and Bidder E proposed a per-share offer price of $26.00 in cash. In addition, each of Emera, Bidder C and Bidder E submitted a mark-up of the draft merger agreement.

Emera also included with its final proposal executed debt commitment letters from JPMorgan Chase Bank, N.A. and the Bank of Nova Scotia. Bidder C also included with its final proposal an unexecuted debt commitment letter from a nationally recognized bank. Bidder E also included with its final proposal an executed debt commitment letter from a nationally recognized bank.

Between August 27, 2015, and August 31, 2015, representatives of Skadden, Arps and representatives of internal and external counsel of Bidder C held telephone calls regarding the required regulatory approvals for a potential merger.

On August 31, 2015, the Board held a meeting that was also attended by certain members of senior management and representatives of Morgan Stanley, Moelis, Skadden, Arps and Holland & Knight. At that meeting, representatives of Morgan Stanley and Skadden, Arps and members of senior management reviewed with the Board the three final proposals received on August 27, 2015, including the per-share offer price of each proposal and the applicable mark-up of the draft merger agreement. Morgan Stanley and Moelis each provided a preliminary financial overview of TECO Energy on a standalone basis and of each proposal. The representatives and senior management noted that the per-share offer price of Emera’s proposal and per-share offer price of Bidder C’s proposal were differentiated only by $0.05 per share. TECO Energy’s senior management and legal and financial advisors also compared and contrasted Emera’s proposed financing of the merger with Bidder C’s and Bidder E’s respective financing proposals.

The Board, with the assistance of representatives of Skadden, Arps, reviewed and compared the significant terms of the mark-ups to the draft merger agreement submitted by Emera and Bidder C and how these terms compared with the terms

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of TECO Energy’s draft merger agreement that had been provided to each of the Bidders. In particular, they noted that, under Bidder C’s mark-up to the merger agreement, Bidder C would not have to agree to any condition in connection with obtaining the required regulatory approvals that would be expected to have a material adverse effect on TECO Energy or Bidder C (after giving effect to the merger), with materiality measured by assuming that Bidder C was the size and scale of TECO Energy, which provision we refer to as a burdensome condition qualifier. In contrast, Emera’s agreed-to obligations to obtain the required regulatory approvals were not subject to a burdensome condition qualifier.

Bidder E’s mark-up to the merger agreement was extensive and significantly less favorable to TECO Energy and its shareholders than either of the mark-ups submitted by Emera or Bidder C.

The Board then discussed with the representatives and senior management the relative merits of each final proposal and the strategy to obtain the best possible proposal for TECO Energy and its shareholders. After discussion, the Board determined that the proposal from either Emera or Bidder C could provide greater value to TECO Energy’s shareholders than TECO Energy remaining as a standalone company (including the risks and uncertainties in executing TECO Energy’s business plan and achieving internal financial projections, general macroeconomic challenges and market risks) provided that an agreement could be reached with the ultimately successful Bidder. The Board noted, however, that it had not made any decision to sell TECO Energy. The Board instructed Morgan Stanley to request that each of Emera and Bidder C deliver its “final and best” offer with respect to the per-share offer price and terms of the merger agreement. The Board also directed that senior management and Skadden, Arps prepare, and Morgan Stanley distribute, revised drafts of the merger agreement to Emera and Bidder C, noting that Bidder E’s final proposal was not competitive relative to Emera’s and Bidder C’s final proposals because of the significant difference in Bidder E’s per-share offer price and the terms of its mark-up to the merger agreement.

On September 1, 2015, a representative of Morgan Stanley telephoned the chief executive officer of each of Emera and Bidder C to communicate the Board’s directive, and after those calls, Morgan Stanley distributed revised drafts of the merger agreement to Emera and Bidder C.

Later on September 1, 2015, representatives of Emera, including Mr. Balfour and Mr. Marchand, representatives of TECO Energy, including Ms. Callahan and Mr. Attal, and representatives of Morgan Stanley, JPMorgan, Scotiabank, financial advisor to Emera in connection with the merger, Skadden, Arps and Davis Polk & Wardwell LLP, which we refer to as Davis Polk, Emera’s outside legal counsel in connection with the merger, participated in a telephone call and discussed details of Emera’s proposed financing of the merger, including information regarding certain contingent equity financing arrangements that have been used by Canadian companies in connection with acquisitions of U.S. businesses.

On September 1, 2015, Emera submitted a revised proposal with a revised per-share offer price of $27.55, together with a revised mark-up of the merger agreement.

Also on September 1, 2015, Bidder C delivered a letter to TECO Energy with a revised offer price of $27.25 per share. In that letter, Bidder C revised certain of the terms of its previous proposal reflected in its mark-up to the merger agreement submitted on August 27, 2015. The revisions included changes to Bidder C’s proposal regarding its efforts to obtain the required regulatory approvals, but Bidder C’s proposal still included a burdensome condition qualifier (but with a higher level of materiality before such qualifier would be triggered).

On September 1, 2015, representatives of Skadden, Arps and representatives of Bidder C’s external counsel participated in a telephone call to discuss Bidder’s C’s revised proposal regarding its efforts to obtain the required regulatory approvals and the steps the parties could take to increase the likelihood that those regulatory approvals would be obtained.

On September 2, 2015, the Board held a meeting that was also attended by certain members of senior management and representatives of Morgan Stanley, Moelis, Skadden, Arps and Holland & Knight. At that meeting, members of senior management and representatives of Morgan Stanley updated the Board regarding the developments in the sale process since the August 31, 2015 Board meeting. Morgan Stanley and Moelis each reviewed with the Board the revised pricing proposals from Emera and Bidder C. In addition, members of senior management updated the Board on the prior day’s telephone call with representatives of Emera regarding details of Emera’s financing plan. Representatives of Skadden, Arps reviewed Bidder C’s revised proposal regarding regulatory approvals with the Board. The representatives and senior management noted for the Board (i) that Emera’s revised per-share offer price was $0.30 higher than Bidder C’s revised per-share offer price, (ii) the regulatory approval terms of Bidder C’s revised proposal relative to the terms of Emera’s final proposal, including that Bidder C’s mark-up to the merger agreement, as revised on September 1, 2015, continued to

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raise significant regulatory concerns and (iii) their belief that, in the aggregate, the terms of the draft merger agreement with Emera were not only more favorable to TECO Energy and its shareholders than the terms of the draft merger agreement with Bidder C but also were generally very favorable to TECO Energy and its shareholders. The Board also considered the likely effects of the terms of the Emera and Bidder C proposals on TECO Energy’s employees, suppliers and customers, the communities and society in which TECO Energy operates, and the economies of the United States and the states in which TECO Energy operates, including Emera’s stated desire to maintain TECO Energy’s and Tampa Electric Company’s headquarters in Tampa, Florida, and NMGC’s headquarters in Albuquerque, New Mexico and to retain current TECO Energy employees. After this discussion, the Board unanimously determined that Emera’s revised final proposal was superior for TECO Energy, its shareholders, its employees and its other constituencies to Bidder C’s revised final proposal, and the Board directed senior management to attempt to resolve the issues remaining in the draft merger agreement with Emera, but the Board noted that it had not made a decision to sell TECO Energy at this time.

On September 2, 2015, Bidder E delivered a letter to Morgan Stanley formally withdrawing its August 27, 2015 proposal.

Between September 2, 2015, and September 4, 2015, representatives of Skadden, Arps and Davis Polk exchanged several drafts of the merger agreement and discussed the open issues on the draft merger agreement, which included issues related to the termination fees payable by TECO Energy and Emera, covenants regarding regulatory proceedings and a provision relating to TECO Energy’s proposed sale of TECO Coal LLC.

On September 4, 2015, the Board held a meeting, with certain members of senior management and representatives of Morgan Stanley, Moelis, Skadden, Arps and Holland & Knight participating. TECO Energy’s outside counsel reviewed with the Board the directors’ fiduciary duties under Florida law. The representatives of Skadden, Arps reviewed with the Board the resolution of the remaining issues to the draft merger agreement with Emera. In addition, a representative of Skadden, Arps reviewed with the Board updated information provided by each of Morgan Stanley and Moelis with respect to prior or current engagements that Morgan Stanley or Moelis, respectively, had with Emera and noted that there had been no material changes to the information discussed with the Board on July 22, 2015. Morgan Stanley reviewed the financial analyses performed by Morgan Stanley in connection with its evaluation of the consideration to be received by the holders of shares of TECO Energy common stock in the merger. Morgan Stanley delivered its oral opinion to the Board (which was subsequently confirmed by delivery of a written opinion dated September 4, 2015) to the effect that, as of September 4, 2015, based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its opinion, the consideration to be received by the holders of shares of TECO Energy common stock (other than holders of certain excluded shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders of shares of TECO Energy common stock. Also at this meeting, Moelis reviewed its financial analysis of the per-share merger consideration with the Board and delivered an oral opinion, which was confirmed by delivery of a written opinion dated September 4, 2015, addressed to the Board to the effect that, as of the date of the opinion and based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications set forth in the opinion, the per-share merger consideration to be received by holders of TECO Energy common stock was fair, from a financial point of view, to such holders. Following these presentations, and after discussion, deliberation and consideration of all of the factors that it considered relevant, the Board unanimously determined that the merger was in the best interests of TECO Energy and its shareholders, and declared it advisable for TECO Energy to enter into the merger agreement, adopted the merger agreement and approved TECO Energy’s execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement and resolved to recommend that TECO Energy’s shareholders approve the merger agreement. Immediately thereafter, TECO Energy, Emera and Merger Sub executed the merger agreement, and TECO Energy and Emera issued a joint press release announcing the execution of the merger agreement.

Recommendation of the Board and Reasons for the Merger

Recommendation of the Board

The Board unanimously recommends that you vote “FOR” the proposal to approve the merger agreement, “FOR” the proposal to adjourn the special meeting and “FOR” the nonbinding, advisory proposal regarding compensation that will or may become payable by TECO Energy to its named executive officers in connection with the merger.

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RECOMMENDATION OF THE BOARD AND REASONS FOR THE MERGER

Reasons for the Merger

In evaluating the merger agreement and the transactions contemplated thereby, including the merger, the Board consulted with TECO Energy’s senior management, outside legal counsel and financial advisors and, in recommending that TECO Energy’s shareholders vote “FOR” the approval of the merger agreement, considered numerous positive factors relating to the merger agreement and the transactions contemplated thereby, including the merger. Such positive factors include the following material factors (which are not necessarily in the order of relative importance):

¡	the Board’s understanding of TECO Energy’s businesses, operations, financial condition, earnings, regulatory positions and strategy;

¡

the Board’s understanding of TECO Energy’s business plan and historical and projected financial performance and the risks of remaining as a standalone public company, including the risks and uncertainties in executing on the business plan and achieving such financial projections, general macroeconomic challenges and market risks;

¡

historical trading ranges of our common stock on the NYSE and the potential trading range of our common stock absent takeover speculation, including following our announcement on July 16, 2015 that we were exploring strategic alternatives, and the possibility that absent such speculation it could take a considerable period of time before the trading price of our common stock would trade at a level in excess of the per-share merger consideration of $27.55 in cash, without interest, on a present value basis;

¡	the per-share merger consideration of $27.55 in cash, without interest, represents a premium of:

¡

approximately 48% to the closing price of our common stock on the NYSE on July 15, 2015, which was the last trading day prior to the date that we publicly disclosed that we were exploring strategic alternatives;

¡	approximately 31% to the closing price of our common stock on the NYSE on September 3, 2015, which was the last trading day prior to the execution of the merger agreement; and

¡	approximately 25% to the high trading price of our common stock for the fifty-two-week period ended on July 15, 2015.

¡	the per-share merger consideration of $27.55 in cash, without interest, represents an aggregate value of approximately $6.5 billion to TECO Energy’s shareholders;

¡

the Board’s belief that it conducted a thorough review of a potential sale of TECO Energy, including conducting a competitive sale process in which Emera emerged as the Bidder offering the highest per-share consideration, as illustrated by, without limitation, the following factors:

¡	Morgan Stanley contacted executives of six potential counterparties on June 11, 2015 and another potential bidder on July 1, 2015;

¡	additional potential bidders contacted Morgan Stanley to inquire about exploring a potential acquisition with TECO Energy but declined to proceed;

¡

after the publication of the July 16, 2015, Spark Spread article, it was public knowledge that TECO Energy was pursuing strategic alternatives and interested parties were on notice to express interest – in fact, eight strategic parties and five financial parties subsequently contacted Morgan Stanley inquiring about the sale process;

¡

five Bidders, including Emera, submitted indicative, nonbinding acquisition proposals on July 20, 2015, with per-share offer prices ranging from a low of $22.57 to a high of $26.05 (which was Emera’s indicative proposal); and

¡	each of Bidder C, Bidder E and Emera submitted a final, binding proposal to acquire TECO Energy on August 27, 2015 at an all-cash per-share offer price of $27.00, $26.00 and $27.05, respectively;

¡

the Board’s belief that the all-cash per-share merger consideration will provide greater value to TECO Energy’s shareholders than any other alternative reasonably available to TECO Energy (including remaining as a standalone public company), taking into account execution, business, competitive, industry and market risks;

¡	the Board’s belief that the merger presents less regulatory closing risk than an acquisition of TECO Energy by any of the other Bidders that submitted a final proposal on August 27, 2015;

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RECOMMENDATION OF THE BOARD AND REASONS FOR THE MERGER

¡	TECO Energy and its advisors negotiated revised final all-cash per-share offer prices from each of Bidder C and Emera of $27.25 and $27.55, respectively;

¡

the written opinion of Morgan Stanley, dated September 4, 2015, that as of such date and based on, and subject to, the various assumptions made, procedures followed, matters considered and qualifications and limitations described in the opinion, the $27.55 per-share merger consideration to be received by the holders of TECO Energy common stock (other than holders of certain excluded shares) was fair, from a financial point of view, to such holders of shares of TECO Energy common stock, as more fully described under the heading “– Opinion of Morgan Stanley & Co. LLC”;

¡

the opinion of Moelis, dated September 4, 2015, addressed to the Board as to the fairness, from a financial point of view and as of the date of such opinion, of the per-share merger consideration to be received by holders of TECO Energy common stock, which opinion was based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications set forth in such opinion as more fully described in “– Opinion of Moelis & Company LLC”;

¡

the per-share merger consideration represents a higher premium to the unaffected market price and price-to-earnings ratio of TECO Energy than those of comparable precedent utility industry transactions reviewed with the Board;

¡

the all-cash per-share merger consideration will provide certainty of value and liquidity to TECO Energy’s shareholders while eliminating (i) medium and long-term business and execution risks, (ii) the risks associated with realizing current expectations for TECO Energy’s future financial performance and (iii) the risks of continuing as a standalone public company or pursuing other alternatives, including general macroeconomic challenges and market risks;

¡

the Board’s belief that third parties would be unlikely to be deterred from making a superior proposal by the provisions of the merger agreement, including because of the following provisions of the merger agreement:

¡

prior to obtaining TECO Energy shareholder approval of the merger agreement, the Board may furnish information to, or enter into discussions with, third parties in connection with a competing proposal if the Board determines in good faith, after consultation with outside legal counsel and a financial advisor, that such competing proposal is or could reasonably be expected lead to a superior proposal;

¡

TECO Energy may grant a waiver, amendment or release under any confidentiality or standstill agreement to the extent necessary to allow a third party to make a confidential competing proposal and that, under the nondisclosure agreements entered into with each Bidder, each Bidder may submit to the Board a proposal for a confidential, negotiated transaction;

¡

subject to compliance with the terms of the merger agreement, the Board may change its recommendation to TECO Energy’s shareholders that they vote “FOR” the approval of the merger agreement in response to the receipt of a superior proposal if the Board determines in good faith, after consultation with outside legal counsel and a financial advisor, that the failure to change its recommendation would reasonably likely be inconsistent with the Board’s fiduciary duties;

¡

subject to compliance with the terms of the merger agreement, TECO Energy may terminate the merger agreement if the Board changes its recommendation to TECO Energy’s shareholders that they vote “FOR” the approval of the merger agreement;

¡	the structure of Emera’s acquisition of TECO Energy as a merger allows sufficient time for a third party to make a superior proposal if it desires to do so; and

¡

although the merger agreement requires TECO Energy to pay Emera a termination fee of $212,500,000, or approximately 3.25% of the aggregate equity value of the merger, if either TECO Energy or Emera terminates the merger agreement because the Board changes its recommendation to TECO Energy’s shareholders that they vote “FOR” the approval of the merger agreement, the Board believed that this fee is reasonable in light of the circumstances, including the competitive sale process conducted by the Board, and the overall terms of the merger agreement, consistent with fees in comparable transactions, and not preclusive of other offers;

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RECOMMENDATION OF THE BOARD AND REASONS FOR THE MERGER

¡	all of the other terms and conditions of the merger agreement, including the following:

¡

TECO Energy may continue to declare and pay quarterly cash dividends on a schedule consistent with our past practice and in amounts not to exceed (i) $0.225 for quarterly dividends payable on or before December 31, 2015, (ii) $0.230 for quarterly dividends payable after December 31, 2015 and on or before December 31, 2016 and (iii) $0.235 for quarterly dividends payable after December 31, 2016, which effectively increases the potential amount payable to TECO Energy’s shareholders through the completion of the merger;

¡

TECO Energy may declare and pay a “stub period” dividend immediately prior to the effective time of the merger in an amount equal to the last quarterly dividend declared and paid by TECO Energy prior to the effective time, prorated for the period of time between the date such dividend was paid and the effective time of the merger, which effectively increases the potential amount payable to TECO Energy’s shareholders through the completion of the merger;

¡

the merger agreement’s termination provisions, including (i) that the end date under the merger agreement (which may be extended under specified circumstances to allow for regulatory approvals to be obtained) on which either party, subject to specified exceptions, may terminate the merger agreement allows for sufficient time to close the merger and (ii) as described above, TECO Energy may terminate the merger agreement if the Board changes its recommendation to TECO Energy’s shareholders that they vote “FOR” the approval of the merger agreement;

¡

the conditions to the closing of the merger, including (i) the Board’s belief that, although the closing of the merger is subject to U.S. antitrust approvals and other required regulatory approvals, there are not likely to be significant antitrust or other regulatory impediments to the closing of the merger and (ii) that there is no third-party consent condition to the closing of the merger;

¡

Emera’s obligation with respect to obtaining the Required Statutory Approvals (as defined in the merger agreement), which requires Emera to use its reasonable best efforts to avoid or eliminate each and every impediment that may be asserted by a governmental entity in connection with granting any Required Statutory Approval, including (i) defending through litigation any claims by governmental entities related to the merger, (ii) agreeing to any sale, divestiture, licensing or disposition of Emera or its affiliates or TECO Energy or its subsidiaries and (iii) agreeing to any limitation on the conduct of Emera and its affiliates, including after the closing of the merger, the surviving corporation and its subsidiaries;

¡

the merger agreement does not contain a financing condition and Emera has received commitments for the financing necessary to close the merger via executed commitment letters from two major commercial banks with significant experience in similar lending transactions and reputations for honoring the terms of their commitment letters, which increases the likelihood of such financing being completed;

¡

the obligation of Emera to pay TECO Energy a reverse termination fee of $326,900,000, or approximately 5% of the aggregate equity value of the merger, if (i) subject to certain conditions, the merger agreement is terminated because all of the required regulatory approvals have not been obtained by the end date, a final, nonappealable legal restraint related to the receipt of a required regulatory approval prevents, makes illegal or prohibits the closing of the merger or Emera materially breaches its obligations with respect to obtaining the required regulatory approvals or (ii) TECO Energy terminates the merger agreement because Emera fails to close the merger at the time Emera otherwise is required to do so because Emera does not have the necessary financing to close the merger;

¡

Emera’s payment of the reverse termination fee described above does not cap the damages that TECO Energy may recover from Emera if Emera willfully breaches the merger agreement, which would include Emera failing to close the merger for any reason after the satisfaction or waiver of all applicable closing conditions, including the failure to have the necessary financing to close; and

¡

the merger agreement permits TECO Energy to seek specific performance remedies to cause Emera to perform its obligations under the merger agreement, including its obligation to close the merger after the satisfaction or waiver of all applicable closing conditions;

¡

the resolutions approving the merger agreement were unanimously approved by the Board, which is comprised of a majority of independent directors not employees of TECO Energy or any of its subsidiaries, and which

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RECOMMENDATION OF THE BOARD AND REASONS FOR THE MERGER

retained and received advice from TECO Energy’s outside legal counsel and financial advisors with respect to the terms of the merger agreement; and

¡

Emera’s commitment to (i) maintain TECO Energy’s historic levels involvement in the Florida and New Mexico communities, (ii) maintain TECO Energy’s and Tampa Electric Company’s headquarters in Tampa, Florida, and NMGC’s headquarters in Albuquerque, New Mexico and (iii) establish boards of directors for each operating company with local board representatives in Florida and New Mexico, respectively.

In evaluating the merger agreement and the transactions contemplated thereby, including the merger, the Board consulted with TECO Energy’s senior management, outside legal counsel and financial advisors and, in recommending that TECO Energy’s shareholders vote “FOR” the approval of the merger agreement, considered the risks and potentially negative factors relating to the merger agreement and the transactions contemplated thereby, including the merger. Such risks and potentially negative factors include the following material risks and factors (which are not necessarily in the order of relative importance):

¡

the risk that the merger will be delayed or will not be completed, including the risk that the required regulatory approvals may not be obtained, the potential loss of value to TECO Energy’s shareholders and the potential negative impact on the financial position, operations and prospects of TECO Energy if the merger is delayed or is not completed for any reason;

¡

TECO Energy’s shareholders will have no ongoing equity participation in TECO Energy or Emera following the merger, and TECO Energy’s shareholders will cease to participate in TECO Energy’s future earnings or growth, if any, and will not benefit from increases, if any, in the value of our common stock in the future;

¡

the risk of incurring substantial expenses related to the merger, including in connection with the pursuit of the required regulatory approvals and also in connection with potential litigation that may arise in the future, and which subsequently did arise;

¡

the significant costs involved in connection with negotiating the merger agreement and completing the merger, the substantial management time and effort required to close the merger and the related disruption to TECO Energy’s day-to-day operations during the interim period between execution of the merger agreement and the closing of the merger and the resultant risk if the merger is not consummated;

¡

the risk, if the merger is not consummated, that the pendency of the merger could affect adversely the relationship of TECO Energy and its subsidiaries with their respective regulators, customers, employees, suppliers, agents and others with whom they have business dealings;

¡

the terms of the merger agreement that place restrictions on the conduct of TECO Energy’s businesses prior to completion of the merger, which may delay or prevent TECO Energy from undertaking business opportunities that may arise prior to completion of the merger and the resultant risk if the merger is not consummated;

¡	the covenant in the merger agreement prohibiting us from soliciting competing proposals and restricting our ability to entertain competing proposals unless certain conditions are satisfied;

¡

the fact that we are obligated to provide Emera with notice of any acquisition proposal and with three business days to match any competing proposal, although the Board believed that this would not preclude a potential acquirer from submitting a competing proposal;

¡	the receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes for many of TECO Energy’s shareholders; and

¡

TECO Energy’s executive officers and directors may have interests in the merger that are different from, or in addition to, the interests of TECO Energy’s shareholders, including (i) the vesting of stock-based awards held by executive officers and directors, (ii) the payment of cash severance to certain executives of TECO Energy if a termination of employment were to occur under specified circumstances in connection with the merger and (iii) the interests of TECO Energy’s directors and officers in continued indemnification and insurance coverage that will be provided by the surviving corporation and Emera following the closing of the merger agreement pursuant to the terms of the merger agreement.

The Board believed that, overall, the potential benefits of the merger to TECO Energy’s shareholders outweighed the risks and uncertainties of the merger.

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RECOMMENDATION OF THE BOARD AND REASONS FOR THE MERGER

The foregoing discussion of factors considered by the Board is not intended to be exhaustive but includes the material factors considered by the Board. In light of the variety of factors considered in connection with its evaluation of the merger, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the Board applied his or her own personal business judgment to the process and may have given different weight to different factors. The Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Board based its recommendation on the totality of the information presented.

Certain Financial Forecasts Prepared by the Management of TECO Energy

Although we publicly provide earnings guidance from time to time, we do not, as a matter of course, publicly disclose other financial forecasts as to future performance, earnings or other results. However, in connection with the sale process, we provided the Board and Morgan Stanley with certain nonpublic unaudited financial forecasts prepared by our management as of April 2015, which we refer to as the Initial Forecasts. In addition, in June 2015, our management updated the Initial Forecasts to reflect updated customer and energy sales forecasts for Tampa Electric Company and incremental capital expenditures which included a byproduct processing facility and a Board-approved solar project, which we refer to as the Updated Incremental CapEx Forecasts and, together with the Initial Forecasts, the Forecasts. We provided Emera and other Bidders with the Updated Incremental CapEx Forecasts. The Forecasts were also provided to the Board and Morgan Stanley, and the Updated Incremental CapEx Forecasts were provided to Moelis. In preparing their respective financial analyses for the Board, as summarized in “– Opinion of Morgan Stanley & Co. LLC” and “– Opinion of Moelis & Company LLC,” Morgan Stanley and Moelis each relied on the accuracy and completeness of the information provided with respect to the applicable Forecasts utilized and the assurances of our management that it was not aware of any facts or circumstances that would make such information inaccurate or misleading.

We have included a summary of the Forecasts in this proxy statement to give our shareholders access to certain nonpublic information made available to other parties in connection with the merger. We have not included this information to influence the decision of our shareholders as to whether to vote for or against the proposal to approve the merger agreement.

The inclusion of the Forecasts should not be regarded as an indication that TECO Energy or any of its directors, officers, employees, affiliates, advisors or any other recipient of the Forecasts considered, or now considers, the Forecasts to be material or to be necessarily predictive of actual future results, and you should not construe or rely on the Forecasts as financial guidance.

The Forecasts have been prepared by, and are the responsibility of, our management. Our management believes that the Forecasts were prepared in good faith and on a reasonable basis based on the best information available to our management at the time the information was prepared. Our management did not prepare the Forecasts with a view to public disclosure, and we have included the Forecasts in this proxy statement only because such information was made available as described above. The Forecasts were not prepared with a view to compliance with generally accepted accounting principles as applied in the United States, which we refer to as GAAP, the published guidelines of the SEC regarding projections, forward-looking statements or the use of non-GAAP measures, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, PricewaterhouseCoopers, LLP, our independent auditor, has not examined, reviewed, compiled or otherwise applied procedures to, the Forecasts and, accordingly, does not express an opinion or any other form of assurance with respect thereto.

Although a summary of the Forecasts is presented with numerical specificity, the Forecasts reflect numerous assumptions and estimates as to future events made by our management, including with respect to indebtedness and capital expenditure levels for the applicable periods, that our management believed were reasonable at the time the Forecasts were prepared, taking into account the relevant information available to management at the time. Because the Forecasts cover multiple years, by their nature, they become subject to greater uncertainty with each successive year. Important factors that may affect actual results and cause the Forecasts not to be achieved include, but are not limited to, risks and uncertainties relating to our business, regulatory decisions and the regulatory environment generally, general business

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CERTAIN FINANCIAL FORECASTS PREPARED BY THE MANAGEMENT OF TECO ENERGY

and economic conditions, changes in tax laws, the occurrence of unusual weather events and other factors described or referenced under “Forward-Looking Statements.”

Key assumptions in the Forecasts affecting projections of revenue include economic and other assumptions affecting forecasts of customer and energy sales growth, the impact of Tampa Electric Company’s 2013 rate settlement, and incremental revenues from an assumed New Mexico Gas rate case in 2019. Other assumptions reflected in the Forecasts include a per-share dividend increase of two cents annually, interest rates at the median of externally sourced forecasts, relatively stable operating and maintenance expense, and current tax law is effective throughout the forecast period. The Forecasts assume that available cash at the parent is used to make equity contributions to TECO Energy’s utilities with remaining available cash applied to the reduction of debt.

The key assumptions underlying the Initial Forecasts and the Updated Incremental CapEx Forecasts are substantially similar, except that the Updated Incremental CapEx Forecast includes customer and energy sales forecasts for Tampa Electric Company updated to include current, more robust economic assumptions, and includes incremental capital spending consisting of a byproduct processing facility at the Polk Power Station, a 25MW(dc) solar project approved by the Board, and acceleration to 2016 of certain future capital spending. Contributions of available parent cash to support the equity balances of the utilities over the period are assumed to be $440,000,000 in the Initial Forecast and $560,000,000 in the Updated Incremental Capex Forecast.

In addition, the Forecasts reflect assumptions that are subject to change and do not reflect revised prospects for our business, changes in general business or economic conditions or any other transaction or event that has occurred or may occur and that was not anticipated at the time the Forecasts were prepared, and the Forecasts do not give effect to the merger. As a result, there can be no assurance that the Forecasts will be realized, and actual results may differ materially than those contained in the Forecasts.

You should evaluate the Forecasts, if at all, in conjunction with the historical financial statements and other information regarding TECO Energy contained in our public filings with the SEC. Our management reviewed the Forecasts with the Board, which considered them in connection with their evaluation and approval of the merger agreement and the merger.

Except to the extent required by applicable federal securities laws, we do not intend, and expressly disclaim any responsibility, to update or otherwise revise the Forecasts to reflect circumstances existing after the date when our management prepared the Forecasts or to reflect the occurrence of future events or changes in general economic or industry conditions, even in the event that any of the assumptions underlying the Forecasts are shown to be in error.

In light of the foregoing factors and the uncertainties inherent in the Forecasts, our shareholders are cautioned not to rely on the Forecasts included in this proxy statement.

Certain of the measures included in the Forecasts may be considered non-GAAP financial measures, including EBITDA. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by us may not be comparable to similarly titled amounts used by other companies.

Initial Forecasts

Fiscal year ending December 31,

($ in millions, except per share data)

	2015E	2016E	2017E	2018E	2019E
Total Operating Revenues	$2,819	$2,899	$3,093	$3,130	$3,177
Gross Margin(1)	$1,737	$1,774	$1,915	$1,942	$1,985
EBITDA(2)	$948	$987	$1,071	$1,094	$1,133
Net Income(3)	$255	$264	$288	$298	$320
Earnings per Share(3)	$1.09	$1.13	$1.23	$1.28	$1.37
Capital Expenditures(4)	$749	$652	$483	$502	$532
Cash Benefit of NOLs(5)	—	$145	$140	$139	$127
Morgan Stanley Calculation:
Unlevered Free Cash Flows(6)	—	$248	$495	$506	$499

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CERTAIN FINANCIAL FORECASTS PREPARED BY THE MANAGEMENT OF TECO ENERGY

(1)	Gross Margin is defined as total operating revenues minus fuel cost and purchased power.

(2)	EBITDA is defined as net income before interest expense, income taxes, depreciation and amortization.

(3)	2015 amounts are non-GAAP results from continuing operations. Excludes charges associated with integration of NMGC and excludes discontinued operations of TECO Coal LLC.

(4)	Gross capital expenditures including allowance for funds used during construction, which we refer to as AFUDC, of (in millions) $25, $33 and $2 in 2015, 2016 and 2019, respectively.

(5)	Assumes that current tax policy is unchanged during the projection period.

(6)

Morgan Stanley used the Initial Forecasts and the Updated Incremental CapEx Forecasts to calculate unlevered free cash flows of TECO Energy by tax-effecting earnings before interest and taxes, including the potential cash benefits of net operating loss and alternative minimum tax carryforwards projected by TECO Energy’s management to be utilized by TECO Energy on a standalone basis, and adding back the aggregate of depreciation and amortization, deferred taxes, and other cash flow adjustments provided by management, less the sum of capital expenditures and investment in working capital.

Updated Incremental CapEx Forecasts

Fiscal year ending December 31,

($ in millions, except per share data)

	2015E	2016E	2017E	2018E	2019E
Total Operating Revenues	$2,819	$2,909	$3,114	$3,210	$3,299
Gross Margin(1)	$1,737	$1,784	$1,931	$1,988	$2,054
EBITDA(2)	$948	$997	$1,089	$1,131	$1,180
Net Income(3)	$255	$269	$294	$312	$338
Earnings Per Share(3)	$1.09	$1.15	$1.26	$1.34	$1.45
Capital Expenditures(4)	$759	$840	$538	$515	$531
Cash Benefit of NOLs(5)	—	$134	$137	$134	$131
Morgan Stanley Calculation:
Unlevered Free Cash Flows(6)	—	$85	$449	$527	$550
Moelis Calculation:
Unlevered Free Cash Flows(7)	—	($83)	$303	$384	$420

(1)	Gross Margin is defined as total operating revenues minus fuel cost and purchased power.

(2)	EBITDA is defined as net income before interest expense, income taxes, depreciation and amortization.

(3)	2015 amounts are non-GAAP results from continuing operations. Excludes charges associated with integration of NMGC and excludes discontinued operations of TECO Coal LLC.

(4)

Gross capital expenditures including allowance for funds used during construction, which we refer to as AFUDC, of (in millions) $25, $34, $5, $3 and $2 in 2015, 2016, 2017, 2018 and 2019, respectively.

(5)	Assumes that current tax policy is unchanged during the projection period.

(6)

Morgan Stanley used the Initial Forecasts and the Updated Incremental CapEx Forecasts to calculate unlevered free cash flows of TECO Energy by tax-effecting earnings before interest and taxes, including the potential cash benefits of net operating loss and alternative minimum tax carryforwards projected by TECO Energy’s management to be utilized by TECO Energy on a standalone basis, and adding back the aggregate of depreciation and amortization, deferred taxes, and other cash flow adjustments provided by management, less the sum of capital expenditures and investment in working capital.

(7)

Derived by Moelis for purposes of its discounted cash flow analysis from management’s Updated Incremental CapEx Forecasts as unlevered net income, plus depreciation and amortization, plus deferred taxes (excluding NOLs and tax credit carryforwards), less the increase in net working capital, and less capital expenditures, AFUDC earnings and net regulatory asset increase.

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OPINION OF MORGAN STANLEY & CO. LLC

Opinion of Morgan Stanley & Co. LLC

Morgan Stanley was retained by TECO Energy to act as its financial advisor in connection with the merger. TECO Energy selected Morgan Stanley to act as one of its financial advisors based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the industry, business and affairs of TECO Energy. On September 4, 2015, Morgan Stanley rendered its oral opinion, which was subsequently confirmed in writing, to the Board that, as of that date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its opinion, the per-share merger consideration to be received by the holders of TECO Energy common stock, other than to holders of certain excluded shares, pursuant to the merger agreement dated as of September 4, 2015 was fair from a financial point of view to such holders of shares of TECO Energy common stock. For the purposes of this section, “excluded shares” means (i) shares owned by TECO Energy as treasury stock, (ii) shares that are owned by a wholly owned subsidiary of TECO Energy and (iii) shares that are owned directly or indirectly by Emera or Merger Sub.

The full text of Morgan Stanley’s written opinion to the Board, dated September 4, 2015, is attached to this proxy statement as Annex B. Our shareholders should read the opinion in its entirety for a discussion of the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley in rendering its opinion. This summary is qualified in its entirety by reference to the full text of such opinion. Morgan Stanley’s opinion was addressed to, and rendered for the benefit of, the Board, in its capacity as such, and addressed only the fairness, from a financial point of view, of the per-share merger consideration to be received by the holders of TECO Energy common stock, other than to holders of certain excluded shares, pursuant to the merger agreement as of the date of the opinion and did not address any other aspects or implications of the merger. Morgan Stanley was not requested to opine as to, and its opinion does not in any manner address, the underlying business decision of TECO Energy to proceed with or effect the merger or the likelihood of consummation of the merger, nor does it address the relative merits of the merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. Morgan Stanley’s opinion was not intended to, and does not, express an opinion or a recommendation as to how the shareholders of TECO Energy should vote at the special meeting or any adjournment thereof or as to any other action that a shareholder should take in relation to the merger.

In arriving at its opinion, Morgan Stanley, among other things:

¡	Reviewed certain publicly available financial statements and other business and financial information of TECO Energy;

¡	Reviewed certain internal financial statements and other financial and operating data concerning TECO Energy;

¡	Reviewed certain financial projections prepared by management of TECO Energy;

¡	Discussed the past and current operations and financial condition and the prospects of TECO Energy with senior executives of TECO Energy;

¡	Reviewed the reported prices and trading activity for TECO Energy common stock;

¡

Compared the financial performance of TECO Energy and the prices and trading activity of TECO Energy common stock with that of certain other publicly traded companies comparable with TECO Energy and their securities;

¡	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

¡	Participated in certain discussions among representatives of TECO Energy and Emera and their financial and legal advisors;

¡	Reviewed published estimates of independent research analysts with respect to the future financial performance and price targets of TECO Energy;

¡

Reviewed the merger agreement, the commitment letters from certain lenders substantially in the form executed by such lenders dated September 1, 2015 (which are referred to in this section as the commitment letters) and certain related documents; and

¡	Performed such other analyses and considered such other factors as Morgan Stanley has deemed appropriate.

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OPINION OF MORGAN STANLEY & CO. LLC

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by TECO Energy, and formed a substantial basis for Morgan Stanley’s opinion. Morgan Stanley further relied upon assurances of the management of TECO Energy that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best then-currently available estimates and judgments of the management of TECO Energy of the future financial performance of TECO Energy. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that Emera will obtain financing in accordance with the terms set forth in the commitment letters and that the final merger agreement would not differ in any material respects from the draft thereof furnished to Morgan Stanley. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley noted that it is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of TECO Energy and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to be paid to any of TECO Energy’s officers, directors or employees, or any class of such persons, relative to the per-share merger consideration to be received by the holders of shares of TECO Energy common stock in the transaction.

Morgan Stanley noted that it did not make any independent valuation or appraisal of the assets or liabilities of TECO Energy, nor was it furnished with any such valuations or appraisals. In arriving at its opinion, Morgan Stanley also noted that it did not conduct a physical inspection of the properties and facilities of TECO Energy. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of its opinion. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley does not assume any obligation to update, revise or reaffirm its opinion.

The following is a brief summary of the material financial analyses performed by Morgan Stanley in connection with the preparation of its written opinion to the Board, dated September 4, 2015. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion. Furthermore, mathematical analysis, such as determining the mean, median or average, is not in itself a meaningful method of using the data referred to below.

Summary of Morgan Stanley Financial Analyses

Morgan Stanley reviewed the historical trading ranges of our common stock for the last twelve months ended September 3, 2014. Morgan Stanley noted that, as of September 3, 2015, the closing price of our common stock was $21.06, and that, for the last twelve months ended September 3, 2015, the low and high intraday prices for TECO Energy common stock were $16.98 and $22.45 per share.

Equity Research Analysts’ Price Targets

Morgan Stanley reviewed the most recent equity research analysts’ per-share target prices for TECO Energy. These targets reflect each analyst’s estimate of the future public market trading price for TECO Energy common stock. Target prices for TECO Energy common stock ranged from $18.00 to $22.00 (prior to the press leak on July 16, 2015 about a potential transaction), which were discounted to present values using TECO Energy’s cost of equity to derive an approximate implied equity value per share range of $17.00 to $20.75, as compared to the per-share merger consideration of $27.55.

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SUMMARY OF MORGAN STANLEY FINANCIAL ANALYSES

The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for TECO Energy common stock and these estimates are subject to uncertainties, including the future financial performance of TECO Energy and future financial market conditions.

Comparable Public Companies Analysis

Morgan Stanley reviewed and compared certain financial information, ratios and multiples relating to TECO Energy to corresponding financial information, ratios and multiples for publicly traded utility companies that shared characteristics with TECO Energy to derive an implied valuation range for TECO Energy.

The companies included in the comparable companies analysis were:

¡	Consolidated Edison, Inc.;

¡	Duke Energy Corporation;

¡	Eversource Energy;

¡	OGE Energy Corp.;

¡	Southern Company;

¡	WEC Energy Group, Inc.; and

¡	Xcel Energy Inc.

In performing this analysis, Morgan Stanley used the Initial Forecasts and the Updated Incremental CapEx Forecast summarized in this proxy statement to compare financial information and multiples of market value of the companies included in the comparable companies analysis to the following metrics of TECO Energy:

¡	Stock price to 2015 estimated EPS;

¡	Stock price to 2016 estimated EPS; and

¡	Stock price to 2017 estimated EPS (with “Stock price” in each case being the closing price of TECO Energy common stock on the NYSE on September 3, 2015).

The following table reflects the multiple of price to estimated EPS for 2015, estimated EPS for 2016 and estimated EPS for 2017 for the companies included in the comparable companies analysis based on a compilation of earnings estimates by selected equity research analysts:

Metric	Company Comparable Companies Multiples
Stock Price to 2015 estimated EPS	14.8x – 17.3x
Stock Price to 2016 estimated EPS	13.6x – 16.2x
Stock Price to 2017 estimated EPS	12.9x – 15.2x

Based on the analysis of the relevant metrics for each of the comparable companies, Morgan Stanley selected a representative range of financial multiples of the comparable companies. The following table reflects the results of this analysis:

	Price to 2015 EPS	Price to 2016 EPS	Price to 2017 EPS
Representative range derived from comparable companies	15.0x – 17.5x	13.5x – 16.0x	13.0x – 15.0x

Applying the representative ranges of multiples that were derived from the comparable public companies analysis and based on Morgan Stanley’s judgment, Morgan Stanley calculated a range of implied equity values per share of TECO Energy common stock with respect to the following metrics:

¡	Stock price to 2016 estimated EPS; and

¡	Stock price to 2017 estimated EPS (with “Stock price” in each case being the closing price of TECO Energy common stock on the NYSE on September 3, 2015).

The ranges of approximate implied per share equity values were based on the Initial Forecasts and the Updated Incremental CapEx Forecasts.

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SUMMARY OF MORGAN STANLEY FINANCIAL ANALYSES

Based on this analysis, Morgan Stanley derived a range of approximate implied equity value per share of TECO Energy common stock as follows:

¡	Stock price to 2016 estimated EPS (Initial Forecasts) – $15.25 – $18.00

¡	Stock price to 2017 estimated EPS (Initial Forecasts) – $16.00 – $18.50

¡	Stock price to 2016 estimated EPS (Updated Incremental CapEx Forecasts) – $15.50 – $18.50

¡	Stock price to 2017 estimated EPS (Updated Incremental CapEx Forecasts) – $16.50 – $19.00

No company utilized in the comparable public companies analysis is identical to TECO Energy. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of TECO Energy and other factors that could affect the public trading value of the companies to which they are being compared. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond TECO Energy’s control, such as the impact of competition on TECO Energy’s businesses and the industry generally, industry growth and the absence of any adverse material change in TECO Energy’s financial condition and prospects for the industry or in the financial markets in general. Mathematical analysis, such as determining the mean, median or average, is not in itself a meaningful method of using comparable company data.

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis of TECO Energy, which is designed to provide an implied value of a company by calculating the present value of the estimated future unlevered cash flows and terminal value of TECO Energy. Morgan Stanley calculated a range of implied equity value per share for TECO Energy common stock based on estimates of future cash flows for calendar years 2016 through 2019 and the terminal year utilizing internal estimates of TECO Energy’s management reflecting alternative assumptions used in the Initial Forecasts and the Updated Incremental CapEx Forecasts as described under “—Certain Financial Forecasts Prepared by the Management of TECO Energy.”

In performing a discounted cash flow analysis of TECO Energy, Morgan Stanley first calculated the estimated unlevered free cash flows of TECO Energy and then calculated a terminal value for TECO Energy by applying a 15.0x to 17.5x range of terminal value multiples to our terminal year 2019 estimated net income. The terminal value multiple range was derived from the stock price to 2015 EPS multiples for the companies in the comparable public companies analysis. Unlevered free cash flows were calculated by tax-effecting earnings, including the potential cash benefits of net operating loss and alternative minimum tax carryforwards projected by TECO Energy’s management to be utilized by TECO Energy on a standalone basis, before interest and taxes and adding back the aggregate of depreciation and amortization, deferred taxes, and other cash flow adjustments provided by management less the sum of capital expenditures and investment in working capital. The free cash flows and range of terminal values were then discounted to present values as of December 31, 2015 using discount rates ranging from 4.3% to 5.4%, which were chosen by Morgan Stanley based upon prevailing interest rates and Morgan Stanley’s judgment of the estimated range of our weighted average cost of capital. This analysis indicated approximate implied equity value per share reference ranges for TECO Energy common stock of $18.50 to $22.75 (based on the Initial Forecasts) and $19.25 to $23.75 (based on the Updated Incremental CapEx Forecasts), as compared to the per-share merger consideration of $27.55 per share.

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SUMMARY OF MORGAN STANLEY FINANCIAL ANALYSES

Analysis of Selected Precedent Transactions and Premiums Paid

Morgan Stanley also performed an analysis of selected precedent transactions involving companies in the regulated power industry that are viewed as comparable to TECO Energy. The precedent transactions analysis attempts to provide an implied value for TECO Energy by comparing TECO Energy to other companies involved in business combinations. Using publicly available information, Morgan Stanley considered the following announced or completed transactions:

Announcement Date	Acquiror	Target
8/24/2015	Southern Company	AGL Resources
2/25/2015	Iberdrola S.A.	UIL Holdings
12/3/2014	NextEra Energy	Hawaii Electric
10/20/2014	Macquarie Infrastructure (and other investors)	Cleco
6/23/2014	Wisconsin Energy	Integrys Energy Group
4/30/2014	Exelon	Pepco Holdings
12/11/2013	Fortis	UNS Energy
5/29/2013	MidAmerican Energy	NV Energy
2/21/2012	Fortis	CH Energy Group

Morgan Stanley compared certain financial and market statistics of the selected precedent transactions. Based on an assessment of the utility acquisitions, Morgan Stanley applied a premium to the unaffected market price (considered to be July 15, 2015) of $18.58 ranging from 20% to 40%, as well as a multiple to TECO Energy’s estimate for 2016 earnings (using the Initial Forecasts) ranging from 18.5x – 22.5x. Based on the analysis of utility acquisitions, Morgan Stanley calculated an approximate per-share price for TECO Energy common stock ranging from $22.25 to $26.00 (in the case of the premium to unaffected share price), and $21.00 to $25.50 (in the case of the multiple to TECO Energy’s estimate of its 2016 earnings), as compared to the per-share merger consideration of $27.55 per share.

No company or transaction utilized as a comparison in the analysis of selected precedent transactions is identical to TECO Energy or the merger in business mix, timing and size. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of TECO Energy and other factors that would affect the value of the companies to which TECO Energy is being compared. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, global business, economic, market and financial conditions and other matters, many of which are beyond TECO Energy’s control, such as the impact of competition on TECO Energy and the industry generally, industry growth and the absence of any adverse material change in the financial conditions and prospects of TECO Energy or the industry or the financial markets in general. Mathematical analysis (such as determining the mean or median) is not, in itself, a meaningful method of using precedent transactions data.

Infra Fund Returns Valuation

Morgan Stanley performed an illustrative infrastructure fund returns valuation analysis utilizing terminal net income multiples ranging from 15.0x – 17.5x based on the stock price to 2015 EPS multiples for the companies in the comparable public companies analysis, an assumed cost of equity ranging from 10.0% to 12.0% based on an illustrative required range of equity returns expected long-term by infrastructure investors in Morgan Stanley’s professional opinion, and incremental leverage used as part of the acquisition consideration targeting a debt to EBITDA ratio of 5.0x consistent with a mid- to high-BB credit rating. The results of this analysis implied an approximate equity value per share for TECO Energy common stock of $18.75 to $22.00 (based on the Initial Forecasts) and $19.25 to $23.00 (based on the Updated Incremental CapEx Forecasts), as compared to the per-share merger consideration of $27.55 per share.

General

Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its

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GENERAL

analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of TECO Energy. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters. Many of these assumptions are beyond TECO Energy’s control and variations to such financial assumptions and methodologies may impact the results of Morgan Stanley’s analyses. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis and preparation of its opinion, dated September 4, 2015, to the Board as to the fairness from a financial point of view of the per-share merger consideration to be received by the holders of TECO Energy common stock (other than holders of certain excluded shares) pursuant to the merger agreement. These analyses do not purport to be appraisals or to reflect prices at which TECO Energy common stock might actually trade.

The per-share merger consideration to be received by the holders of shares of TECO Energy common stock pursuant to the merger agreement was determined through arm’s length negotiations between TECO Energy and Emera and was approved by the Board. Morgan Stanley did not recommend any specific merger consideration to the Board or that any specific merger consideration constituted the only appropriate consideration for the merger.

Morgan Stanley’s opinion and its presentation to the Board was one of many factors taken into consideration by the Board in deciding to approve the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Board with respect to the consideration or of whether the Board would have been willing to agree to different consideration.

Morgan Stanley was not requested to opine as to, and its opinion does not in any manner address, the underlying business decision of TECO Energy to proceed with or effect the merger or the likelihood of consummation of the merger, nor does it address the relative merits of the merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. Morgan Stanley’s opinion was not intended to, and does not, express an opinion or a recommendation as to how the shareholders of TECO Energy should vote at any shareholders’ meeting to be held in connection with the merger, or as to any other action that a shareholder should take relating to the merger.

Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

Morgan Stanley acted as a financial advisor to TECO Energy in connection with the merger, and TECO Energy has agreed to pay Morgan Stanley a fee estimated to be approximately $29,000,000 for its services, of which approximately $7,000,000 was payable shortly after the execution of the merger agreement, and the remainder of which is contingent upon the closing of the merger. TECO Energy has agreed to reimburse Morgan Stanley for its reasonable expenses incurred in performing its services. TECO Energy also has agreed to indemnify Morgan Stanley and its affiliates, their respective officers, directors, employees and agents and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, related to or arising out of or in connection with Morgan Stanley’s engagement.

From March of 2013 through the date it rendered its opinion, Morgan Stanley and its affiliates provided financial advisory and financing services to TECO Energy, and received aggregate fees of approximately $15,400,000 in connection with such services. From March 2013 through the date it rendered its opinion, Morgan Stanley and its affiliates have not been engaged on any financial advisory or financing assignments for Emera, and have not received fees for such services during this period. Morgan Stanley may also seek to provide such services to TECO Energy and Emera in the future and would expect to receive customary fees for the rendering of those services.

Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time

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GENERAL

invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of TECO Energy, Emera or any other company, or any currency or commodity, that may be involved in the merger, or any related derivative instrument.

Opinion of Moelis & Company LLC

At the meeting of the Board held on September 4, 2015 to evaluate and approve the merger, Moelis delivered an oral opinion, which was confirmed by delivery of a written opinion dated September 4, 2015, addressed to the Board to the effect that, as of the date of the opinion and based upon and subject to the conditions and limitations set forth in the opinion, the per-share merger consideration to be received by holders of TECO Energy common stock was fair, from a financial point of view, to such holders.

The full text of Moelis’ written opinion, dated September 4, 2015, which sets forth the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement and is incorporated herein by reference. Holders of TECO Energy common stock are encouraged to read Moelis’ written opinion carefully and in its entirety. Moelis’ opinion was provided for the use and benefit of the Board (in its capacity as such) in its evaluation of the merger. Moelis’ opinion is limited to the fairness, from a financial point of view, of the per-share merger consideration and does not address TECO Energy’s underlying business decision to effect the merger or the relative merits of the merger as compared to any alternative business strategies or transactions that might be available with respect to TECO Energy. Moelis’ opinion does not constitute a recommendation to any shareholder of TECO Energy as to how such shareholder should vote or act with respect to the merger or any other matter. Moelis’ opinion was approved by a Moelis fairness opinion committee.

At the direction of the Board, Moelis was not asked to, nor did it, offer any opinion as to any terms of the merger agreement or any aspect or implication of the merger, except for the per-share merger consideration to the extent expressly specified in its opinion. Moelis did not express any view or opinion with respect to legal, regulatory, tax, accounting or similar matters, and Moelis assumed, with the Board’s consent, and relied upon, without independent verification, the assessments of representatives of TECO Energy with respect to such matters. In rendering its opinion, Moelis assumed, with the Board’s consent, that the final executed form of the merger agreement would not differ in any material respect from the draft that Moelis reviewed, that the merger would be consummated in accordance with its terms and that the parties to the merger agreement would comply with all material terms of the merger agreement. Moelis also assumed, with the Board’s consent, that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without the imposition of any delay, limitation, restriction, divestiture or condition that would have an adverse effect on TECO Energy or the merger. Moelis was not authorized to, and it did not, solicit indications of interest in a possible transaction with TECO Energy from any third party.

In arriving at its opinion, Moelis, among other things:

¡	reviewed certain publicly available business and financial information relating to TECO Energy;

¡

reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of TECO Energy furnished to Moelis by TECO Energy, including financial forecasts and other information provided to or discussed with Moelis by TECO Energy’s management;

¡	conducted discussions with members of TECO Energy’s senior management and representatives concerning the information described above, as well as the businesses and prospects of TECO Energy generally;

¡

held discussions with TECO Energy’s management and other representatives regarding, and considered the results of, the process undertaken on behalf of TECO Energy to solicit third-party indications of interest in the acquisition of all or part of TECO Energy;

¡	reviewed publicly available financial and stock market data of certain other companies in lines of business that Moelis deemed relevant;

¡	reviewed the financial terms of certain other transactions that Moelis deemed relevant;

¡	reviewed a draft, dated September 4, 2015, of the merger agreement;

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OPINION OF MOELIS & COMPANY LLC

¡	participated in certain discussions with representatives of TECO Energy and its other advisors; and

¡	conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate.

In connection with its review, Moelis did not assume any responsibility for independent verification of any of the information supplied to, discussed with or reviewed by Moelis for the purpose of its opinion and, with the Board’s consent, relied on such information being complete and accurate in all material respects. In addition, with the Board’s consent, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of TECO Energy or any other entity, nor was Moelis furnished with any such evaluation or appraisal. With respect to the financial forecasts and other information (including, without limitation, information relating to net operating loss and alternative minimum tax credit carryforwards expected by TECO Energy’s management to be utilized by TECO Energy on a standalone basis) that Moelis was directed to utilize in its analyses, Moelis assumed, at the direction of the Board, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of TECO Energy’s management as to the future performance of TECO Energy and the other matters covered thereby. In addition, with the Board’s consent, Moelis relied on the assessments of TECO Energy’s management as to, among other things, (i) the potential financial terms, timing and other matters relating to TECO Energy’s proposed sale or other disposition of its coal business and (ii) the potential impact on TECO Energy of market, cyclical and other trends in and prospects for, and regulatory matters relating to or affecting, the electric and natural gas utilities industries (including, without limitation, future commodity prices, which are subject to significant volatility, and future rate cases, cost recovery and other regulatory proceedings and determinations), and assumptions of TECO Energy’s management as to such matters which, if different than as provided to Moelis, could have a meaningful impact on its analyses or opinion. Moelis assumed, with the Board’s consent, that there would be no developments with respect to any such matters that would have an adverse effect on TECO Energy or the merger or that otherwise would be meaningful in any respect to its analyses or opinion.

Moelis’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Moelis as of, the date of its opinion.

Moelis’ opinion was for the use and benefit of the Board (in its capacity as such) in its evaluation of the merger. Moelis’ opinion did not address the fairness of the merger, or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of TECO Energy or any other entity, other than the fairness of the per-share merger consideration from a financial point of view to the holders of TECO Energy common stock to the extent expressly specified in Moelis’ opinion. In addition, Moelis did not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the per-share merger consideration or otherwise. Except as described in this summary, TECO Energy and the Board imposed no other instructions or limitations on Moelis with respect to the investigations made or procedures followed by Moelis in rendering its opinion.

The following is a summary of the material financial analyses presented by Moelis to the Board at its meeting held on September 4, 2015, in connection with its opinion. Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Moelis’ analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Moelis’ analyses. For purposes of the analyses described below, references to estimated earnings before interest, taxes, depreciation and amortization, which is referred to as EBITDA, and net income mean EBITDA and net income excluding one-time charges and benefits pro forma for the full-year impact of corporate transactions and, in the case of EBITDA, after stock-based compensation expense, as applicable.

TECO Energy Financial Analyses

Discounted Cash Flow Analysis. Moelis performed a discounted cash flow analysis of TECO Energy using the Updated Incremental CapEx Forecast provided by TECO Energy’s management to calculate the present value of the estimated future unlevered free cash flows projected to be generated by TECO Energy. In performing a discounted cash flow analysis of TECO Energy, Moelis utilized a selected range of discount rates of 4.6% to 5.2%, derived from a weighted average cost of capital calculation, to calculate the estimated present values (as of December 31, 2015) of (i) TECO

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OPINION OF MOELIS & COMPANY LLC

Energy’s estimated after-tax unlevered free cash flows for the calendar year ending December 31, 2016 through the calendar year ending December 31, 2019, and (ii) the estimated terminal value for TECO Energy derived by applying to TECO Energy’s estimated EBITDA for the calendar year ending December 31, 2019 a selected range of EBITDA multiples of 8.0x to 9.5x. After taking into account the net present value (as of December 31, 2015) of the potential cash benefits of net operating loss and alternative minimum tax credit carryforwards expected by TECO Energy’s management to be utilized by TECO Energy on a standalone basis, this analysis indicated the following approximate implied per share equity value reference range for TECO Energy, as compared to the per-share merger consideration:

Implied Per Share Equity Value Reference Range	Per-Share Merger Consideration
$22.16 – $29.29	$27.55

Selected Precedent Transactions Analysis. Moelis reviewed financial information of the following eight selected transactions announced between February 21, 2012 and February 25, 2015 involving target companies that Moelis considered generally relevant as transactions involving companies that primarily operated both electric and natural gas utilities under state and federal regulatory regimes with proximate enterprise values as TECO Energy, which are collectively referred to as the Moelis selected transactions:

Announcement Date	Acquiror	Target
2/25/15	Iberdrola, S.A.	UIL Holdings Corporation
12/3/14	NextEra Energy, Inc.	Hawaiian Electric Industries, Inc.
10/20/14	Macquarie Infrastructure Partners Inc. consortium	Cleco Corporation
6/23/14	WEC Energy Group, Inc. (f/k/a Wisconsin Energy Corporation)	Integrys Energy Group, Inc.
4/30/14	Exelon Corporation	Pepco Holdings, Inc.
12/11/13	Fortis Inc.	UNS Energy Corporation
5/29/13	Berkshire Hathaway Energy Company (f/k/a MidAmerican Energy Holdings Company)	NV Energy, Inc.
2/21/12	Fortis Inc.	CH Energy Group, Inc.

Moelis reviewed, among other information, transaction values of the Moelis selected transactions (calculated as the purchase prices paid for the target companies, plus short-term and long-term debt, plus preferred stock and the book value of non-controlling interests (as applicable), less cash and cash equivalents) as a multiple of current calendar year and next calendar year estimated EBITDA. Moelis also reviewed fully diluted equity values of the Moelis selected transactions (calculated as the purchase prices paid for the target companies) as a multiple of current calendar year and next calendar year estimated net income. Financial data for the Moelis selected transactions were based on publicly available information, including publicly available consensus research analysts’ estimates. Financial data for TECO Energy was based on the Updated Incremental CapEx Forecast as provided by TECO Energy’s management.

The overall low to high current calendar year and next calendar year estimated EBITDA multiples observed for the Moelis selected transactions were 8.9x to 10.8x (with a mean and a median of 9.8x) and 8.1x to 10.6x (with a mean and a median of 9.3x), respectively, and the current calendar year and next calendar year estimated net income multiples observed for the Moelis selected transactions were 18.1x to 22.7x (with a mean and a median of 20.7x) and 17.4x to 20.9x (with a mean and a median of 19.3x), respectively. Moelis then applied selected ranges of current calendar year and next calendar year estimated EBITDA multiples derived from the Moelis selected transactions of 9.0x to 10.5x and 8.5x to 10.5x to TECO Energy’s calendar year 2015 and calendar year 2016 estimated EBITDA, respectively, and selected ranges of current calendar year and next calendar year estimated net income multiples derived from the Moelis selected transactions of 18.0x to 22.0x and 17.5x to 21.0x to TECO Energy’s calendar year 2015 and calendar year 2016 estimated net income, respectively. This analysis indicated the following approximate implied per share equity value reference ranges for TECO Energy, as compared to the per-share merger consideration:

Implied Per Share Equity Value Reference Ranges Based On:				Per-Share Merger Consideration
CY2015E EBITDA	CY2016E EBITDA	CY2015E Net Income	CY2016E Net Income
$19.02 – $25.05	$18.80 – $27.27	$19.48 – $23.80	$19.97 – $23.96	$27.55

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OPINION OF MOELIS & COMPANY LLC

Selected Public Companies Analysis. Moelis reviewed financial and stock market information of the following seven companies that Moelis considered generally relevant as publicly traded companies that primarily operate both electric and natural gas utilities under state and federal regulatory regimes with proximate enterprise values as TECO Energy, which are collectively referred to as the Moelis selected companies:

¡	Alliant Energy Corporation

¡	Ameren Corporation

¡	CMS Energy Corporation

¡	Great Plains Energy Incorporated

¡	SCANA Corporation

¡	Vectren Corporation

¡	Westar Energy, Inc.

Moelis reviewed, among other information, enterprise values of the Moelis selected companies (calculated as fully diluted common equity market values based on closing stock prices on September 3, 2015, plus short-term and long-term debt, plus preferred stock and the book value of non-controlling interests (as applicable), less cash and cash equivalents) as a multiple of calendar year 2015 and calendar year 2016 estimated EBITDA. Moelis also reviewed equity values of the Moelis selected companies (calculated as fully diluted common equity market values based on closing stock prices on September 3, 2015) as a multiple of calendar year 2015 and calendar year 2016 estimated net income. Financial data for the Moelis selected companies were based on publicly available consensus research analysts’ estimates, public filings and other publicly available information. Financial data for TECO Energy was based on the Updated Incremental CapEx Forecast as provided by TECO Energy’s management.

The overall low to high calendar year 2015 and calendar year 2016 estimated EBITDA multiples observed for the Moelis selected companies were 6.9x to 9.8x (with a mean of 8.8x and a median of 9.1x) and 6.4x to 9.3x (with a mean of 8.2x and a median of 8.4x), respectively. The overall low to high calendar year 2015 and calendar year 2016 estimated net income multiples observed for the Moelis selected companies were 13.9x to 17.3x (with a mean of 15.7x and a median of 15.8x) and 13.4x to 16.2x (with a mean of 14.5x and a median of 14.4x), respectively. Moelis then applied selected ranges of calendar year 2015 and calendar year 2016 estimated EBITDA multiples derived from the Moelis selected companies of 8.0x to 10.0x and 7.5x to 9.5x, and selected ranges of calendar year 2015 and calendar year 2016 estimated net income multiples of 14.25x to 17.25x and 13.25x to 16.25x, respectively, to corresponding financial data of TECO Energy. This analysis indicated the following approximate implied per share equity value reference ranges for TECO Energy, as compared to the per-share merger consideration:

Implied Per Share Equity Value Reference Ranges Based On:				Per-Share Merger Consideration
CY2015E EBITDA	CY2016E EBITDA	CY2015E Net Income	CY2016E Net Income
$15.00 – $23.04	$14.57 – $23.03	$15.43 – $18.67	$15.13 – $18.55	$27.55

Other Information

Moelis also noted for the Board certain additional factors that were not considered part of Moelis’ financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things:

¡

implied premiums paid in the Moelis selected transactions, which indicated overall low to high implied premiums paid in such transactions based on the one-day, seven-day and one-month unaffected closing stock prices of the target companies involved in such transactions of approximately 10.6% to 30.1% (with a mean of 19.5% and a median of 19.2%), 12.4% to 27.6% (with a mean of 20.4% and a median of 21.6%) and 0.8% to 33.1% (with a mean of 17.0% and a median of 17.0%), respectively, as compared to the implied premiums in the merger based on the per-share merger consideration and the closing stock prices of TECO Energy common stock on July 15, 2015 and September 3, 2015 of approximately 48.3% and 30.8%, respectively; and

¡

stock price targets for TECO Energy common stock in recently published, publicly available Wall Street research analysts’ reports, which indicated overall low to high stock price targets for TECO Energy common stock as of

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OPINION OF MOELIS & COMPANY LLC

July 15, 2015 (the last trading day prior to the Company’s public announcement that it was reviewing strategic alternatives) of $18.00 to $20.00 per share (with a mean of approximately $19.45 per share) and as of September 3, 2015 (the last trading day prior to execution of the merger agreement) of $18.00 to $24.00 per share (with a mean of $20.60 per share).

Miscellaneous

This summary of Moelis’ analyses is not a complete description of Moelis’ opinion or the analyses underlying, and factors considered in connection with, Moelis’ opinion. The preparation of a fairness opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Moelis’ opinion. In arriving at its fairness determination, Moelis considered the results of all of its analyses and did not base its opinion solely on any one factor or analysis. Rather, Moelis made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses.

No company or transaction used in the analyses described above is identical to TECO Energy or the merger. In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Given that the analyses described above are inherently subject to uncertainty and based upon numerous factors or events beyond the control of the parties or their respective advisors, neither TECO Energy nor Moelis or any other person assumes responsibility if future results are materially different from those forecast.

The per-share merger consideration was determined through arms-length negotiations between TECO Energy and Emera and was approved by the Board. Moelis did not recommend any specific consideration to TECO Energy or the Board or that any specific amount or type of consideration constituted the only appropriate consideration for the merger.

Moelis has acted as a financial advisor to TECO Energy in connection with the merger and will receive for its services an aggregate fee of $5,500,000, of which $1,500,000 became payable in connection with the delivery of its opinion (regardless of the conclusion reached therein) and $4,000,000 is contingent upon completion of the merger. In addition, TECO Energy has agreed to indemnify Moelis for certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Moelis’ affiliates, employees, officers and partners may at any time own securities (long or short) of TECO Energy, Emera and their respective affiliates. Moelis and its affiliates in the past have provided investment banking and other services to TECO Energy and its affiliates unrelated to the merger, including, in the two years prior to the date of its opinion, having acted as financial advisor to TECO Energy in connection with a potential acquisition transaction which was not consummated. Moelis did not receive any fees from TECO Energy for services provided in the two years prior to the date of its opinion. Although in the two years prior to the date of its opinion, Moelis and its affiliates did not provide investment banking and other services to Emera for which Moelis and its affiliates received compensation, Moelis and its affiliates in the future may provide such services for which Moelis and its affiliates would expect to receive compensation.

TECO Energy selected Moelis as a financial advisor in connection with the merger because of Moelis’ substantial experience in similar transactions, industry knowledge and familiarity with TECO Energy and its business. Moelis is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, and valuations for corporate and other purposes.

Interests of the Directors and Executive Officers of TECO Energy in the Merger

TECO Energy’s executive officers and directors may have interests in the merger that may be deemed to be in addition to or different from your interests as a shareholder. The Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in evaluating and negotiating the merger agreement, in approving the merger agreement and the merger and in recommending that the merger agreement be approved by the shareholders of TECO Energy.

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INTERESTS OF THE DIRECTORS AND EXECUTIVE OFFICERS OF TECO ENERGY IN THE MERGER

Treatment of Outstanding Options, Restricted Shares, Restricted Stock Units and Other Awards

TECO Energy’s executive officers hold stock options to purchase shares of our common stock and restricted shares of our common stock. In addition, the merger agreement permits TECO Energy to grant restricted stock units with respect to our common stock to our executive officers in early 2016 in lieu of restricted shares as the long-term incentive component of our executive compensation program. Upon completion of the merger, these awards will be treated as follows:

¡

each outstanding option to purchase shares of our common stock will be cancelled and converted into the right to receive a lump-sum cash payment (paid as promptly as practicable following the effective time of the merger, less any applicable withholdings) equal to the product of the excess, if any, of (i) the per-share merger consideration over (ii) the per-share exercise price of such option, multiplied by the total number of shares of our common stock underlying such option;

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each outstanding restricted share of our common stock will vest and will be cancelled and converted into the right to receive a lump-sum cash payment (paid as promptly as practicable following the effective time of the merger, less any applicable withholdings) equal to the per-share merger consideration (plus any accrued dividends). For purposes of determining the number of restricted shares of our common stock outstanding immediately prior to the effective time of the merger, any performance goals and bonus multipliers applicable to performance restricted shares will be deemed achieved at the maximum level as of immediately prior to the effective time of the merger; and

¡

each outstanding restricted stock unit with respect to our common stock permitted to be granted under the terms of the merger agreement after the date of the merger agreement will be cancelled and converted into the right to receive (i) a pro-rated lump-sum cash payment (paid as promptly as practicable following the effective time of the merger, less any applicable withholdings) and (ii) a cash service award subject to the same terms and conditions (including service-based vesting, but not performance-based vesting) applicable to the corresponding restricted stock unit immediately prior to the effective time of the merger. The pro-rated lump-sum cash payment will be equal to the product of the per-share merger consideration (plus any accrued dividends) and a fraction, the numerator of which is the number days during the period beginning on January 1 of the year in which the corresponding restricted stock unit was granted and ending on the closing date of the merger and the denominator of which is 1,096. The cash service award will be with respect to an amount equal to the product of the per share merger consideration (plus any accrued dividends) and a fraction, the numerator of which is the number days during the period beginning on the day after the closing date of the merger and ending on the last day of the vesting period applicable to the corresponding restricted stock unit and the denominator of which is 1,096. For purposes of determining the number of restricted stock units outstanding immediately prior to the effective time of the merger, any performance goals and bonus multipliers applicable to performance restricted stock units will be deemed achieved at the maximum level as of immediately prior to the effective time of the merger.

For each of our executive officers, the amounts that would have been realized with respect to their stock options and restricted shares of common stock, assuming the consummation of the merger occurred on September 30, 2015, are estimated to be as follows:

Name(1)	Vested Stock Options (#)	Vested Stock Options ($)(2)	Time- Based Restricted Shares (#)	Time- Based Restricted Shares ($)	Performance Restricted Shares (#)(3)	Performance Restricted Shares ($)(4)
John Ramil	0	0	135,927	3,744,789	506,490	13,953,800
Gordon Gillette	0	0	31,842	877,247	119,518	3,292,721
Sandra Callahan	4,433	49,893	32,475	894,686	125,122	3,447,111
Charles Attal III	8,900	100,170	23,119	636,928	88,990	2,451,675
Phil Barringer	6,650	74,846	21,199	584,032	82,270	2,266,539
Ryan Shell	0	0	2,768	76,258	12,916	355,836
Clark Taylor(5)	11,000	125,044	0	0	0	0

(1)

Dierdre A. Brown and Annette Gardiner ceased serving as executive officers of TECO Energy in October and December of 2014, respectively, and will not receive any compensation as a result of the closing of the merger.

(2)	All outstanding stock options are fully vested and were granted with an exercise price equal to $16.295 per share.

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INTERESTS OF THE DIRECTORS AND EXECUTIVE OFFICERS OF TECO ENERGY IN THE MERGER

(3)	Assumes achievement of applicable performance metrics and bonus multipliers at the maximum amount, which are 150% for the 2013 and 2014 grants and 200% for the 2015 grants.

(4)

In addition, accrued dividends would be paid out with respect to the performance restricted shares in the following amounts: $771,633 for Mr. Ramil, $192,766 for Mr. Gillette, $186,698 for Ms. Callahan, $133,353 for Mr. Attal, $120,304 for Mr. Barringer, and $8,718 for Mr. Shell.

(5)	Mr. Taylor’s restricted shares vested in connection with the sale of TECO Coal on September 21, 2015, and Mr. Taylor ceased serving as an executive officer of TECO Energy as of April 2015.

In addition to the foregoing, Mr. Shell holds a cash-based long-term incentive award originally granted in 2014 by NMGC. As permitted under the terms of the merger agreement, this award will be paid out in cash at the maximum payout level upon completion of the merger. Assuming the consummation of the merger occurred on September 30, 2015, Mr. Shell would receive $170,664 in respect of his 2014 NMGC cash-based long-term incentive award.

The non-employee members of the board of directors of TECO Energy hold restricted shares of our common stock, and in one instance, stock options to purchase shares of our common stock granted for service as an executive officer. In addition, the merger agreement permits TECO Energy to grant restricted stock units with respect to our common stock to our non-employee directors in 2016 in lieu of restricted shares as the long-term incentive component of our director compensation program. Stock options and restricted shares held by our non-employee directors will be treated in the same manner as described above for stock options and restricted shares held by our executive officers. Any restricted stock units held by our non-employee directors at the effective time of the merger will be converted to cash and paid to our non-employee directors on or shortly after closing.

For each of our non-employee directors, the amounts that would be realized with respect to their stock options and restricted shares of common stock, assuming the consummation of the merger occurred on September 30, 2015 are estimated to be approximately as follows:

Name	Vested Stock Options (#)	Vested Stock Options ($)(1)	Time- Based Restricted Shares (#)	Time- Based Restricted Shares ($)
William Rockford	0	0	4,095	112,817
Evelyn Follit	0	0	4,095	112,817
Joseph Lacher	0	0	4,095	112,817
Tom Rankin	0	0	4,095	112,817
James Ferman, Jr.	0	0	4,095	112,817
Paul Whiting	0	0	4,095	112,817
Loretta Penn	0	0	4,095	112,817
Sherrill Hudson	138,200	1,555,441	4,095	112,817

(1)	All outstanding stock options are fully vested and were granted with an exercise price equal to $16.295 per share.

Change-in-Control Severance Agreements

We have entered into change-in-control severance agreements with each of our executive officers under which payments will be made to our executive officers under certain circumstances in connection with a change in control of TECO Energy. For purposes of these agreements, the consummation of the merger will constitute a change in control.

The change-in-control severance agreements are “double-trigger” arrangements that only provide for payment of the benefits described below if there is a change in control (or one is contemplated) and

¡	employment is terminated by us without cause (as defined below); or

¡	employment is terminated by the executive officer for good reason (as defined below).

If employment is terminated under those circumstances, after expiration of a six-month deferral period as may be required under Section 409A of the Internal Revenue Code, we will make or provide:

¡

a lump sum severance payment to the executive officer of three times his or her annual salary and highest target annual incentive award in effect at any time during the thirty-six months prior to the date of termination;

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INTERESTS OF THE DIRECTORS AND EXECUTIVE OFFICERS OF TECO ENERGY IN THE MERGER

¡

a cash payment equal to the actuarial equivalent of the additional retirement benefit that would have been earned under our retirement plans if employment had continued for three years following the date of termination;

¡	company-paid life, disability, accident and health insurance for a three-year period, except to the extent these benefits are provided by a subsequent employer; and

¡

for Messrs. Ramil, Gillette and Attal (whose change-in-control severance agreements were put in place before 2010), a payment in compensation for any additional taxes that may be payable as a result the 20% excise tax imposed under Section 4999 of the Internal Revenue Code on the benefits received under the change-in-control severance agreements and any other benefits contingent on a change in control; however, such payment will only be made if the total payment due in connection with a change-in-control exceeds the amount at which an excise tax is first imposed by at least 10%. If the total payment due does not exceed by at least 10% the amount at which an excise tax is first imposed, the total payment will be reduced to the point that an excise tax would not be imposed.

In 2010, we determined not to provide excise tax gross-ups in any newly executed or amended change-in-control severance agreements. Accordingly, Ms. Callahan’s and Messrs. Barringer’s and Shell’s change-in-control severance agreements (which were amended or entered into since that time) do not provide for an excise tax-gross up, but rather provide that benefits will be capped in those instances in which applying such cap would provide greater after-tax benefits after the application of Section 4999 of the Internal Revenue Code.

For the purposes of the change-in-control severance agreements, termination with “cause” means a termination resulting from the willful and continued failure to substantially perform job duties or willful engagement in conduct which is demonstrably and materially injurious to TECO Energy. Termination of employment for “good reason” means a termination by the executive officer following the assignment to the executive officer of any duties inconsistent with the position held immediately prior to the change in control or a substantial adverse alteration in the nature or status, responsibilities or the conditions of employment, a reduction in annual base salary, TECO Energy’s requiring the executive officer to be based more than fifty miles from his or her current job location, the failure by TECO Energy to pay compensation within seven days of the due date, the discontinuation without substitution of any material compensation or benefit plan or other benefits the executive officer participated in immediately prior to the change in control or reduction of those benefits, TECO Energy’s failure to obtain a satisfactory agreement from any successor to assume and agree to perform the change-in-control severance agreement, or TECO Energy’s attempt to terminate the executive officer’s employment in a manner not consistent with the terms of the change-in-control severance agreement.

The change-in-control severance agreements require that the executive officer, subject to the terms of the agreement, remain our employee for one year following a potential change in control (unless an actual change in control occurs, as defined above). The change-in-control severance agreements define potential change in control more broadly than an actual change in control to ensure that we receive the benefit from the continued employment of the executive officer after such an event occurs. A “potential change in control” occurred when we entered into the merger agreement.

The following table sets forth the amount of payments and benefits that each of our executive officers would have received in connection with the merger under the executive officer’s change-in-control severance agreement, assuming the consummation of the merger occurred on September 30, 2015, and the employment of the executive officer was terminated other than for cause or the executive officer resigned for good reason, in each case on such date.

Name(1)	Base Salary/ Bonus ($)	Additional Retirement Benefit ($)(2)	Benefits ($)	Tax Reimbursement ($)
John Ramil	5,130,000	686,986	30,135	9,874,972
Gordon Gillette	2,784,600	380,986	58,185	2,895,499
Sandra Callahan	2,495,175	0	30,135	0
Charles Attal III	1,878,720	832,658	30,135	2,492,217
Phil Barringer	1,767,000	1,527	58,185	0
Ryan Shell	1,350,000	66,104	58,185	0

(1)

Ms. Brown, Ms. Gardiner and Mr. Taylor ceased serving as executive officers of TECO Energy as of October 2014, December 2014 and April 2015, respectively, and will not receive any payments in connection with the consummation of the merger.

(2)

For Ms. Callahan, the actuarial equivalent of 3 additional years of service under our retirement plans is zero, since she is currently eligible to receive the maximum benefits payable under such plans.

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INTERESTS OF THE DIRECTORS AND EXECUTIVE OFFICERS OF TECO ENERGY IN THE MERGER

Payments Under the TECO Energy Annual Incentive Compensation Plan

Under the TECO Energy Annual Incentive Compensation Plan, if an executive officer’s employment terminates following a change in control and in the year in which the change in control occurs, other than a termination for cause or without good reason (as such terms are defined in the executive officer’s change-in-control severance agreement), the executive officer will receive (i) any unpaid bonus payable in respect of a completed performance period and (ii) with respect to the performance period then in effect, a prorated bonus amount equal to the greater of the executive officer’s target level or the actual level of performance through the completed months of the performance period. For purposes of the plan, the closing of the merger will constitute a change in control.

Under the terms of the merger agreement, if the executive officer experiences an involuntary termination of employment on or within 30 days following the closing of the merger or if the executive officer terminates his or her employment with good reason (as defined in the executive officer’s change-in-control severance agreement) arising within 30 days following the closing of the merger, the executive officer will receive a prorated bonus amount calculated at the maximum payout level.

The following table sets forth the pro-rated bonus that each of our executive officers would receive in connection with the merger, assuming the consummation of the merger occurred on September 30, 2015, and the employment of the executive officer was either involuntarily terminated or the executive officer resigned for good reason, in each case on such date.

Name(1)	Pro-Rated Bonus at Maximum ($)
John Ramil	961,875
Gordon Gillette	429,975
Sandra Callahan	385,284
Charles Attal III	264,195
Phil Barringer	235,125
Ryan Shell	168,750

(1)

Ms. Brown, Ms. Gardiner and Mr. Taylor ceased serving as executive officers of TECO Energy as of October 2014, December 2014 and April 2015, respectively, and will not receive any payments in connection with the consummation of the merger.

Funding Under the TECO Energy Supplemental Retirement Benefits Trust

All of our executive officers, except for Mr. Shell, are participants under our supplemental executive retirement plan, which we refer to as the SERP. The SERP provides for a lump-sum payment upon early or normal retirement, as applicable, calculated based on a percentage of the executive officer’s final average earnings multiplied by the executive officer’s years of credited service (up to a maximum of 20 years).

The signing of the merger agreement constituted a “potential change of control” under the TECO Energy Group Supplemental Retirement Benefits Trust Agreement, the rabbi trust maintained by TECO Energy in connection with the SERP. Accordingly, pursuant to the trust agreement, TECO Energy fully funded the trust promptly following the signing of the merger agreement, and is required to maintain such funding as of the end of the each calendar year, including 2015. “Fully funded” is defined under the trust agreement to be equal to the aggregate present value of all benefits then in pay status under the SERP plus all benefits that would become payable under the SERP to current participants.

In addition, the trust agreement provides that in the event any amount payable to an executive officer under the executive officer’s change-in-control severance agreement is subject to the six-month waiting period applicable to certain non-qualified deferred compensation payable to specified employees under Section 409A of the Internal Revenue Code, the amount payable under the change-in-control severance agreement will be deposited in the trust at the commencement of the six-month waiting period for payment at the end of such period.

Termination and Payout Under the TECO Energy Director’s Deferred Compensation Plan

Pursuant to the TECO Energy Director’s Deferred Compensation Plan, non-employee directors may elect to defer any of their cash compensation with a return calculated at either 1% above the prime rate or a rate equal to the total return on

THE MERGER (CONTINUED)

INTERESTS OF THE DIRECTORS AND EXECUTIVE OFFICERS OF TECO ENERGY IN THE MERGER

our common stock. It is our intent to terminate the Director’s Deferred Compensation Plan in connection with the closing of the merger and pay out the deferred compensation pursuant to the terms of the plan.

The following table sets forth the amounts that each of our non-employee directors would receive in respect of their account balances (all of which are fully vested) under the Director’s Deferred Compensation Plan upon termination of such plan, assuming the consummation of the merger occurred on September 30, 2015. Amounts will be paid out under the plan within 12 months following the termination of the plan.

Name	Account Balance ($)
William Rockford	1,416,495
Evelyn Follit	100,437
Joseph Lacher	0
Tom Rankin	1,670,271
James Ferman, Jr.	3,028,315
Paul Whiting	0
Loretta Penn	0
Sherrill Hudson	373,255

Indemnification and Insurance

Pursuant to the merger agreement, from and after the effective time of the merger, the surviving corporation will indemnify and hold harmless each current and former director, officer or employee of TECO Energy and its subsidiaries for liabilities for acts or omissions occurring at or prior to the effective time of the merger. In addition, the surviving corporation will also maintain directors’ and officers’ and fiduciary liability insurance policies for six years following the effective time of the merger, subject to certain limitations on the amount of premiums payable under such policies. See “Proposal 1: Approval of the Merger Agreement – Indemnification and Insurance.”

New Arrangements

Prior to the effective time of the merger, Emera may in its discretion initiate negotiations of agreements, arrangements and understandings with certain of TECO Energy’s executive officers regarding compensation and benefits and may enter into definitive agreements with certain of TECO Energy’s executive officers regarding employment on a going-forward basis following completion of the merger.

Golden Parachute Compensation

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer of TECO Energy that is based on or otherwise relates to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to our named executive officers. The “golden parachute” compensation payable to these individuals is subject to a non-binding advisory vote of TECO Energy’s shareholders.

The following table sets forth the amount of payments and benefits that each TECO Energy named executive officer would have received in connection with the merger, assuming the consummation of the merger occurred on September 30, 2015, and the employment of the named executive officer was terminated other than for cause or the named executive officer resigned for good reason, in each case on such date. For additional information about these payments and benefits, see the descriptions above in this “Interests of the Directors and Executive Officers of TECO Energy in the Merger” section.

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INTERESTS OF THE DIRECTORS AND EXECUTIVE OFFICERS OF TECO ENERGY IN THE MERGER

Golden Parachute Compensation

Name(1)	Cash ($)(2)	Equity ($)(3)	Pension/ NQDC ($)(4)	Perquisites/ Benefits ($)(5)	Tax Reimbursement ($)(6)	Other ($)	Total ($)
John Ramil	6,091,875	18,470,222	686,986	30,135	9,874,972	0	35,154,190
Gordon Gillette	3,214,575	4,362,744	380,986	58,185	2,895,499	0	10,911,989
Sandra Callahan	2,880,459	4,528,495	0	30,135	0	0	7,439,089
Charles Attal III	2,142,915	3,221,956	832,658	30,135	2,492,217	0	8,719,881
Phil Barringer	2,002,125	2,970,875	1,527	58,185	0	0	5,032,712

(1)

Dierdre A. Brown and Annette Gardiner ceased serving as executive officers of TECO Energy in October and December of 2014, respectively, and will not receive any compensation as a result of the closing of the merger.

(2)

The amounts in this column represent cash severance payments under the change-in-control severance agreements and pro-rated bonus amounts calculated at the maximum payout level under the TECO Energy Annual Incentive Compensation Plan. The change- in-control severance agreements are “double-trigger” arrangements and, therefore, amounts payable under these agreements will not become payable unless a qualifying termination of employment occurs within a specified period of time following the effective time of the merger. The pro-rata payment provisions provided under the terms of the merger agreement with respect to the TECO Energy Annual Incentive Compensation Plan are also “double trigger”, as described under the heading “– Payments Under the TECO Energy Annual Incentive Compensation Plan” above. The amounts in this column consist of:

Name	3 Times Annual Salary ($)	3 Times Highest Target Annual Incentive Award ($)	Pro-Rated Bonus at Maximum ($)
John Ramil	2,565,000	2,565,000	961,875
Gordon Gillette	1,638,000	1,146,600	429,975
Sandra Callahan	1,467,750	1,027,425	385,284
Charles Attal III	1,174,200	704,520	264,195
Phil Barringer	1,140,000	627,000	235,125

(3)

The amounts in this column represent the value of accelerated vesting of restricted shares of common stock (including the value of accrued dividends) held by the executive officers, which awards will be cancelled and converted into cash payments as described under the heading “– Treatment of Outstanding Options, Restricted Shares, Restricted Stock Units and Other Awards” above. These amounts are “single-trigger” and will be paid pursuant to the merger agreement upon the effective time of the merger. The amount shown in this column for Ms. Callahan exceeds the amount attributable to the consummation of the merger, since Ms. Callahan is within three years of her social security retirement age and would be entitled to receive accelerated vesting and a pro-rated payment of her performance-based restricted shares upon her retirement under the terms of the applicable award agreements, regardless of the consummation of the merger.

(4)

The amounts in this column represent the value of three additional years of service under our retirement plans, as provided under the change-in-control severance agreements. The change-in-control severance agreements are “double-trigger” arrangements and, therefore, these amounts will not become payable unless a qualifying termination of employment occurs within a specified period of time following the effective time of the merger.

(5)

The amounts in this column represent the value of payments in respect of life, accident and health insurance benefits that the named executive officer may become entitled to receive upon a qualifying termination of employment under the terms of his or her change-in-control severance agreement. The change-in-control severance agreements are “double-trigger” arrangements and, therefore, these amounts will not become payable unless a qualifying termination of employment occurs within a specified period of time following the effective time of the merger.

(6)

The amounts in this column represent payments that will be made in compensation for the additional taxes payable by Messrs. Ramil, Gillette and Attal as a result of the excise tax imposed under Section 4999 of the Internal Revenue Code on the benefits received under the change-in-control severance agreements and any other benefits contingent upon the completion of the merger. The benefits payable to Ms. Callahan and Mr. Barringer would be subject to the excise tax under Section 4999 of the Internal Revenue Code but would not be capped because applying such cap would not result in better after-tax benefits for them after the application of the excise tax.

THE MERGER (CONTINUED)

CLOSING AND EFFECTIVE TIME OF THE MERGER

Closing and Effective Time of the Merger

The closing of the merger will take place no later than the third business day following the satisfaction or waiver in accordance with the merger agreement of all of the conditions to closing of the merger (as described under “Proposal 1: Approval of the Merger Agreement – Conditions to the Closing of the Merger”), other than conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions, or at such other time as we, Emera and Merger Sub may mutually agree.

Appraisal Rights

Under the FBCA and TECO Energy’s governing documents, TECO Energy’s shareholders are not entitled to appraisal rights or dissenters’ rights in connection with the merger.

Accounting Treatment

The merger will be accounted for following the acquisition method of accounting under Accounting Standards Codification Topic 805, Business Combinations.

United States Federal Income Tax Consequences of the Merger

The following discussion is a summary of the United States federal income tax consequences of the merger to holders of shares of our common stock. This summary is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to a holder of shares of our common stock in light of its particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any state, local or non-United States jurisdiction and does not consider any aspects of United States federal tax law other than income taxation. This summary deals only with shares of our common stock held as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and does not address tax considerations applicable to any holder of shares of our common stock that may be subject to special treatment under the United States federal income tax laws, including:

¡	a bank or other financial institution;

¡	a tax-exempt organization;

¡	a retirement plan or other tax-deferred account;

¡	a partnership, S corporation or other pass-through entity (or an investor in a partnership, S corporation or other pass-through entity);

¡	an insurance company;

¡	a mutual fund;

¡	a real estate investment trust;

¡	a dealer or broker in stocks and securities or in currencies;

¡	a trader in securities that elects mark-to-market treatment;

¡	a shareholder subject to the alternative minimum tax provisions of the Code;

¡	a shareholder that actually or constructively owns 5% or more of the outstanding shares of our common stock;

¡	a shareholder that received shares of our common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

¡	a U.S. holder that has a functional currency other than the United States dollar;

¡	a person that holds shares of our common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; and

¡	certain former United States citizens or long-term residents.

THE MERGER (CONTINUED)

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) holds shares of our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Such holders should consult their tax advisors regarding the tax consequences of exchanging shares of our common stock for cash pursuant to the merger.

This summary is based on the Code, the Treasury regulations promulgated under the Code, judicial authority, published administrative positions of the United States Internal Revenue Service, which we refer to as the IRS, and other applicable authorities, all as in effect as of the date of this proxy statement, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

The following summary is for general informational purposes only and is not a substitute for careful tax planning and advice. We urge you to consult your tax advisor with respect to the specific tax consequences to you of the merger in light of your particular circumstances, including federal estate, gift and other non-income tax consequences, and tax consequences under state, local or non-United States tax laws.

U.S. Holders

The following is a summary of the United States federal income tax consequences that will apply to you if you are a U.S. holder. For purposes of this discussion, the term U.S. holder refers to a beneficial owner of our common stock that is, for United States federal income tax purposes:

¡	an individual citizen or resident of the United States;

¡

a corporation (or any other entity or arrangement treated as a corporation for United States federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia;

¡	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

¡

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a “United States person” under applicable Treasury regulations.

The exchange of shares of our common stock for cash pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a U.S. holder that receives cash for shares of our common stock pursuant to the merger will recognize capital gain or loss equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares of our common stock surrendered in exchange therefor. Gain or loss will be determined separately for each block of our common stock (generally, shares of our common stock acquired at the same cost in a single transaction) held by such U.S. holder. Such capital gain or loss will be long-term capital gain or loss if such U.S. holder’s holding period for its shares of our common stock exceeds one year at the time of the exchange. Long-term capital gain recognized by an individual holder is generally eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Backup Withholding Tax

Proceeds from the exchange of shares of our common stock pursuant to the merger generally will be subject to backup withholding tax at the applicable rate unless the applicable U.S. holder or other payee provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed IRS Form W-9) or otherwise establishes an exemption from backup withholding tax.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding tax rules from a payment to a U.S. holder will be allowed as a credit against that holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS. Each U.S. holder should complete and sign the IRS Form W-9, which will be included with the letter of transmittal to be returned to the paying agent, to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the paying agent.

THE MERGER (CONTINUED)

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

Medicare Tax on “Net Investment Income”

Certain U.S. holders that are individuals, estates and trusts generally will be subject to a 3.8% Medicare tax on their “net investment income.” U.S. holders should consult their tax advisors regarding the applicability of the Medicare tax with respect to the disposition of our common stock.

Non-U.S. Holders

The following is a summary of United States federal income tax consequences that will apply to you if you are a non-U.S. holder. The term non-U.S. holder refers to a beneficial owner of shares of our common stock that is neither a U.S. holder nor a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes).

The following discussion assumes that no item of income, gain, deduction or loss derived by the non-U.S. holder in respect of shares of our common stock at any time is effectively connected with the non-U.S. holder’s conduct of a United States trade or business. Special rules, not discussed herein, may apply to certain non-U.S. holders, such as:

¡	certain former citizens or residents of the United States;

¡	controlled foreign corporations;

¡	passive foreign investment companies; and

¡	corporations that accumulate earnings to avoid United States federal income tax.

Gain realized by a non-U.S. holder on the exchange of shares of our common stock for cash pursuant to the merger generally will not be subject to United States federal income tax, unless (i) the non-U.S. holder is an individual who was present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met, in which case the holder will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on any gain from the exchange of shares of our common stock, net of applicable United States-source losses from sales or exchanges of other capital assets recognized by the holder during the year, or (ii) in certain circumstances, TECO Energy is or has been a United States real property holding corporation for United States federal income tax purposes during the five years preceding the closing date of the merger. TECO Energy believes that it is not, and has not been during the applicable five-year period, a United States real property holding corporation.

Backup Withholding Tax

A non-U.S. holder may be subject to backup withholding tax at the applicable rate with respect to the receipt of cash in exchange for shares of our common stock pursuant to the merger unless, generally, the non-U.S. holder certifies under penalties of perjury on an appropriate IRS Form W-8 that such non-U.S. holder is not a United States person, or the non-U.S. holder otherwise establishes an exemption in a manner satisfactory to the paying agent. Each non-U.S. holder should complete, sign and deliver to the paying agent (in the manner specified in the letter of transmittal) an appropriate IRS Form W-8 to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding tax rules generally will be allowed as a credit against the non-U.S. holder’s United States federal income tax liability, if any, and may entitle the holder to a refund, provided the required information is timely furnished to the IRS.

The foregoing summary does not discuss all aspects of United States federal income taxation that may be relevant to particular holders of shares of our common stock. Each shareholder should consult its tax advisor as to the particular tax consequences to it of exchanging its shares of our common stock for cash pursuant to the merger under any federal, state, local or non-United States tax laws.

Regulatory Approvals Required for the Merger

General

To complete the merger, TECO Energy must obtain approvals or consents from, or make filings with, a number of U.S. federal and state regulatory authorities. The required regulatory approvals, consents and filings, which we refer to as the required regulatory approvals, include the following:

¡	the expiration or early termination of the waiting periods under the HSR Act;

THE MERGER (CONTINUED)

REGULATORY APPROVALS REQUIRED FOR THE MERGER

¡	authorization from the FERC pursuant to the FPA;

¡

approval by CFIUS, meaning either (i) receipt of written notice issued by CFIUS that it has completed its review or investigation without action or recommendation to suspend or prohibit the merger or (ii) the President of the United States of America has not, within fifteen calendar days of a CFIUS report to him, announced a decision to take any action to block, suspend or otherwise prevent the consummation of the merger; and

¡	the approval of the NMPRC.

HSR Act and Other U.S. Antitrust Matters

Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission, which we refer to as the FTC, the merger cannot be completed until TECO Energy and Emera each file a notification and report form with the FTC and the Antitrust Division of the DOJ under the HSR Act and the applicable waiting period has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of a thirty-calendar-day waiting period following TECO Energy’s and Emera’s filing of their respective HSR Act notification forms or the early termination of that waiting period.

At any time before or after closing of the merger, notwithstanding the termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

FERC Approval

TECO Energy and Emera have public utility subsidiaries subject to the jurisdiction of the FERC under Part II of the FPA. In addition, for purposes of the FPA, each of TECO Energy and Emera is a holding company in a holding company system that includes one or more transmitting utilities, electric utilities or electric utility companies. Section 203 of the FPA requires prior FERC authorization for, among other things, any direct or indirect merger or consolidation of such holding companies. Consequently, the merger requires prior authorization by the FERC pursuant to Section 203 of the FPA.

The FERC must authorize the merger if it finds that the merger is consistent with the public interest and will not result in the cross-subsidization of a non-utility associate company or the pledge or encumbrance of utility assets in favor of non-utility affiliates (unless it finds that such cross-subsidization or pledge or encumbrance will be consistent with the public interest). The FERC has further stated that, in analyzing a merger or transaction under Section 203 of the FPA, it will evaluate the impact of the merger on:

¡	competition in wholesale electric power markets;

¡	the applicants’ wholesale power and transmission rates; and

¡	state and federal regulation of the applicants.

The FERC will review these factors to determine whether the merger is consistent with the public interest. If the FERC finds that the merger would adversely affect competition in wholesale electric power markets, rates for electric transmission or the wholesale sale of electric energy, or regulation, or that the merger would result in cross-subsidization or pledges or encumbrances that are not consistent with the public interest, it may, pursuant to the FPA, condition its approval in such a manner as necessary to mitigate such adverse effects, or it may decline to approve the merger.

Emera and TECO Energy filed an application for approval of the merger under Section 203 of the FPA with the FERC on October 5, 2015. The FERC is required to rule on a merger application not later than 180 days from the date on which the completed application is filed. The FERC may, however, for good cause, issue an order extending the time for consideration of the merger application by an additional 180 days. If the FERC does not issue an order within the statutory deadline, then the transaction is deemed to be approved. We expect that the FERC will approve the merger within the initial 180-day review period. However, there is no guarantee that the FERC will not extend the time period for its review or not impose conditions on its approval.

THE MERGER (CONTINUED)

REGULATORY APPROVALS REQUIRED FOR THE MERGER

CFIUS Approval

TECO Energy and Emera expect to file a joint voluntary notification of the merger with CFIUS pursuant to Section 721 of Title VII of the Defense Production Act of 1950, as amended, which we refer to as the DPA. Under the DPA, the President of the United States is authorized to prohibit or suspend acquisitions, mergers or takeovers by foreign persons that could result in control of persons engaged in interstate commerce in the United States if the President determines, after review and any necessary further investigation by CFIUS, that there is credible evidence that leads the President to believe that the foreign person exercising control might take action that threatens to impair the national security of the United States and that other provisions of existing law do not provide adequate authority to protect national security. The merger is subject to review under the DPA by CFIUS. The successful completion of the CFIUS process is a condition to closing the merger.

NMPRC Approval

NMGC, our wholly-owned utility subsidiary, is subject to the jurisdiction of the NMPRC. On October 19, 2015, NMGC, TECO Energy, Emera, Emera US Holdings Inc., a wholly owned subsidiary of Emera that owns 100% of the capital stock of Merger Sub, which we refer to as Emera US Holdings, and Merger Sub jointly filed for approval by the NMPRC under Sections 62-6-12 and 13 of the New Mexico Statutes Annotated, which we refer to as the NMSA, of (i) Merger Sub’s merger with TECO Energy in which TECO Energy will become a wholly owned subsidiary of Emera US Holdings, and Emera and Emera US Holdings will become indirect holding companies of NMGC, as contemplated in the merger agreement, (ii) NMGC’s Amended General Diversification Plan under Section 17.6.450 of the New Mexico Administrative Code and (iii) all other approvals, authorizations, consents and actions that may be required under the New Mexico Public Utility Act to consummate and implement such acquisition and the merger. Pursuant to NMSA 62-6-13, the NMPRC must approve the merger in writing “unless the NMPRC finds that the proposed transaction is unlawful or is inconsistent with the public interest.” The NMPRC has historically interpreted and applied Sections 62-6-12 and 13 of the NMSA as requiring a proposed transaction to result in positive benefits to the customers of the applicable utility in order to be in the public interest. New Mexico law does not impose any time limit on the NMPRC’s review of the merger.

Financing of the Merger

Emera intends to finance the payment of the aggregate cash purchase price of the merger and related expenses at the closing of the merger with a combination of some or all of the following:

¡	net proceeds of the first instalment paid in respect of the Offering;

¡	net proceeds of any subsequent preferred equity or bond or other debt offerings by Emera;

¡	amounts drawn under the Acquisition Credit Facilities and Emera’s revolving credit facility; and

¡	existing cash on hand and other sources available to Emera.

Emera intends to use the net proceeds of the final instalment payable under the Offering to reduce amounts outstanding under the Acquisition Credit Facilities concurrently with or following the closing of the merger. The Offering, which fulfills Emera’s common equity requirement for the closing of the merger, will account for $2.185 billion Canadian of the long-term financing for the merger. Preferred equity offerings are expected to amount to $0.8 billion to $1.2 billion of the remaining long-term financing, and bond or other debt offerings are expected to amount to $3.4 billion to $3.8 billion.

For purposes of financing the aggregate cash purchase price of the merger, on September 4, 2015, Emera obtained commitment letters from JPMorgan Chase Bank, N.A. and Scotiabank, respectively, providing for non-revolving syndicated term credit facilities in favor of Emera in an aggregate amount of $6.5 billion (which are referred to as the Acquisition Credit Facilities). The Acquisition Credit Facilities consist of (i) a $4.3 billion bridge facility repayable in full on the first anniversary following its advance and (ii) a $2.2 billion bridge facility repayable in full on the first anniversary following its advance.

Emera is required to effect reductions or make prepayments of the Acquisition Credit Facilities in an amount equal to the net cash proceeds from any common equity, preferred equity, bond or other debt offerings and any nonordinary course asset sales by Emera and its subsidiaries, subject to certain prescribed exceptions and certain other prescribed transactions. Net proceeds from any such offerings, including the net proceeds of the final instalment under the Offering, or from any such nonordinary course asset sales or transactions, will be applied to permanently reduce the commitments of the lenders under the Acquisition Credit Facilities or to repay the Acquisition Credit Facilities after they are drawn.

THE MERGER (CONTINUED)

LEGAL PROCEEDINGS REGARDING THE MERGER

Legal Proceedings Regarding the Merger

Between September 16, 2015 and October 12, 2015, purported shareholders of TECO Energy filed the following complaints styled as class action lawsuits in the Circuit Court for the 13th Judicial Circuit, in and for Hillsborough County, Florida: the Kulas complaint; the Stein complaint; the Kanter complaint; the Rhodes complaint; the Raul complaint; the Hartman complaint; the Berlin complaint; the Block complaint; the Zoller complaint; the Kruse complaint; and the Halberstram complaint. Each complaint alleges that the Board breached its fiduciary duties in agreeing to the merger agreement and seeks to enjoin the merger. In addition, (i) the Kulas complaint, the Hartman complaint, the Berlin complaint, the Block complaint, the Zoller complaint, the Kruse complaint and the Halberstram complaint allege that TECO Energy, Emera and Merger Sub aided and abetted such alleged breaches; (ii) the Stein complaint, the Rhodes complaint and the Kanter complaint allege the Emera and Merger Sub aided and abetted such alleged breaches; and (iii) the Raul complaint alleges that Emera aided and abetted such alleged breaches.

On October 21, 2015, Circuit Judge Steven Scott Stephens directed that the eleven actions be consolidated under master docket no. 15-CA-008479 and directed the plaintiffs to file a consolidated amended complaint or select an operative complaint by October 28, 2015. The court also scheduled a hearing to be held on November 20, 2015, on the plaintiffs’ anticipated motion for a preliminary injunction.

The outcome of the lawsuits cannot be predicted with any certainty. A preliminary injunction could delay or jeopardize the completion of the merger, and an adverse judgment granting permanent injunctive relief could indefinitely enjoin completion of the merger. All of the defendants believe that the claims asserted against them in the lawsuits are without merit.

Proposal 1: Approval of the Merger Agreement

The following summary describes certain material provisions of the merger agreement. This summary is not complete and is qualified in its entirety by the merger agreement, which is attached to this proxy statement as Annex A and which constitutes part of this proxy statement. We encourage you to read carefully the merger agreement in its entirety because this summary may not contain all of the information about the merger agreement that is important to you. The rights and obligations of the parties to the merger agreement are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

The representations, warranties, covenants and agreements described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, were solely for the benefit of the parties to the merger agreement and may be subject to important qualifications, limitations and supplemental information agreed to by TECO Energy, Emera and Merger Sub in connection with negotiating the terms of the merger agreement. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating contractual risk between TECO Energy, Emera and Merger Sub rather than to establish matters as facts and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Investors and security holders are not third-party beneficiaries under the merger agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of TECO Energy, Emera or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement. In addition, you should not rely on the covenants in the merger agreement as actual limitations on the respective businesses of TECO Energy, Emera and Merger Sub because the parties to the merger agreement may take certain actions that are either expressly permitted in the confidential disclosure schedules to the merger agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The merger agreement is described below, and included as Annex A hereto, only to provide you with information regarding its terms and conditions and not to provide any other factual information regarding TECO Energy or our businesses. Accordingly, the representations, warranties, covenants and other agreements in the merger agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding TECO Energy and our business. Please see “Where You Can Find More Information.”

Terms of the Merger

Merger Consideration

The merger agreement provides for the merger of Merger Sub into TECO Energy. Upon the closing of the merger, TECO Energy will become an indirect, wholly owned subsidiary of Emera. In the merger, each share of our common stock that is issued and outstanding immediately prior to the effective time of the merger (other than shares of common stock owned by us as treasury stock, if any, shares of common stock owned by our wholly owned subsidiaries, if any, and shares of common stock owned directly or indirectly by Emera or Merger Sub, if any) will be canceled and retired and converted automatically into the right to receive per-share merger consideration of $27.55 in cash, without interest and less any applicable withholding taxes.

Treatment of Equity Awards

At the effective time of the merger, each outstanding option to purchase shares of our common stock, whether vested or unvested, will be cancelled and converted into the right to receive a lump-sum cash payment (paid as promptly as practicable following the effective time of the merger, less any applicable withholdings) equal to the product of the excess, if any, of (i) the per-share merger consideration over (ii) the per-share exercise price of such option, multiplied by the total number of shares of our common stock underlying such option.

At the effective time of the merger, each outstanding restricted share of our common stock, and each outstanding restricted stock unit with respect to a share of our common stock permitted to be granted under the terms of the merger agreement to our non-employee directors after the date of the merger agreement, will vest and will be cancelled and converted into the right to receive a lump-sum cash payment (paid as promptly as practicable following the effective time of the merger, less any applicable withholdings) equal to the per-share merger consideration (plus any accrued dividends). For purposes of determining the number of restricted shares of our common stock outstanding immediately prior to the effective time of the merger, any performance goals and bonus multipliers will be deemed achieved at the maximum level as of immediately prior to the effective time of the merger.

PROPOSAL 1: APPROVAL OF THE MERGER AGREEMENT (CONTINUED)

TERMS OF THE MERGER

At the effective time of the merger, each outstanding restricted stock unit with respect to a share of our common stock (other than any restricted stock unit granted to our non-employee directors) permitted to be granted under the terms of the merger agreement after the date of the merger agreement will be cancelled and converted into the right to receive (i) a pro-rated lump-sum cash payment (paid as promptly as practicable following the effective time of the merger, less any applicable withholdings) and (ii) a cash service award subject to the same terms and conditions (including service-based vesting, but not performance-based vesting) applicable to the corresponding restricted stock unit immediately prior to the effective time of the merger. The pro-rated lump-sum cash payment will be equal to the product of the per-share merger consideration (plus any accrued dividends) and a fraction, the numerator of which is the number days during the period beginning on January 1 of the year in which the corresponding restricted stock unit was granted and ending on the closing date of the merger and the denominator of which is 1,096. The cash service award will be payable with respect to an amount equal to the product of the per-share merger consideration (plus any accrued dividends) and a fraction, the numerator of which is the number days during the period beginning on the day after the closing date of the merger and ending on the last day of the vesting period applicable to the corresponding restricted stock unit and the denominator of which is 1,096. For purposes of determining the number of restricted stock units outstanding immediately prior to the effective time of the merger, any performance goals and bonus multipliers will be deemed achieved at the maximum level as of immediately prior to the effective time of the merger.

Completion of the Merger

Unless the parties to the merger agreement agree otherwise, the closing of the merger will take place on a date specified by the parties but no later than the third business day after all closing conditions have been satisfied or waived. The effective time of the merger will occur upon the filing of the articles of merger with the Department of State of the State of Florida in accordance with the FBCA (or at such later time as we, Emera and Merger Sub may agree and specify in the articles of merger).

Conditions to the Closing of the Merger

The obligation of each of TECO Energy, Emera and Merger Sub to close the merger is subject to the satisfaction or waiver prior to the closing of the following mutual closing conditions:

¡

the affirmative vote of the holders of a majority of the outstanding shares of our common stock in favor of the proposal to approve the merger agreement, which we refer to as the required shareholder approval;

¡

all required regulatory approvals having been obtained and remaining in full force and effect and, if applicable, all statutory waiting periods regarding any required regulatory approval having expired or been terminated, which closing condition we refer to as the regulatory approval closing condition; and

¡

the absence of any preliminary, temporary or permanent law or judgment of a governmental entity that prevents, makes illegal or prohibits the closing of the merger, which law or judgment we refer to as a legal restraint and which closing condition we refer to as the legal restraint closing condition.

The obligation of TECO Energy to close the merger is also subject to the satisfaction or waiver by TECO Energy of the following additional closing conditions:

¡

the accuracy of the representations and warranties of Emera and Merger Sub contained in the merger agreement shall be true and correct (without giving effect to any materiality standards provided in such representations and warranties) as of the effective time of the merger (except to the extent expressly made as of an earlier date), except where the failure of any such representation or warranty to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a material and adverse effect on the ability of Emera or Merger Sub to consummate, and would not reasonably be expected to prevent or materially impede, interfere with or delay Emera’s or Merger Sub’s consummation of, the merger;

¡

Emera’s and Merger Sub’s performance in all material respects of all material obligations required to be performed by them under the merger agreement at or prior to the effective time of the merger; and

¡	TECO Energy shall have received a certificate by signed by an executive officer of Emera certifying that the conditions set forth in the two immediately preceding bullets have been satisfied.

PROPOSAL 1: APPROVAL OF THE MERGER AGREEMENT (CONTINUED)

CONDITIONS TO THE CLOSING OF THE MERGER

The respective obligation of each of Emera and Merger Sub to close the merger is also subject to the satisfaction or waiver by Emera and Merger Sub of the following additional closing conditions, which we refer to as the Emera-specific closing conditions:

¡

the accuracy of the representations and warranties of TECO Energy contained in the merger agreement (other than representations and warranties of TECO Energy relating to capital structure) shall be true and correct as of the effective time of the merger (except to the extent expressly made as of an earlier date), except where the failure of any such representation or warranty to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (as defined in “– Representations and Warranties”);

¡

the accuracy of the representations and warranties of TECO Energy contained in the merger agreement relating to capital structure shall be true and correct as of the effective time of the merger (except to the extent expressly made as of an earlier date), except where the failure of any such representation or warranty to be true and correct would be de minimis;

¡	TECO Energy’s performance in all material respects of all material obligations required to be performed by TECO Energy under the merger agreement at or prior to the effective time of the merger;

¡

the absence of any fact, circumstance, effect, change, event or development since the date of the merger agreement that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect (as defined in “– Representations and Warranties”); and

¡	Emera shall have received a certificate by signed by an executive officer of TECO Energy certifying that the conditions set forth in the four immediately preceding bullets have been satisfied.

Reasonable Efforts to Obtain Required Shareholder Approval

Unless the Board changes its recommendation to TECO Energy’s shareholders that they vote “FOR” the approval of the merger agreement as permitted by the merger agreement and as further described in “– Change in Board Recommendation,” TECO Energy must hold the special meeting as soon as practicable after the mailing of this proxy statement to our shareholders and must use its reasonable efforts to solicit the required shareholder approval.

No Solicitation of Competing Proposals

TECO Energy has agreed that it will not, and will not authorize its affiliates or any of TECO Energy’s or its affiliates’ representatives to, directly or indirectly solicit, initiate or knowingly encourage, induce or facilitate any (or any inquiry or proposal that would reasonably be expected to lead to any) proposal or offer with respect to any of the following:

¡	any merger, consolidation, share exchange, other business combination, recapitalization, liquidation, dissolution or similar transaction involving TECO Energy;

¡	any direct or indirect sale or other disposition of any business or assets of TECO Energy that represents 30% or more of TECO Energy’s consolidated revenues, net income or assets;

¡	any direct or indirect issuance, sale or other disposition of securities representing 30% or more of the voting power of TECO Energy; or

¡	any transaction in which any person would directly or indirectly acquire beneficial ownership of 30% or more of any class of capital stock of TECO Energy.

We refer to any of the transactions contemplated by any of the immediately preceding four bullet points as a competing proposal.

Additionally, TECO Energy has agreed that it will not directly or indirectly participate in any discussions or negotiations regarding, furnish any nonpublic information to a third party regarding, or cooperate with any third party in any way with respect to, any competing proposal or any inquiry or proposal that would reasonably be expected to lead to a competing proposal.

TECO Energy and its affiliates have agreed to cease and terminate any existing discussions or negotiations with any persons conducted prior to the execution of the merger agreement regarding a competing proposal, request the prompt

PROPOSAL 1: APPROVAL OF THE MERGER AGREEMENT (CONTINUED)

NO SOLICITATION OF COMPETING PROPOSALS

return or destruction of all confidential information previously furnished to any such persons or their representatives and immediately terminate all access to data previously granted to any such person or their representatives.

Nevertheless, at any time prior to obtaining the required shareholder approval, if TECO Energy receives a written competing proposal that does not result from a breach (other than an immaterial breach) of TECO Energy’s nonsolicitation obligations described above, and the Board determines in good faith (after consultation with outside legal counsel and a financial advisor) that the competing proposal is, or could reasonably be expected to lead to, a competing proposal (with applicable thresholds of 50.1% instead of 30%) that is more favorable than the merger to TECO Energy’s shareholders, taking into account the legal, financial, regulatory and other aspects of such competing proposal, which we refer to as a superior proposal, TECO Energy and its representatives may furnish information to the person making the competing proposal pursuant to a customary confidentiality agreement and participate in discussions regarding the terms of the competing proposal, including terms of a definitive agreement with respect to the competing proposal. In addition, TECO Energy may grant a waiver, amendment or release under any confidentiality or standstill agreement to the extent necessary to allow a third party to make a confidential competing proposal.

Change in Board Recommendation

Subject to the following paragraph, the Board will not change its recommendation to TECO Energy’s shareholders that they vote “FOR” the approval of the merger agreement. Under the merger agreement, a change of recommendation will occur if the Board (i) withdraws, changes, qualifies, withholds or modifies in any manner adverse to Emera its recommendation, or proposes publicly to do any of the foregoing, (ii) adopts, approves or recommends, or proposes publicly to adopt, approve or recommend, any competing proposal or (iii) takes any formal action or makes any recommendation or public statement in connection with a tender offer or exchange offer (other than a recommendation against such offer or a customary “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act). In addition, subject to the last paragraph of “– No Solicitation of Competing Proposals” and the following paragraph, the Board may not, and may not publicly propose to, authorize, permit, approve or recommend, or allow TECO Energy or any of its affiliates to enter into, any contract that is or that would reasonably be expected to lead to, any competing proposal, or that requires, or would reasonably expected to cause, TECO Energy to abandon or terminate the merger agreement.

The Board may change its recommendation to TECO Energy’s shareholders that they vote “FOR” the approval of the merger agreement in response to (i) the receipt of a superior proposal or (ii) any fact, circumstance, effect, change, event or development that is unknown to or by the Board as of the date of the merger agreement (or if known, the magnitude or material consequences of which were not known or understood by the Board as of the date of the merger agreement) and that becomes known to or by the Board prior to obtaining the required shareholder approval, if the Board determines in good faith, after consultation with outside legal counsel and a financial advisor, that the failure to change its recommendation would reasonably likely be inconsistent with the Board’s fiduciary duties, subject to informing Emera of its proposed decision to change its recommendation and giving Emera three business days to respond to such decision, including by proposing changes to the merger agreement.

Termination of the Merger Agreement

Emera and TECO Energy may mutually agree to terminate the merger agreement before the closing of the merger, even after receipt of the required shareholder approval.

In addition, either Emera or TECO Energy may terminate the merger agreement if:

¡

the effective time of the merger has not occurred prior to 5:00 p.m. New York City time on September 30, 2016, subject to a six-month extension to March 30, 2017, if, prior to September 30, 2016, all of the closing conditions, except for either or both of the regulatory approval closing condition or the legal restraint closing condition, have been satisfied or waived (we refer to such date, as it may be extended, as the end date), except if the failure to close the merger by the end date is the result of a breach of the merger agreement by the party attempting to terminate the merger agreement;

¡

a legal restraint has become final and nonappealable, provided that the entry of such legal restraint is not the result of the failure of the terminating party to comply with its obligations regarding obtaining regulatory approvals;

¡	the required shareholder approval is not obtained at the special meeting; or

PROPOSAL 1: APPROVAL OF THE MERGER AGREEMENT (CONTINUED)

TERMINATION OF THE MERGER AGREEMENT

¡

there has been a breach of the merger agreement by the other party or there is an inaccuracy of any representation or warranty of the other party contained in the merger agreement, which breach or inaccuracy would cause the failure of certain closing conditions and is incapable of being cured during the time period set forth in the merger agreement or, if curable, is not cured during the applicable cure period.

Emera may also terminate the merger agreement prior to obtaining the required shareholder approval if the Board changes its recommendation to TECO Energy’s shareholders that they vote “FOR” the approval of the merger agreement, and if Emera terminates the merger agreement due to the Board’s change in recommendation, TECO Energy must pay to Emera the TECO Energy terminate fee described in “– Effect of Termination and Termination Fees.” TECO Energy may also terminate the merger agreement prior to obtaining the required shareholder approval if the Board changes its recommendation to TECO Energy’s shareholders that they vote “FOR” the approval of the merger agreement, provided that TECO Energy pays the TECO Energy termination fee described in “– Effect of Termination and Termination Fees” prior to or concurrently with that termination. We refer to a termination of the merger agreement under the circumstances described in this paragraph as a recommendation change termination.

In addition, TECO Energy may terminate the merger agreement in the event that applicable closing conditions have been satisfied or waived and Emera then fails to close the merger because Emera does not have the necessary financing to close the merger, which we refer to as a financing failure termination.

Effect of Termination and Termination Fees

Effect of Termination

If the merger agreement is validly terminated, the agreement will become void and have no effect, without any liability or obligation on the part of any party, except for (i) liabilities and obligations in connection with the confidentiality agreement between TECO Energy and Emera, (ii) liabilities and obligations regarding the allocation of fees, costs and expenses among the parties to the merger agreement, as described in “– Expenses,” (iii) liabilities for any willful breach of the merger agreement to the extent such willful breach led to the failure of a closing condition to be satisfied and (iv) the provisions of the merger agreement relating to the effects of termination, fees and expenses, termination fees, governing law, assignment, specific enforcement, jurisdiction, waiver of jury trial, nonsurvival of representations and warranties, financing sources, as well as the confidentiality agreement entered into between Emera and TECO Energy.

TECO Energy Termination Fee

TECO Energy must pay Emera a termination fee of $212,500,000, which we refer to as the TECO Energy termination fee, under any of the following circumstances:

¡	a recommendation change termination occurs; or

¡

if the merger agreement is terminated because the required shareholder approval is not obtained at the special meeting, and (i) prior to the special meeting, a competing proposal has been made public and not withdrawn and (ii) within nine months of such termination, TECO Energy enters into a definitive agreement with respect to or consummates any competing proposal (whether or not the same competing proposal referred to in the preceding clause (i)), except that, for purposes of this bullet, references to “30%” in the definition of “competing proposal” will be deemed to be references to “50.1%.”

If the merger agreement is terminated under circumstances in which TECO Energy must pay Emera the TECO Energy termination fee, Emera’s sole and exclusive remedy for any claims arising out of the merger agreement will be to receive payment of the termination fee.

Emera Termination Fee

Emera must pay TECO Energy a termination fee of $326,900,000, which we refer to as the Emera termination fee, under any of the following circumstances:

¡

TECO Energy or Emera terminates the merger agreement because the merger has not closed by the end date due to the failure to obtain the required regulatory approvals or the existence of a legal restraint arising in connection with the required regulatory approvals and, at the time of such termination, the required shareholder approval has been obtained and certain Emera-specific closing conditions have been satisfied or waived or

PROPOSAL 1: APPROVAL OF THE MERGER AGREEMENT (CONTINUED)

EFFECT OF TERMINATION AND TERMINATION FEES

would then be capable of being satisfied, other than those closing conditions that have not been satisfied as a result of Emera’s breach of the merger agreement;

¡

TECO Energy or Emera terminates the merger agreement due to the existence of a final and non-appealable legal restraint that relates to a required regulatory approval and, at the time of such termination, the required shareholder approval has been obtained and certain Emera-specific closing conditions have been satisfied or waived or would then be capable of being satisfied, other than those closing conditions that have not been satisfied as a result of Emera’s breach of the merger agreement;

¡

TECO Energy terminates that the merger agreement because Emera breaches its obligations with respect to the receipt of the required regulatory approvals and, at the time of such termination, the required shareholder approval has been obtained and certain Emera-specific closing conditions have been satisfied or waived or would then be capable of being satisfied, other than those closing conditions that have not been satisfied as a result of Emera’s breach of the merger agreement; or

¡	a financing failure termination occurs.

If the merger agreement is terminated under circumstances in which Emera must pay TECO Energy the Emera termination fee, TECO Energy’s sole and exclusive remedy for any claims arising out of the merger agreement will be to receive payment of the Emera termination fee, except that payment of the Emera termination fee will not relieve Emera of any liability for a willful breach of the merger agreement, which would include Emera failing to close the merger for any reason after the satisfaction or waiver of all applicable closing conditions, including the failure to close because Emera does not have the necessary financing to close.

Conduct of Business

TECO Energy has agreed to restrict the conduct of its businesses between the date of the merger agreement and the effective time of the merger.

In general, TECO Energy must use its commercially reasonable efforts to (i) conduct its business in the ordinary course in all material respects and (ii) preserve intact, in all material respects, its business organization and existing relationships with governmental entities.

In addition, between the date of the merger agreement and the effective time of the merger, TECO Energy has agreed to certain specific restrictions relating to the conduct of its businesses, including restrictions on the following (subject to certain exceptions specified in the merger agreement or previously disclosed in writing to Emera in the confidential disclosure schedules to the merger agreement):

¡

declaring or paying dividends or other distributions, other than (i) quarterly cash dividends on a schedule consistent with our past practice and in amounts not to exceed (1) $0.225 for quarterly dividends payable on or before December 31, 2015, (2) $0.230 for quarterly dividends payable after December 31, 2015 and on or before December 31, 2016 and (3) $0.235 for quarterly dividends payable after December 31, 2016, and (ii) a “stub period” dividend immediately prior to the effective time of the merger in an amount equal to the last quarterly dividend declared and paid by TECO Energy prior to the effective time of the merger, prorated for the period of time between the record date for such dividend and the effective time of the merger;

¡	amending its organizational documents;

¡

splitting, combining, consolidating, subdividing or reclassifying any of its capital stock, other equity interests or voting securities or issuing any other securities in substitution for shares of its capital stock, voting securities or other equity interests;

¡	repurchasing, redeeming or otherwise acquiring or offering to acquire its own capital stock, voting securities or other equity interests;

¡	issuing, delivering, selling, granting, pledging, or otherwise encumbering shares of capital stock, voting securities or other equity interests;

¡

granting any current or former director, officer or employee any increase in compensation or benefits other than in the ordinary course of business consistent with past practice; granting any such person any increase in change-in-control, severance, retention or termination pay (provided that TECO Energy may establish a transaction bonus and retention plan that provides for cash bonuses to employees other than executive officers

PROPOSAL 1: APPROVAL OF THE MERGER AGREEMENT (CONTINUED)

CONDUCT OF BUSINESS

in an aggregate amount capped at $5,000,000 and subject to specified limitations on individual amounts and the timing of payments); accelerating the time of vesting, funding or payment of compensation or benefits for such persons; or establishing, adopting, entering into or materially amending benefit plans or collective bargaining agreements other than in the ordinary course of business consistent with past practice;

¡	making any material change in financial accounting methods, except as required by a change in applicable law or GAAP;

¡

acquiring or disposing of any material asset or business (including by merger, consolidation or acquisition of stock or assets), except for (i) any acquisition or disposition for consideration that is individually not in excess of $15,000,000 and in the aggregate not in excess of $50,000,000 or (ii) any disposition of obsolete or worn-out equipment in the ordinary course of business;

¡

incurring indebtedness except for (i) indebtedness incurred in the ordinary course of business, (ii) indebtedness reasonably necessary to finance capital expenditures permitted by the merger agreement, (iii) indebtedness in replacement of existing indebtedness, (iv) guarantees of indebtedness of wholly owned subsidiaries, (v) guarantees and other credit support of obligations of any TECO Energy subsidiary in the ordinary course of business, (vi) borrowings under existing revolving credit facilities or (vii) indebtedness in amounts necessary to maintain the capital structure of TECO Energy subsidiaries, consistent with past practice;

¡	making, or agreeing or committing to make, any capital expenditure in excess of specified amounts;

¡

modifying, amending in any material respect, terminating or waiving any material right under any material contract, except for any modification, amendment, termination or waiver in the ordinary course or termination without material penalty;

¡	entering into any contract that purports to bind Emera after the closing of the merger;

¡

making any material tax election, changing any material method of tax accounting, or settling or compromising any material tax liability or refund or amending any material tax return, in each case other than as required by GAAP;

¡

waiving, releasing, assigning, settling or compromising any material claim against TECO Energy, other than (i) in the ordinary course of business, (ii) with respect to the payment of monetary damages, for an amount that does not exceed that applicable amount reflected on TECO Energy’s financial statements or $30,000,000 in the aggregate or (iii) with respect to any nonmonetary terms and conditions, would not have or would not reasonably be expected to have, individually or in the aggregate, a material effect on the continuing operations of TECO Energy; and

¡	entering into any contract to do any of the foregoing actions.

Further Actions; Regulatory Approvals; Required Actions

Each of TECO Energy, Emera and Merger Sub must take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties to the merger agreement in doing, all things necessary to cause the closing conditions, including receipt of the required regulatory approvals, to be satisfied as promptly as reasonably practicable or to effect the Closing as promptly as reasonably practicable. In addition, without limiting Emera’s obligations described in the immediately preceding sentence, Emera must use its reasonable best efforts to avoid or eliminate each and every impediment that may be asserted by a governmental entity in connection with granting any required regulatory approval, including (i) defending through litigation any claims by governmental entities related to the merger, (ii) agreeing to any sale, divestiture, licensing or disposition of Emera or its affiliates or TECO Energy or its subsidiaries, (iii) agreeing to any limitation on the conduct of Emera and its affiliates, including after the closing of the merger, the surviving corporation and its subsidiaries, and (iv) agreeing to take any other action as may be required by a governmental entity in order to effect each of the following: (1) obtaining all required regulatory approvals as soon as reasonably possible and in any event before the end date, (2) avoiding the entry of, or having vacated, lifted, dissolved, reversed or overturned any judgment, whether temporary, preliminary or permanent, that is in effect that prohibits, prevents or restricts consummation of, or impedes, interferes with or delays, the closing of the merger and (3) effecting the expiration or termination of any waiting period, which would otherwise have the effect of preventing, prohibiting or restricting consummation of the closing of the merger or impeding, interfering with or delaying the closing of the merger.

In addition, from and after the closing of the merger, Emera must cause the surviving corporation and NMGC to comply with all of their respective obligations under the NMPRC’s order approving TECO Energy’s 2014 acquisition of NMGC.

PROPOSAL 1: APPROVAL OF THE MERGER AGREEMENT (CONTINUED)

INDEMNIFICATION AND INSURANCE

Indemnification and Insurance

From and after the effective time of the merger, the surviving corporation will indemnify and hold harmless each current and former director, officer or employee of TECO Energy and its subsidiaries for liabilities for acts or omissions occurring at or prior to the effective time of the merger. The surviving corporation will also maintain directors’ and officers’ and fiduciary liability insurance policies for six years following the effective time of the merger, subject to certain limitations on the amount of premiums payable under such policies. In lieu of such insurance, TECO Energy may, at its election, prior to the closing of the merger, purchase a “tail” directors’ and officers’ liability insurance policy for TECO Energy and its current and former directors, officers and employees who are currently covered by the liability insurance coverage currently maintained by TECO Energy. Emera will guarantee the surviving corporation’s post-closing obligations related to these matters.

Employee Matters

From the effective time of the merger until the second anniversary of the effective time of the merger, which period we refer to as the continuation period, Emera will, and will cause the surviving corporation to, provide each employee of TECO Energy and its subsidiaries who is not covered by a collective bargaining agreement and whose employment continues following the effective time of the merger, which we refer to as a continuing employee, with (i) a base salary or wage rate that is no less favorable than that provided to such employee immediately prior to the effective time of the merger, (ii) aggregate incentive compensation opportunities that are substantially comparable, in the aggregate, to those provided to such employee immediately prior to the effective time of the merger and (iii) employee benefits that are substantially comparable, in the aggregate, to those provided to such employee immediately prior to the effective time of the merger. In addition, during the continuation period, Emera will, and will cause the surviving corporation to, provide each continuing employee with severance benefits that are no less favorable than those set forth in the confidential disclosure schedules to the merger agreement (which are generally consistent with the severance benefits that such employee would have been eligible to receive on an involuntary termination of employment as of the date of the merger agreement). For a period of three years after the continuation period, Emera will, and will cause the surviving corporation to, treat continuing employees with respect to the payment of base salary or wage rate, incentive compensation opportunities, employee benefits and severance benefits no less favorably in the aggregate than similarly situated employees of the Emera and its subsidiaries.

From the effective time of the merger until the third anniversary of the effective time of the merger, Emera will not, and will cause the surviving corporation to not, terminate or amend in any manner that is materially adverse to the participants therein the retiree medical benefit plans maintained by TECO Energy and NMGC and set forth in the confidential disclosure schedules to the merger agreement. For a period of three years after the third anniversary of the effective time of the merger, Emera will, or will cause the surviving corporation to, treat retirees of TECO Energy and its subsidiaries with respect to the provision of post-retirement welfare benefits no less favorably than similarly situated retirees of Emera and its subsidiaries.

In addition, Emera will, and will cause the surviving company to, honor all collective bargaining agreements in accordance with their terms, provided that this commitment will not be construed to limit the ability of Emera or TECO Energy to amend or terminate any such collective bargaining agreement to the extent permitted by its terms and applicable law.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to:

¡

Emera taking all actions necessary to consummate the financing necessary to close the merger, and TECO Energy using its reasonable best efforts to cooperate with Emera, as reasonably requested by Emera, in connection with arranging the financing necessary to close the merger;

¡	cooperation between Emera and TECO Energy in the preparation of this proxy statement;

¡	confidentiality and access by Emera to certain information about TECO Energy during the period prior to the effective time of the merger;

¡	cooperation between TECO Energy and Emera to obtain all governmental approvals and consents required to complete the merger;

PROPOSAL 1: APPROVAL OF THE MERGER AGREEMENT (CONTINUED)

OTHER COVENANTS AND AGREEMENTS

¡

consultation by TECO Energy with Emera in the defense or settlement of any shareholder litigation against TECO Energy relating to the merger and consent of Emera in the settlement of any such litigation;

¡	actions to be taken by TECO Energy with respect to Section 16(a) of the Exchange Act;

¡	certain governance matters relating to TECO Energy after the merger;

¡	cooperation between TECO Energy and Emera in connection with public announcements;

¡	activities of Merger Sub prior to the closing of the merger; and

¡	antitakeover statutes.

Representations and Warranties

TECO Energy has made representations and warranties to Emera and Merger Sub, many of which will be deemed untrue, inaccurate or incorrect as a consequence of the existence or absence of any fact, circumstance, effect, change, event or development only if that fact, circumstance, effect, change, event or development, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, properties, financial condition or results of operations of TECO Energy, subject to certain exceptions described below, which we refer to as a Company Material Adverse Effect. In determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur, the parties to the merger agreement (subject to certain exceptions) will disregard any effects resulting from (i) any change or condition affecting any industry in which TECO Energy operates, including electric generating, transmission or distribution industries or the industry or natural gas distribution, production or transmission industries (including, in each case, any changes in the operations thereof); (ii) system-wide changes or developments in electric transmission or distribution systems; (iii) any change in customer usage patterns or customer selection of third-party suppliers for electricity; (iv) any change affecting any economic, legislative or political condition or any change affecting any securities, credit, financial or other capital markets condition, in each case in the United States, in any foreign jurisdiction or in any specific geographical area; (v) any failure in and of itself by TECO Energy to meet any internal or public projection, budget, forecast, estimate or prediction in respect of revenues, earnings or other financial or operating metrics for any period; (vi) any change attributable to the announcement, execution or delivery of the merger agreement or the pendency of the merger, including (1) any action taken by TECO Energy that is required or contemplated pursuant to the merger agreement, or is consented to by Parent, or any action taken by Parent or any affiliate thereof, to obtain any Consent from any governmental entity to the closing of the merger and the result of any such actions, (2) any claim arising out of or related to the merger agreement (including shareholder litigation), (3) any adverse change in supplier, employee, financing source, shareholder, regulatory, partner or similar relationships resulting therefrom or (4) any change that arises out of or relates to the identity of Parent or any of its Affiliates as the acquirer of TECO Energy; (vii) any change or condition affecting the market for commodities, including any change in the price or availability of commodities; (viii) any change in the market price, credit rating or trading volume of shares of our common stock on the NYSE or any change affecting the ratings or the ratings outlook for TECO Energy, (ix) any change in applicable law, regulation or GAAP (or authoritative interpretation thereof); (x) geopolitical conditions, the outbreak or escalation of hostilities, any act of war, sabotage or terrorism, or any escalation or worsening of any such act of war, sabotage or terrorism threatened or underway as of the date of the merger agreement; (xi) any fact, circumstance, effect, change, event or development resulting from or arising out of or affecting the national, regional, state or local engineering or construction industries or the wholesale or retail markets for commodities, materials or supplies (including equipment supplies, steel, concrete, electric power, fuel, coal, natural gas, water or coal transportation) or the hedging markets therefor, including any change in commodity prices; (xii) any hurricane, tornado, tsunami, flood, earthquake or other natural disaster or weather-related event, circumstance or development; (xiii) any finding of fact or order contained in any FERC, Florida Public Service Commission or NMPRC judgment issued prior to the date hereof and applicable to TECO Energy; (xiv) any change or effect arising from (1) any rate cases, (2) any requirements imposed by any governmental entities as a condition to obtaining any required regulatory approval or (3) any other requirements or restrictions imposed by the FERC, Florida Public Service Commission or NMPRC on TECO Energy; or (xv) any fact, circumstance, effect, change, event or development that results from any shutdown or suspension of operations at any power plant from which TECO Energy obtains electricity or facilities from which TECO Energy obtains natural gas. However, any fact, circumstance, effect, change, event or development identified in clauses (i), (ii), (iii), (iv), (vii), (ix), (x) and (xiv)(3) above may be taken into account in determining whether a Company Material Adverse Effect has occurred solely to the extent such fact, circumstance, effect, change, event or development has a materially disproportionate adverse effect on TECO Energy compared to other entities (if any) engaged in the relevant business in the affected geographic area.

PROPOSAL 1: APPROVAL OF THE MERGER AGREEMENT (CONTINUED)

REPRESENTATIONS AND WARRANTIES

TECO Energy’s representations and warranties relate to, among other topics, the following:

¡	organization, standing and corporate power;

¡	ownership of subsidiaries;

¡	capital structure;

¡	authority relative to execution and delivery of the merger agreement;

¡	absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

¡	consents and approvals relating to the merger;

¡	SEC documents, financial statements, internal controls and accounting or auditing practices;

¡

absence of any fact, circumstance, effect, change, event or development that would reasonably be expected to have a Company Material Adverse Effect, as defined in the merger agreement, and absence of certain other events and changes;

¡	tax matters;

¡	employee benefit matters, labor matters, and ERISA compliance;

¡	disclosure of collective bargaining agreements and other labor matters;

¡	absence of certain litigation;

¡	compliance with applicable laws and permits;

¡	inapplicability or absence of anti-takeover statutes, regulations, or provisions under applicable law or under organizational documents of TECO Energy;

¡	environmental matters;

¡	material contracts;

¡	owned and leased real property;

¡	intellectual property;

¡	insurance policies;

¡	regulatory status and compliance;

¡	broker’s fees payable in connection with the merger; and

¡	receipt of an opinion from each of TECO Energy’s financial advisors.

Emera has made representations and warranties to TECO Energy, many of which will be deemed untrue, inaccurate or incorrect as a consequence of the existence or absence of any fact, circumstance, effect, change, event or development only if that fact, circumstance, effect, change, event or development, individually or when taken together with all other facts, circumstances, effects, changes, events and developments, has had or would reasonably be expected to have a material and adverse effect on the ability of Emera or Merger Sub to consummate, or would reasonably be expected to prevent or materially impede, interfere with or delay Emera’s or Merger Sub’s consummation of, the merger.

Emera’s representations and warranties relate to, among other topics, the following:

¡	organization, standing and corporate power;

¡	authority relative to execution and delivery of the merger agreement;

¡	absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

¡	consents and approvals relating to the merger;

¡	absence of certain litigation;

¡	compliance with applicable laws and permits;

¡	financing;

¡	broker’s fees payable in connection with the merger;

PROPOSAL 1: APPROVAL OF THE MERGER AGREEMENT (CONTINUED)

REPRESENTATIONS AND WARRANTIES

¡	ownership of our common stock; and

¡	regulatory status.

The merger agreement also contains certain representations and warranties of Emera with respect to its wholly owned subsidiary Merger Sub, including its corporate organization and authorization, lack of prior business activities, capitalization and execution of the merger agreement.

Expenses

Each of TECO Energy, Emera and Merger Sub will bear its own fees, costs and expenses incurred in connection with the merger agreement, except that Emera will pay 100% of the fees, costs and expenses associated with preparing, filing and mailing this proxy statement or the required regulatory approvals, in each case, other than the fees, costs and expenses of TECO Energy’s advisors.

Amendments, Extensions and Waivers

Amendment

The merger agreement may be amended by the parties at any time before or after the receipt of the required shareholder approval. However, after receipt of the required shareholder approval, the parties to the merger agreement may not amend the merger agreement in a manner that by applicable law requires the further approval of TECO Energy’s shareholders without having received that further approval.

Extension; Waiver

At any time prior to the effective time of the merger, with certain exceptions, any party to the merger agreement may (i) extend the time for performance of any obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered pursuant to the merger agreement, (iii) waive compliance by another party with any of the agreements or conditions contained in the merger agreement or (iv) waive the satisfaction of any conditions contained in the merger agreement.

Governing Law

The merger agreement is governed by Florida law.

Board Recommendation

The Board has unanimously determined that the terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of TECO Energy and its shareholders, has declared advisable the merger agreement and has adopted and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger.

The Board recommends that you vote “FOR” the approval of the merger agreement.

Proposal 2: Adjournment of the Special Meeting

The Adjournment Proposal

We are asking you to approve a proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting. If our shareholders approve the adjournment proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders that have previously returned properly executed proxies voting “AGAINST” approval of the merger agreement. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes “AGAINST” approval of the merger agreement such that the proposal to approve the merger agreement would be defeated, we could adjourn the special meeting without a vote on the approval of the merger agreement and seek to convince the holders of those shares to change their votes to votes “FOR” approval of the merger agreement. Additionally, we could adjourn the special meeting if a quorum is not present at the special meeting.

Board Recommendation

The Board believes that it is in the best interests of TECO Energy and its shareholders to be able to adjourn the special meeting if necessary or appropriate for the purpose of soliciting additional proxies in respect of the proposal to approve the merger agreement if there are insufficient votes to approve the merger agreement at the time of the special meeting.

The Board recommends that you vote “FOR” adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting.

Proposal 3: Advisory Vote on Merger-Related Executive Compensation Arrangements

The Nonbinding Advisory Proposal

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide our shareholders with the opportunity to vote to approve, on an advisory, nonbinding basis, the payment of certain compensation that will or may become payable by TECO Energy to its named executive officers in connection with the merger, as disclosed in “The Merger – Interests of the Directors and Executive Officers of TECO Energy in the Merger.”

We are asking our shareholders to indicate their approval of the various compensation that will or may become payable by TECO Energy to its named executive officers in connection with the merger. These payments are set forth in “The Merger – Interests of the Directors and Executive Officers of TECO Energy in the Merger.”

Accordingly, we are seeking approval of the following resolution at the special meeting:

“RESOLVED, that the shareholders of TECO Energy, Inc. approve, on an advisory, nonbinding, basis, the compensation that will or may become payable to TECO Energy, Inc.’s named executive officers that is based on or otherwise relates to the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled ‘The Merger – Interests of the Directors and Executive Officers of TECO Energy in the Merger’ in TECO Energy, Inc.’s proxy statement for the special meeting.”

Our shareholders should note that this proposal is not a condition to completion of the merger, and as an advisory vote, the result will not be binding on TECO Energy, the Board or Emera. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to shareholder approval. Accordingly, regardless of the outcome of the advisory vote, if the merger closes, our named executive officers will be eligible to receive the compensation that is based on or otherwise relates to the merger in accordance with the terms and conditions applicable to those payments.

Board Recommendation

The Board recommends that you vote “FOR” the proposal to approve, by nonbinding, advisory vote, compensation that will or may become payable by TECO Energy to its named executive officers in connection with the merger.

Market Prices and Dividend Data

Our common stock is listed on the NYSE under the symbol “TE.” As of the record date, there were 235,229,010 shares of our common stock outstanding, held by approximately 10,396 shareholders of record.

The following table sets forth, for the indicated periods, the high and low sales prices of our common stock for the periods shown as reported by the NYSE and the dividends declared per share in the periods shown:

	Common Stock Price		Dividends Declared
	High	Low	Regular Dividends	Special Dividends
FY 2015 – Quarter Ended
December 31 (October 1 – October 21)	$27.16	$26.08	—	—
September 30	$26.87	$17.61	$0.225	—
June 30	$19.94	$17.60	$0.225	—
March 31	$22.02	$18.55	$0.225	—
FY 2014 – Quarter Ended
December 31	$21.29	$17.35	$0.22	—
September 30	$18.48	$16.91	$0.22	—
June 30	$18.53	$16.90	$0.22	—
March 31	$17.31	$16.12	$0.22	—
FY 2013 – Quarter Ended
December 31	$17.75	$17.99	$0.22	—
September 30	$17.99	$16.15	$0.22	—
June 30	$19.22	$16.40	$0.22	—
March 31	$17.87	$16.71	$0.22	—

The closing price of our common stock on the NYSE on July 15, 2015, the last trading day prior to the date on which we publicly disclosed that we were exploring strategic alternatives, was $18.58 per share. The closing price of our common stock on the NYSE on September 3, 2015, the last trading day prior to the execution of the merger agreement, was $21.06 per share. On October 21, 2015, the latest practicable trading day before the printing of this proxy statement, the closing price of our common stock on the NYSE was $27.01 per share.

Following the merger, there will be no further market for our common stock, and our common stock will be delisted from the NYSE and deregistered under the Exchange Act. As a result, following the merger we will no longer file periodic reports with the SEC on account of our common stock.

Under the terms of the merger agreement, TECO Energy may continue to declare and pay, but is not required to declare and pay, quarterly cash dividends on a schedule consistent with our past practice and in amounts not to exceed (i) $0.225 for quarterly dividends payable on or before December 31, 2015, (ii) $0.230 for quarterly dividends payable after December 31, 2015 and on or before December 31, 2016 and (iii) $0.235 for quarterly dividends payable after December 31, 2016. In addition, under the terms of the merger agreement, TECO Energy may declare and pay, but is not required to declare and pay, a “stub period” dividend immediately prior to the effective time of the merger in an amount equal to the last quarterly dividend declared and paid by TECO Energy prior to the effective time, prorated for the period of time between the record date of such dividend and the effective time of the merger.

Security Ownership of Certain Beneficial Owners and Management

Directors and Executive Officers

The following table provides information regarding the shares of our common stock beneficially owned as of September 28, 2015, by our directors, our named executive officers, and our directors and executive officers as a group. Except as otherwise noted, such persons have sole investment and voting power over the shares. The number of shares of our common stock beneficially owned by any director or executive officer did not exceed 1% of the total shares our common stock outstanding at September 28, 2015, and the percentage beneficially owned by all of our directors and executive officers as a group as of that date was 1.2%.

Name	Shares(1)
James L. Ferman, Jr.	88,690	(2)
Evelyn V. Follit	15,231
Sherrill W. Hudson	514,107
Joseph P. Lacher	61,624	(3)
Loretta A. Penn	31,546
John B. Ramil	643,899	(4),(5)
Tom L. Rankin	734,681	(6)
William D. Rockford	47,394
Paul L. Whiting	133,274	(7)
Gordon L. Gillette	263,781	(4)
Sandra W. Callahan	181,510	(4),(8)
Charles A. Attal, III	139,745	(4)
Phil L. Barringer	127,750	(4)
Deirdre A. Brown	27,000
All directors and executive officers as a group (16 persons)(10)	3,019,458	(4),(9)

(1)

The amounts listed include the following shares that are subject to options granted under our stock option plans (all of which are currently exercisable): Mr. Hudson, 138,200 shares; Ms. Callahan, 4,433 shares; Mr. Attal, 8,900 shares, Mr. Barringer, 6,650 shares; and all directors and executive officers as a group, 158,183 shares. The amounts listed also include unvested restricted stock with respect to both directors and executive officers, and with respect to executive officers, unvested performance shares. Unvested restricted stock and performance shares cannot be transferred and are subject to forfeiture.

(2)	Includes 76,815 shares owned jointly by Mr. Ferman and his wife. Also includes 2,760 shares owned by Mr. Ferman’s wife, as to which shares he disclaims any beneficial interest.

(3)	Includes 9,565 shares owned by Mr. Lacher’s wife, as to which shares he disclaims any beneficial interest.

(4)

Includes the following shares held by our benefit plans for an officer’s account: Mr. Ramil, 11,268 shares; Mr. Gillette, 14,668 shares; Ms. Callahan, 8,836 shares; Mr. Attal, 905 shares; Mr. Barringer, 7,994 shares and all directors and executive officers as a group, 43,672 shares.

(5)	Includes 183,850 shares owned jointly by Mr. Ramil and his wife; also includes 4,791 shares owned by Mr. Ramil’s son, as to which shares he disclaims any beneficial interest.

(6)	Includes 1,343 shares owned by Mr. Rankin’s wife, as to which shares he disclaims any beneficial interest.

(7)

Includes 41,043 shares owned jointly by Mr. Whiting and other family members; also includes 5,787 shares owned by Mr. Whiting’s wife, and 2,500 shares held in a trust of which Mr. Whiting’s wife is trustee, as to which shares he disclaims any beneficial interest.

(8)	Includes 9,477 shares owned jointly by Ms. Callahan and her husband.

(9)	Includes a total of 311,185 shares owned jointly. Also includes a total of 27,818 shares owned by family members, as to which beneficial interest is disclaimed.

(10)

Includes two former executive officers (Deirdre A. Brown and Annette Gardiner) who were named executive officers in our proxy statement filed on March 11, 2015, in connection with our 2015 annual meeting of shareholders; as of September 28, 2015, Ms. Brown owned 27,000 shares and Ms. Gardiner owned 0 shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT (CONTINUED)

FIVE PERCENT SHAREHOLDERS

Five Percent Shareholders

The following table gives information with respect to all persons who are known to us to be the beneficial owners of more than 5% of our outstanding common stock as of December 31, 2014.

Name and Address	Shares		Percent of Class
BlackRock, Inc.	18,607,746	(1)	7.9%
40 East 52nd Street, New York, NY 10022
The Vanguard Group, Inc.	18,103,061	(2)	7.7%
100 Vanguard Blvd., Malvern, PA 19355
Epoch Investment Partners, Inc. (“Epoch”)	12,662,748	(3)	5.4%
399 Park Avenue, New York, NY 10022
TD Asset Management Inc. (“TDAM”)
Canada Trust Tower, BCE Place 161 Bay Street, 35th Floor, Toronto, Ontario M5J2T2

(1)

Based on a Schedule 13G/A filed with the Securities and Exchange Commission on January 23, 2015, which reported that BlackRock, Inc. had sole investment power over these shares and sole voting power over 16,882,134 of these shares.

(2)

Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2015, which reported that the Vanguard Group, Inc. has sole voting and investment power over 348,769 and 17,790,392 of such shares, respectively, and shared investment power over 312,669 of such shares, and that its wholly-owned subsidiaries, Vanguard Fiduciary Trust Company, or VFTC, and Vanguard Investments Australia, Ltd., or VIA, are the beneficial owners of 312,669 and 36,100 of such shares, respectively, as a result of VFTC serving as investment manager of collective trust accounts and VIA serving as investment manager of Australian investment offerings.

(3)

Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2015 which reported that TDAM had sole voting and investment power over 512,689 of these shares and Epoch had sole voting and investment power over 12,150,059 of these shares.

Future Shareholder Proposals

If the merger is completed, we will have no public shareholders and there will be no public participation in any future meetings of shareholders of TECO Energy. However, if the merger is not completed, our shareholders would continue to be entitled to attend and participate in our shareholders’ meetings.

TECO Energy will hold an annual meeting of shareholders during the year ending December 31, 2016, only if the closing of the merger does not occur on the expected timetable. If the merger does not close on the expected timetable and TECO Energy holds a 2016 annual meeting of shareholders, in order for proposals of shareholders to be considered for inclusion in our proxy materials relating to our 2016 annual meeting of shareholders pursuant to Rule 14a-8 of the Exchange Act, we must receive such proposals on or before November 12, 2015 if the date of the 2016 annual meeting of shareholders has not been changed by more than thirty days from the date of the 2015 annual meeting of shareholders, or by a reasonable time before TECO Energy begins to print and send its proxy materials in the event that the date of the 2016 annual meeting of shareholders has been changed by more than thirty days from the date of the 2015 annual meeting of shareholders. In order for a shareholder proposal made outside of Rule 14a-8 of the Exchange Act to be considered “timely” under Rule 14a-4(c) of that Act, or for a director nomination to be considered at the 2016 annual meeting of shareholders, we must receive any such proposal or nomination not later than December 31, 2015, and not before December 1, 2015, if the date of the 2016 annual meeting of shareholders has not been changed by more than thirty days from the date of the 2015 annual meeting of shareholders, or by a reasonable time before TECO Energy begins to print and send its proxy materials in the event that the date of the 2016 annual meeting of shareholders has been changed by more than thirty days from the date of the 2015 annual meeting of shareholders. Any proposals should be sent to: Corporate Secretary, TECO Energy, Inc., 702 N. Franklin Street, Tampa, Florida 33602.

Under our bylaws, in order for a shareholder to bring business before or propose director nominations at an annual meeting, the shareholder must give written notice to our Corporate Secretary not less than 120 days nor more than 150 days in advance of the anniversary date of the immediately preceding annual meeting of shareholders. The notice must contain specified information about the proposed business or each nominee and the shareholder making the proposal or nomination. If the annual meeting is scheduled for a date that is not within twenty-five days before or after such anniversary date, the notice given by the shareholder must be received no later than the tenth day following the day on which the notice of such annual meeting date was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs.

Where You Can Find More Information

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference in this proxy statement is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or by information incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

The following TECO Energy filings with the SEC are incorporated by reference:

¡	our Annual Report on Form 10-K for the fiscal year ended December 31, 2014;

¡	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2015, and June 30, 2015; and

¡

our Current Reports on Form 8-K dated as of February 5, 2015, March 13, 2015, March 30, 2015, April 8, 2015, April 14, 2015, April 20, 2015, May 1, 2015, June 8, 2015, July 6, 2015, July 20, 2015, August 17, 2015, September 8, 2015, and September 22, 2015.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the special meeting or the termination of the merger agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials.

You may read and copy any reports, statements or other information that we file with the Securities and Exchange Commission at the SEC’s public reference room at the following location: Station Place, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at (800) SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov. In addition, shareholders may obtain free copies of the documents that we file with the SEC through the Investor section of our website, www.tecoenergy.com, and the “SEC Filings” tab therein. The information included on our website is not incorporated into this proxy statement.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

TECO Energy Inc.

Attn: Investor Relations

TECO Plaza

702 North Franklin Street

Tampa Florida 33602

(813) 228-1111

If you would like to request documents from us, please do so by November 23, 2015, to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request.

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with voting procedures, please contact:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

Shareholders call toll-free: (800) 662-5200

Banks and brokers call collect: (203) 658-9400

Miscellaneous

TECO Energy has supplied all information relating to TECO Energy, and Emera has supplied, and TECO Energy has not independently verified, all of the information relating to Emera and Merger Sub contained in “Summary – Parties Involved in the Merger,” “The Merger – Parties Involved in the Merger” and “The Merger – Financing of the Merger.”

You should not send in your TECO Energy stock certificates until you receive the letter of transmittal after the merger is completed.

You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement to vote on the merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated October 22, 2015. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to shareholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

TECO ENERGY, INC.,

EMERA INC.

and

EMERA US INC.

Dated as of September 4, 2015

A-i

A-ii

Exhibits

Exhibit A – Definitions

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 4, 2015, is by and among TECO Energy, Inc., a Florida corporation (the “Company”), Emera Inc., a Nova Scotia corporation (“Parent”), and Emera US Inc., a Florida corporation (“Merger Sub” and, together with the Company and Parent, the “Parties”).

RECITALS

WHEREAS, the Parties intend that, upon the terms and subject to the conditions set forth herein, at the Effective Time, Merger Sub will merge with and into the Company, with the Company surviving such merger;

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, for the Company to enter into this Agreement, (b) adopted this Agreement and approved the Company’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement and (c) resolved to recommend that the Company’s shareholders approve this Agreement;

WHEREAS, the board of directors of Parent has (a) determined that it is in the best interests of Parent and its shareholders, and declared it advisable, for Parent to enter into this Agreement and (b) adopted this Agreement and approved Parent’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement;

WHEREAS, the board of directors of Merger Sub has (a) determined that it is in the best interests of Merger Sub and its shareholder, and declared it advisable, for Merger Sub to enter into this Agreement, (b) adopted this Agreement and approved Merger Sub’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement and (c) resolved to recommend that Emera US Holdings Inc. (“EUSHI”), in its capacity as Merger Sub’s sole shareholder, approve this Agreement;

WHEREAS, EUSHI has approved this Agreement by written consent in its capacity as the sole shareholder of Merger Sub; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and subject to the conditions set forth herein, and each intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01 The Merger. At the Effective Time, upon the terms and subject to the conditions set forth herein, Merger Sub shall be merged with and into the Company in accordance with the Florida Business Corporation Act (the “FBCA”) and this Agreement (the “Merger”), and the separate corporate existence of Merger Sub shall cease. The Company shall be the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”).

SECTION 1.02 The Effective Time. As soon as practicable on the Closing Date, the Company shall deliver to the Department of State of the State of Florida articles of merger with respect to the Merger, in such form as is required by, and executed in accordance with, the relevant provisions of the FBCA (the “Articles of Merger”). The Merger shall become effective at the time the Articles of Merger are duly filed with the Department of State of the State of Florida in accordance with the FBCA or at such later time as is permissible in accordance with the FBCA and, as the Parties may mutually agree, as specified in the Articles of Merger (the time the Merger becomes effective, the “Effective Time”).

SECTION 1.03 The Closing. Unless this Agreement has been terminated in accordance with Section 8.01, the consummation of the Merger (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, New York 10036 at 10:00 a.m. New York City time on a date to be mutually agreed to by the Parties, which date shall be no later than the third Business Day after the satisfaction or waiver of the conditions to the Closing set forth in Article VII (except for those conditions to the Closing that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions) unless another time, date or place is mutually agreed to in writing by the Parties. The date on which the Closing occurs is referred to herein as the “Closing Date.”

SECTION 1.04 Effects of the Merger. The Merger shall have the effects specified herein and in the applicable provisions of the FBCA, including Section 607.1106 thereof.

SECTION 1.05 Organizational Documents. As of the Effective Time, the articles of incorporation of the Surviving Corporation shall be amended and restated to be the same as the articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended as provided therein and in accordance with applicable Law, except that the name of the Surviving Corporation shall be “TECO Energy, Inc.” As of the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated to be the same as the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended as provided therein and in accordance with applicable Law, except that the name of the Surviving Corporation shall be “TECO Energy, Inc.”

SECTION 1.06 Surviving Corporation Directors and Officers. As of the Effective Time, (i) the directors of Merger Sub as of immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company as of immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their successors have been duly elected or appointed or until their earlier death, resignation or removal.

SECTION 1.07 Plan of Merger. This Article I and Article II and, solely to the extent necessary under the FBCA, the other provisions of this Agreement shall constitute a “plan of merger” for purposes of the FBCA.

ARTICLE II

EFFECT ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES AND

BOOK-ENTRY SHARES

SECTION 2.01 Effect of Merger on Capital Stock.

(a) Cancellation of Treasury Stock and Parent-Owned Stock; Conversion of Company Common Stock; Conversion of Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of shares of Company Common Stock:

(i) each share of common stock, $1.00 par value, of the Company (“Company Common Stock”) that is owned by the Company as treasury stock, if any, each share of Company Common Stock that is owned by a wholly owned Subsidiary of the Company, if any, and each share of Company Common Stock that is owned directly or indirectly by Parent or Merger Sub, if any, immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) subject to Section 2.01(b), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (except for shares to be canceled and retired or converted in accordance with Section 2.01(a)(i) and Company Restricted Shares to be canceled and converted in accordance with Section 2.03(b)) shall be converted automatically into the right to receive an amount in cash (without interest) equal to the Merger Consideration, payable as provided in Section 2.02, and, when so converted, shall automatically be canceled and retired and shall cease to exist;

(iii) each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, $1.00 par value, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(b) Adjustments to Merger Consideration. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company (or any other securities convertible therefor or exchangeable thereto) shall occur as a result of any reclassification, stock split (including a reverse stock split), combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, or any similar event, the Merger Consideration and any other similarly dependent items shall be equitably adjusted to provide to Parent, Merger Sub, and the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action.

SECTION 2.02 Payment for Shares.

(a) Paying Agent. Prior to the Effective Time, Parent and the Company shall mutually agree upon and appoint a bank or trust company to act as paying agent (the “Paying Agent”) for the purpose of exchanging shares of Company Common Stock for the Merger Consideration in accordance with Section 2.01(a)(ii). At or prior to the Effective Time, Parent shall irrevocably deposit or cause to be deposited with the Paying Agent, in trust for the benefit of the holders of Company Common Stock contemplated by Section 2.01(a)(ii), cash in an amount equal to the aggregate amount of the Merger Consideration pursuant to Section 2.01(a)(ii) (the “Payment Fund”).

(b) Payment Procedures.

(i) Promptly after the Effective Time (but no later than two (2) Business Days after the Effective Time), the Paying Agent will mail to each holder of record of a certificate representing outstanding shares of Company Common Stock immediately prior to the Effective Time (a “Certificate”) and to each holder of uncertificated shares of Company Common Stock represented by book entry immediately prior to the Effective Time (“Book-Entry Shares”), in each case, whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.01(a)(ii):

(1) a letter of transmittal, which shall specify that delivery shall be effected, and that risk of loss and title to Certificates or Book-Entry Shares held by such holder will pass, only upon delivery of such Certificates or Book-Entry Shares to the Paying Agent and which shall be in form and substance reasonably satisfactory to Parent and the Company, and

(2) instructions for use in effecting the surrender of such Certificates or Book-Entry Shares in exchange for the Merger Consideration with respect to such shares.

(ii) Upon surrender to, and acceptance in accordance with Section 2.02(b)(iii) by, the Paying Agent of a Certificate or Book-Entry Share, the holder thereof will be entitled to the Merger Consideration payable in respect of the number of shares of Company Common Stock formerly represented by such Certificate or Book-Entry Share surrendered under this Agreement.

(iii) The Paying Agent will accept Certificates or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange of the Certificates and Book-Entry Shares in accordance with customary exchange practices.

(iv) From and after the Effective Time, no further transfers may be made on the records of the Company or its transfer agent of Certificates or Book-Entry Shares, and if any Certificate or Book-Entry Share is presented to the Company for transfer, such Certificate of Book-Entry Share shall be canceled against delivery of the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificate or Book-Entry Share.

(v) If any Merger Consideration is to be remitted to a name other than that in which a Certificate or Book-Entry Share is registered, no Merger Consideration may be paid in exchange for such surrendered Certificate or Book-Entry Share unless:

(1) either (A) the Certificate so surrendered is properly endorsed, with signature guaranteed, or otherwise in proper form for transfer or (B) the Book-Entry Share is properly transferred; and

(2) the Person requesting such payment shall (A) pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate or Book-Entry Share or (B) establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(vi) At any time after the Effective Time until surrendered as contemplated by this Section 2.02, each Certificate or Book-Entry Share shall be deemed to represent only the right to receive upon such surrender the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificate or Book-Entry Share as contemplated by Section 2.01(a)(ii). No interest will be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the shares of Company Common Stock represented by Certificates or Book-Entry Shares.

(c) No Further Ownership Rights in Company Common Stock.

(i) At the Effective Time, each holder of a Certificate, and each holder of Book-Entry Shares, will cease to have any rights with respect to such shares of Company Common Stock, except, to the extent provided by Section 2.01, for the right to receive the Merger Consideration payable in respect of the shares of Company Common Stock formerly represented by such Certificate or Book-Entry Shares upon surrender of such Certificate or Book-Entry Share in accordance with Section 2.02(b);

(ii) The Merger Consideration paid upon the surrender or exchange of Certificates or Book-Entry Shares in accordance with this Section 2.02 will be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates or Book-Entry Shares.

(d) Termination of Payment Fund. The Paying Agent will deliver to the Surviving Corporation, upon the Surviving Corporation’s demand, any portion of the Payment Fund (including any interest and other income received by the Paying Agent in respect of all such funds) which remains undistributed to the former holders of Certificates or Book-Entry Shares upon expiration of the period ending one (1) year after the Effective Time. Thereafter, any former holder of Certificates or Book-Entry Shares prior to the Merger who has not complied with this Section 2.02 prior to such time, may look only to the Surviving Corporation for payment of his, her or its claim for Merger Consideration to which such holder may be entitled.

(e) Investment of Payment Fund. The Paying Agent shall invest any cash in the Payment Fund if and as directed by Parent; provided that such investment shall be in obligations of, or guaranteed by, the United States of America, in commercial paper obligations of issuers organized under the Law of a state of the United States of America, rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Service, respectively, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $10,000,000,000, or in mutual funds investing in such assets. Any interest and other income resulting from such investments shall be paid to, and be the property of, Parent. No investment losses resulting from investment of the Payment Fund shall diminish the rights of any of the Company’s shareholders to receive the Merger Consideration or any other payment as provided herein. To the extent there are losses with respect to such investments or the Payment Fund diminishes for any other reason below the level required to make prompt cash payment of the aggregate funds required to be paid pursuant to the terms hereof, Parent shall reasonably promptly replace or restore the cash in the Payment Fund so as to ensure that the Payment Fund is at all times maintained at a level sufficient to make such cash payments.

(f) No Liability. None of the Company, Parent, Merger Sub, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any portion of the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Withholding Taxes. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Certificates, Book-Entry Shares, Company Stock Options or Company Restricted Shares such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. Amounts so withheld and paid over to the appropriate taxing authority shall be treated for all purposes under this Agreement as having been paid to the holder of Certificates, Book-Entry Shares, Company Stock Options or Company Restricted Shares, as applicable, in respect of which such deduction or withholding was made.

(h) Lost, Stolen or Destroyed Certificates. If any Certificate formerly representing shares of Company Common Stock has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver and pay, in exchange for such lost, stolen or destroyed certificate, the Merger Consideration payable in respect thereof pursuant to this Agreement.

SECTION 2.03 Equity Awards.

(a) Each Company Stock Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be cancelled and converted, as of the Effective Time, into the right to receive a lump-sum cash payment equal to the product of (i) the excess, if any, of (1) the Merger Consideration, without interest, over (2) the per-share exercise price for such Company Stock Option, multiplied by (ii) the total number of shares of Company Common Stock underlying such Company Stock Option (the “Company Stock Option Consideration”). All payments of Company Stock Option Consideration shall be made by the Surviving Corporation, less applicable Tax withholdings, as promptly as practicable following the Effective Time (and in all events no later than the later of (A) five (5) Business Days following the Closing Date and (B) the last day of the Surviving Corporation’s first regular payroll cycle following the Closing Date).

(b) Each Company Restricted Share and each Company Restricted Share Unit that is granted after the date of this Agreement to non-employee directors of the Company that is outstanding immediately prior to the Effective Time shall become vested as of the Effective Time and shall be cancelled and converted, as of the Effective Time, into the right to receive a lump-sum cash payment equal to the Merger Consideration, without interest (the “Company Restricted Share Consideration”). For purposes of determining the number of Company Restricted Shares outstanding immediately prior to the Effective Time, any applicable performance objectives and bonus multipliers shall be deemed achieved immediately prior to the Effective Time at the maximum payout level (without giving effect to any proration). All payments of Company Restricted Share Consideration (and the amount of any dividends associated with each such Company Restricted Share or Company Restricted Share Unit, as applicable, outstanding immediately prior to the Effective Time) shall be made by the Surviving Corporation, less applicable Tax withholdings, as promptly as practicable following the Effective Time (and in all events no later than the later of (i) five (5) Business Days following the Closing Date and (ii) the last day of the Surviving Corporation’s first regular payroll cycle following the Closing).

(c) Except as provided in Section 2.03(b), each Company Restricted Share Unit that is granted after the date hereof that is not subject to performance objectives and that is outstanding immediately prior to the Effective Time shall be cancelled and converted, as of the Effective Time, into the right to receive a lump-sum cash payment equal to a prorated amount of the Merger Consideration, without interest, and a Cash Service Award (as defined in Section 2.03(d)). The amount of such cash payment shall equal the product of (i) the sum of the Merger Consideration plus the amount of any dividend equivalents associated with such Company Restricted Share Unit, multiplied by (ii) a fraction, the numerator of which is the number of days during the period beginning on January 1 of the year in which such Company Restricted Share Unit was granted and ending on the Closing Date, and the denominator of which is 1,096. Such payment shall be made by the Surviving Corporation, less applicable Tax withholdings, as promptly as practicable following the Effective Time (and in all events no later than the later of (x) five (5) Business Days following the Closing Date and (y) the last day of the Surviving Corporation’s first regular payroll cycle following the Closing).

(d) “Cash Service Award” means a right to receive a cash payment in an amount equal to the product of (i) the sum of the Merger Consideration plus the amount of any dividend equivalent associated with the applicable Company Restricted Share Unit, multiplied by (ii) a fraction, the numerator of which is the number of days during the period commencing on the day after the Closing Date and ending on the last day of the vesting period applicable to such Company Restricted Share Unit, and the denominator of which is 1,096. Each Cash Service Award shall otherwise be subject to the same terms and conditions as applied to the corresponding Company Restricted Share Unit as of immediately prior to the Effective Time under the applicable Company Stock Plan and award agreement, including vesting. Payment with respect to each Cash Service Award shall be made by the Surviving Corporation, less applicable Tax withholdings, as promptly as practicable following the applicable vesting date.

(e) Each Company Restricted Share Unit that is granted after the date hereof that is subject to performance objectives and that is outstanding immediately prior to the Effective Time shall be cancelled and converted, as of the Effective Time, into the right to receive a lump-sum cash payment equal to a prorated amount of the Merger Consideration, without interest, and an Additional Cash Service Award (as defined in Section 2.03(f)). For purposes of determining the number of such Company Restricted Shares Units outstanding immediately prior to the Effective Time, any applicable performance objectives and bonus multipliers shall be deemed achieved immediately prior to the Effective Time at the maximum payout level (without giving effect to any proration). The amount of such cash payment shall equal the product of (i) the sum of the Merger Consideration plus the amount of any dividend equivalents associated with such Company Restricted Share Unit, multiplied by (ii) a fraction, the numerator of which is the number of days during the period beginning on January 1 of the year in which such Company Restricted Share Unit was granted and ending on the Closing Date, and the denominator of which is 1,096. Such payment shall be made by the Surviving Corporation, less applicable Tax withholdings, as promptly as practicable following the Effective Time (and in all events no later than the later of (x) five (5) Business Days following the Closing Date and (y) the last day of the Surviving Corporation’s first regular payroll cycle following the Closing).

(f) “Additional Cash Service Award” means a right to receive a cash payment in an amount equal to the product of (i) the sum of the Merger Consideration plus the amount of any dividend equivalent associated with the applicable Company Restricted Share Unit, multiplied by (ii) a fraction, the numerator of which is the number of days during the period commencing on the day after the Closing Date and ending on the last day of the performance period applicable for the performance vesting measurement established under the award terms of such Company Restricted Share Unit, and the denominator of which is 1,096. Each Additional Cash Service Award shall be subject to service vesting (but not performance vesting) based on the service-based terms and conditions that applied to the corresponding Company Restricted Share Unit as of immediately prior to the Effective Time under the applicable Company Stock Plan and award agreement. Payment with respect to each Additional Cash Service Award shall be made by the Surviving Corporation, less applicable Tax withholdings, as promptly as practicable following the applicable vesting date.

(g) Prior to the Effective Time, the Company Board or the appropriate committee thereof shall adopt resolutions providing for, and shall take any other actions that are necessary to effect, the treatment of the Company Stock Options, the Company Restricted Shares and the Company Restricted Share Units as contemplated by this Section 2.03.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the Company Reports publicly available and filed with or furnished to the SEC prior to the date of this Agreement (excluding any statements that are predictive, cautionary or forward-looking in nature) or (b) subject to Section 9.04(j), as set forth in the corresponding section of the disclosure letter delivered by the Company to Parent concurrently with the execution and delivery by the Company of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub as follows:

SECTION 3.01 Organization, Standing and Power. Each of the Company and the Company’s Subsidiaries (the “Company Subsidiaries”) is duly organized, validly existing and in active status or good standing, as applicable, under the laws of the jurisdiction in which it is organized (in the case of active status or good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Company Subsidiaries, where the failure to be so organized, existing or in active status or good standing, as applicable, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has all requisite entity power and authority to enable it to own, operate, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, except where the failure to have such power or authority would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership, operation or leasing of its properties make such qualification necessary, except in any such jurisdiction where the failure to be so qualified or licensed would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of the amended and restated articles of incorporation of the Company in effect as of the date of this Agreement (the “Company Articles”) and the bylaws of the Company in effect as of the date of this Agreement (the “Company Bylaws”).

SECTION 3.02 Company Subsidiaries. All the outstanding shares of capital stock or voting securities of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of (a) all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) and (b) any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except, in the case of the foregoing clauses (a) and (b), as imposed by this Agreement, the Organizational Documents of the Company Subsidiaries or applicable securities Laws. Section 3.02 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the Company Subsidiaries. The Company has made available to Parent true and complete copies of the articles of incorporation and bylaws (or equivalent constituent documents) of each Company Subsidiary in effect as of the date of this Agreement. Neither the Company nor any Company Subsidiary owns any shares of capital stock or voting securities of, or other equity interests in, any Person other than the Company Subsidiaries.

SECTION 3.03 Capital Structure.

(a) The authorized capital stock of the Company consists of 400,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock of the Company, $1.00 par value (the “Company Preferred Stock”). At the close of business on August 31, 2015, (i) 235,251,659 shares of Company Common Stock were issued and outstanding (of which 1,988,659 were Company Restricted Shares), (ii) no shares of Company Preferred Stock were issued and outstanding and (iii) no shares of Company Common Stock were held by the Company in its treasury. At the close of business on August 31, 2015, an aggregate of 2,419,563 shares of Company Common Stock were reserved and available for issuance pursuant to the Company Stock

Plans. At the close of business on August 31, 2015, (i) Company Stock Options to purchase an aggregate of 355,098 shares of Company Common Stock were issued and outstanding, with a weighted average exercise price of $16.295 and (ii) an aggregate of 890,432 shares of Company Common Stock were issuable on the vesting of outstanding Company Restricted Shares (assuming maximum attainment of the applicable performance goals and bonus multipliers).

(b) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock that may be issued upon the exercise of Company Stock Options or the vesting of Company Restricted Shares will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any preemptive right. Except as set forth in this Section 3.03 or Section 3.03(b) of the Company Disclosure Letter or pursuant to the terms of this Agreement, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (i) any capital stock of the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary or (ii) any warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary, or any other obligation of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary (the foregoing clauses (i) and (ii), collectively, “Equity Securities”). Except pursuant to the Company Stock Plans, there are not any outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Equity Securities. There is no outstanding Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote (“Company Voting Debt”). No Company Subsidiary owns any shares of Company Common Stock.

SECTION 3.04 Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and agreements hereunder and to consummate the Merger, subject, in the case of the Merger, to the receipt of the Company Shareholder Approval. The Company Board has adopted resolutions, at a meeting duly called at which a quorum of directors of the Company was present, (a) determining that it is in the best interests of the Company and its shareholders, and declaring it advisable, for the Company to enter into this Agreement, (b) adopting this Agreement and approving the Company’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated thereby and (c) resolving to recommend that the Company’s shareholders approve this Agreement (the “Company Board Recommendation”) and directing that this Agreement be submitted to the Company’s shareholders for approval at a duly held meeting of such shareholders for such purpose (the “Company Shareholders Meeting”). Such resolutions have not been amended or withdrawn as of the date of this Agreement. Except for (i) the approval of this Agreement by the affirmative vote of the holders of a majority of all of the outstanding shares of Company Common Stock entitled to vote at the Company Shareholders Meeting (the “Company Shareholder Approval”) and (ii) the filing of the Articles of Merger as required by the FBCA, no other vote or corporate proceedings on the part of the Company or its shareholders are necessary to authorize, adopt or approve this Agreement or to consummate the Merger. The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exceptions”).

SECTION 3.05 No Conflicts; Consents.

(a) The execution and delivery by the Company of this Agreement does not, and the performance by the Company of its covenants and agreements hereunder and the consummation of the Merger will not, (i) subject to obtaining the Company Shareholder Approval, conflict with, or result in any violation of any provision of, the Company Articles, the Company Bylaws or the Organizational Documents of any Company Subsidiary, (ii) subject to obtaining the Consents set forth in Section 3.05(a)(ii) of the Company Disclosure Letter (the “Company Required Consents”), conflict with, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Filed Company Contract or any material Permit applicable to the business of the Company and the Company Subsidiaries or (iii) subject to obtaining the Company Shareholder Approval and the Consents referred to in Section 3.05(b) and making the Filings referred to in Section 3.05(b), conflict with, or result in any violation of any provision of, any Judgment or Law, in each case, applicable to the Company or any Company Subsidiary or their respective properties or assets, except for, in the case of the foregoing clauses (ii) and (iii), any matter that would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and would not prevent or materially impede, interfere with or delay the consummation of the Merger.

(b) No consent, waiver or Permit (“Consent”) of or from, or registration, declaration, notice or filing (“Filing”) made to or with, any Governmental Entity is required to be obtained or made by the Company or any Company Subsidiary in connection with the Company’s execution and delivery of this Agreement or its performance of its covenants and agreements hereunder or the consummation of the Merger, except for the following:

(i) (1) the filing with the Securities and Exchange Commission (the “SEC”), in preliminary and definitive form, of the Proxy Statement and (2) the filing with the SEC of such reports under, and such other compliance with, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Securities Act of 1933, as amended (the “Securities Act”), and rules and regulations of the SEC promulgated thereunder, as may be required in connection with this Agreement or the Merger;

(ii) compliance with, Filings under and the expiration of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and such other Consents or Filings as are required to be obtained or made under any other Antitrust Law;

(iii) the filing of the Articles of Merger with the Department of State of the State of Florida and appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business;

(iv) (1) Filings with, and the Consent of, the Federal Energy Regulatory Commission (the “FERC”) under Section 203 of the Federal Power Act (the “FPA”); (2) the CFIUS Approval, and Filings with respect thereto, (3) the Filings with, and the Consent of, the New Mexico Public Regulation Commission (the “NMPRC”) and (4) and the other Filings and Consents set forth in Section 3.05(b)(iv) of the Company Disclosure Letter (the Consents and Filings set forth in Section 3.05(b)(ii) and this Section 3.05(b)(iv), collectively, the “Company Required Statutory Approvals”);

(v) the Company Required Consents;

(vi) Filings and Consents as are required to be made or obtained under state or federal property transfer Laws or Environmental Laws; and

(vii) such other Filings or Consents the failure of which to make or obtain would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and would not prevent or materially impede, interfere with or delay the consummation of the Merger.

SECTION 3.06 Company Reports; Financial Statements.

(a) The Company has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by the Company with the SEC since January 1, 2014 (such documents, together will all exhibits, financial statements, including the Company Financial Statements, and schedules thereto and all information incorporated therein by reference, but excluding the Proxy Statement, being collectively referred to as the “Company Reports”). Each Company Report (i) at the time furnished or filed, complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act or the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company Report and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of the Company included in the Company Reports (the “Company Financial Statements”) complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods and as of the dates involved (except as may be indicated in the notes thereto) and fairly present in all material respects, in accordance with GAAP, the consolidated financial position of the Company and the Company’s consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end audit adjustments).

(b) Neither the Company nor any Company Subsidiary has any liability of any nature that is required by GAAP to be set forth on a consolidated balance sheet of the Company and the Company Subsidiaries, except liabilities (i) reflected or reserved against in the most recent balance sheet (including the notes thereto) of the Company and the Company Subsidiaries included in the Company Reports filed prior to the date hereof, (ii) incurred in the ordinary course of business after June 30, 2015, (iii) incurred in connection with the Merger or any other transaction or agreement contemplated by this Agreement or (iv) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The Company maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP in all material respects. Except as has not had, and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company maintains “disclosure controls and procedures” required by Rule 13a-15 or 15d-15 under the Exchange Act that are effective to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents and (ii) the Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company Board (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (2) any fraud, known to the Company, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

SECTION 3.07 Absence of Certain Changes or Events. From December 31, 2014 to the date of this Agreement, each of the Company and the Company Subsidiaries has conducted its respective business in the ordinary course of business in all material respects, and during such period there has not occurred any fact, circumstance, effect, change, event or development that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 3.08 Taxes.

(a) Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) (1) each of the Company and each Company Subsidiary has timely filed, taking into account any extensions, all Tax Returns required to have been filed and such Tax Returns are accurate and complete in all respects and (2) all Taxes shown to be due on such Tax Returns have been timely paid in full;

(ii) (1) neither the Company nor any Company Subsidiary has received written notice of any audit, examination, investigation or other proceeding from any taxing authority for any amount of unpaid Taxes asserted against the Company or any Company Subsidiary, which have not been fully paid or settled and (2) with respect to any tax years open for audit as of the date hereof, neither the Company nor any Company Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax;

(iii) neither the Company nor any Company Subsidiary had any liabilities for unpaid Taxes as of the date of the latest balance sheet included in the Company Financial Statements that had not been accrued or reserved on such balance sheet in accordance with GAAP and (2) neither the Company nor any Company Subsidiary has incurred any liability for Taxes since the date of the latest balance sheet included in the Company Financial Statements except in the ordinary course of business;

(iv) neither the Company nor any Company Subsidiary has any liability for Taxes of any Person (except for the Company or any Company Subsidiary) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise;

(v) neither the Company nor any Company Subsidiary is a party to or is otherwise bound by any Tax sharing, allocation or indemnification agreement or arrangement, except for such an agreement or arrangement (1) exclusively between or among the Company and Company Subsidiaries, (2) with customers, vendors, lessors or other third parties entered into in the ordinary course of business and not primarily related to Taxes or (3) that as of the Closing Date is reasonably expected to terminate without any further payments being required to be made;

(vi) within the past three (3) years, neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code; and

(vii) neither the Company nor any Company Subsidiary has engaged in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2) or Treasury Regulations Section 301.6111-2(b) in any tax year for which the statute of limitations has not expired.

(b) Except to the extent Section 3.09 relates to Taxes, the representations and warranties contained in this Section 3.08 are the sole and exclusive representations and warranties of the Company relating to Taxes, and no other representation or warranty of the Company contained herein shall be construed to relate to Taxes.

SECTION 3.09 Employee Benefits.

(a) Section 3.09(a) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of each material Company Benefit Plan and each material Company Benefit Agreement.

(b) With respect to each material Company Benefit Plan and material Company Benefit Agreement, the Company has made available to Parent, to the extent applicable, complete and accurate copies of (i) the plan document (or, if such arrangement is not in writing, a written description of the material terms thereof), including any amendment thereto and any summary plan description thereof, (ii) each trust, insurance, annuity or other funding Contract related thereto, (iii) the most recent audited financial statement and actuarial or other valuation report prepared with respect thereto, (iv) the most recent annual report on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) with respect thereto and (v) the most recently received IRS determination letter or opinion. No Company Benefit Plan or Company Benefit Agreement is maintained outside the jurisdiction of the United States, or covers any Company Personnel residing or working outside of the United States.

(c) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Benefit Plan and each Company Benefit Agreement has been maintained in compliance with its terms and with the requirements prescribed by ERISA, the Code and all other applicable Laws, (ii) there are no pending or, to the Knowledge of the Company, threatened proceedings against any Company Benefit Plan or Company Benefit Agreement or any fiduciary thereof, or the Company or any Company Subsidiary with respect to any Company Benefit Plan or Company Benefit Agreement and (iii) all contributions, reimbursements, premium payments and other payments required to be made by the Company or any Company Commonly Controlled Entity to any Company Benefit Plan have been made on or before their applicable due dates. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Commonly Controlled Entity has engaged in, and to the Knowledge of the Company, there has not been, any non-exempt transaction prohibited by ERISA or by Section 4975 of the Code with respect to any Company Benefit Plan or Company Benefit Agreement or their related trusts that would reasonably be expected to result in a liability of the Company or a Company Commonly Controlled Entity. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Company Benefit Plan or Company Benefit Agreement is under audit or is the subject of an administrative proceeding by the IRS, the Department of Labor, or any other Governmental Entity, nor is any such audit or other administrative proceeding, to the Knowledge of the Company, threatened.

(d) Section 3.09(d) of the Company Disclosure Letter sets forth each Company Benefit Plan and Company Benefit Agreement that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code. No Company Benefit Plan or Company Benefit Agreement is a multiemployer plan, as defined in Section 3(37) of ERISA, or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, and neither the Company nor any Company Commonly Controlled Entity has contributed to or been obligated to contribute to any such plan within the six years preceding this Agreement. Except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Commonly Controlled Entity has incurred any Controlled Group Liability (as defined below) that has not been satisfied in full nor do any circumstances exist that could reasonably be expected to give rise to any Controlled Group Liability (except for the payment of premiums to the Pension Benefit Guaranty Corporation). For the purposes of this Agreement, “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412, 430 and 4971 of the Code or (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

(e) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and such plan has received a currently effective favorable determination letter or opinion to that effect from the IRS and, to the Knowledge of the Company, there is no reason why any such determination letter should be revoked or not be reissued.

(f) Except for any liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has any liability for providing health, medical or other welfare benefits after retirement or other termination of employment, except for coverage or benefits required to be provided under Section 4980(B)(f) of the Code or applicable Law.

(g) Except as expressly provided in this Agreement or as set forth in Section 3.09(g) of the Company Disclosure Letter, none of the execution and delivery of this Agreement, the performance by either party of its covenants and agreements hereunder or the consummation of the Merger (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any Company Personnel to any material compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any material compensation or benefit or trigger any other material obligation under any Company Benefit Plan or Company Benefit Agreement or (iii) result in any payment that could, individually or in combination with any other such payment, not be deductible under Section 280G of the Code.

(h) The representations and warranties contained in this Section 3.09 are the sole and exclusive representations and warranties of the Company relating to Company Benefit Plans or Company Benefit Agreements (including their compliance with any applicable Law) or ERISA, and no other representation or warranty of the Company contained herein shall be construed to relate to Company Benefit Plans or Company Benefit Agreements (including their compliance with any applicable Law) or ERISA.

SECTION 3.10 Labor and Employment Matters. Except as set forth in Section 3.10 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is party to any collective bargaining agreement or similar labor union Contract with respect to any of their respective employees (the Contracts set forth in Section 3.10 of the Company Disclosure Letter, the “Company Union Contracts”). To the Knowledge of the Company, no employees of the Company or any Company Subsidiary are represented by any other labor union with respect to their employment for the Company or any Company Subsidiary. To the Knowledge of the Company, except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) there are no labor union representation or certification proceedings with respect to employees of the Company or any Company Subsidiary pending or threatened in writing to be brought or filed with the National Labor Relations Board, and (b) there are no labor union organizing activities, with respect to employees of the Company or any Company Subsidiary. From January 1, 2014 until the date of this Agreement, except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there have been no labor union strikes, slowdowns, work stoppages or lockouts or other material labor disputes pending or threatened in writing against or affecting the Company or any Company Subsidiary.

SECTION 3.11 Litigation. There is no Claim before any Governmental Entity pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no Judgment outstanding against or, to the Knowledge of the Company, investigation by any Governmental Entity of the Company or any Company Subsidiary or any of their respective properties or assets that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. This Section 3.11 does not relate to Taxes; Company Benefit Plans or Company Benefit Agreements (including their compliance with any applicable Law) or ERISA; Environmental Permits, Environmental Laws, Environmental Claims, Releases, Hazardous Materials or other environmental matters; or Intellectual Property, which are addressed in Sections 3.08, 3.09, 3.14 and 3.17, respectively.

SECTION 3.12 Compliance with Applicable Laws. Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries are in compliance with all applicable Laws and all material Permits applicable to the business and operations of the Company and the Company Subsidiaries. This Section 3.12 does not relate to Taxes; Company Benefit Plans or Company Benefit Agreements (including their compliance with any applicable Law) or ERISA; Environmental Permits, Environmental Laws, Environmental Claims, Releases, Hazardous Materials or other environmental matters; or Intellectual Property, which are addressed in Sections 3.08, 3.09, 3.14 and 3.17, respectively.

SECTION 3.13 Takeover Statutes. Assuming that the representations and warranties of Parent and Merger Sub contained in Section 4.09 are true and correct, the Merger is not subject to any “fair price,” “moratorium,” “control-share acquisition,” “affiliated transaction” or any other antitakeover statute or regulation (each, a “Takeover Statute”) or any antitakeover provision in the Company Articles or Company Bylaws.

SECTION 3.14 Environmental Matters.

(a) Except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) the Company and the Company Subsidiaries are in compliance with all Environmental Laws, and, except for matters that have been fully resolved, as of the date of this Agreement, neither the Company nor any Company Subsidiary has received any written communication from a Governmental Entity or other Person that alleges that the Company or any Company Subsidiary is in violation of any Environmental Law or any Permit issued pursuant to Environmental Law (an “Environmental Permit”);

(ii) with respect to all material Environmental Permits necessary to conduct the respective operations of the Company or the Company Subsidiaries as currently conducted, (1) the Company and each of the Company Subsidiaries have obtained and are in compliance with, or have filed timely applications for, all such Environmental Permits, (2) all such Environmental Permits are valid and in good standing and (3) neither the Company nor any Company Subsidiary has received notice from any Governmental Entity seeking to modify, revoke or terminate, any such Environmental Permits;

(iii) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary that have not been fully and finally resolved; and

(iv) to the Knowledge of the Company, there are and have been no Releases of Hazardous Materials at any property currently owned, leased or operated by the Company or any Company Subsidiary that would reasonably be expected to form the basis of any Environmental Claim against the Company or any Company Subsidiary.

(b) The representations and warranties contained in this Section 3.14 are the sole and exclusive representations and warranties of the Company relating to Environmental Permits, Environmental Laws, Environmental Claims, Releases, Hazardous Materials or other environmental matters, and no other representation or warranty of the Company contained herein shall be construed to relate to Environmental Permits, Environmental Laws, Environmental Claims, Releases, Hazardous Materials or other environmental matters.

SECTION 3.15 Contracts.

(a) Except for this Agreement, Company Benefit Plans and Company Benefit Agreements, as of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed Company Contract”) that has not been so filed.

(b) Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Filed Company Contract is a valid, binding and legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other parties thereto, subject in all respects to the Bankruptcy and Equity Exceptions, (ii) to the Knowledge of the Company, each such Filed Company Contract is in full force and effect and (iii) as of the date hereof, none of the Company or any Company Subsidiary is (with or without notice or lapse of time, or both) in breach or default under any such Filed Company Contract and, to the Knowledge of the Company, no other party to any such Filed Company Contract is (with or without notice or lapse of time, or both) in breach or default thereunder.

SECTION 3.16 Real Property. Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and the Company Subsidiaries has either good title, in fee or valid leasehold, easement or other rights, to the land, buildings, wires, pipes, structures and other improvements thereon and fixtures thereto necessary to permit it to conduct its business as currently conducted. This Section 3.16 does not relate to Environmental Permits, Environmental Laws, Environmental Claims, Releases, Hazardous Materials or other environmental matters; or Intellectual Property, which are addressed in Section 3.14 and Section 3.17, respectively

SECTION 3.17 Intellectual Property.

(a) Except as would not have or would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, (i) the Company and the Company Subsidiaries have the right to use all material Intellectual Property used in their business as presently conducted, and (ii) no person is violating any material Intellectual Property owned by the Company and the Company Subsidiaries.

(b) The representations and warranties contained in this Section 3.17 are the sole and exclusive representations and warranties of the Company relating to Intellectual Property, and no other representation or warranty of the Company contained herein shall be construed to relate to Intellectual Property.

SECTION 3.18 Insurance. As of the date hereof, except as would not have or would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, all material fire and casualty, general liability, director and officer, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries (“Insurance Policies”) are in full force and effect and all premiums due with respect to all Insurance Policies have been paid.

SECTION 3.19 Regulatory Status.

(a) The Company is a “holding company” under the Public Utility Holding Company Act of 2005 (“PUHCA 2005”). Except as set forth in Section 3.19(a)(i) of the Company Disclosure Letter, none of the Company or the Company Subsidiaries is regulated as a public utility under the FPA. Except for the Company Subsidiaries set forth in Section 3.19(a)(ii) of the Company Disclosure Letter (the “Utility Subsidiaries”), none of the Company Subsidiaries are regulated as a public utility or gas utility under applicable Law of the State of Florida or the State of New Mexico or is subject to such regulation by any other state.

(b) All filings (except for immaterial filings) required to be made by the Company or any Company Subsidiary since January 1, 2014, with the FERC, the FPSC and the NMPRC, as the case may be, have been made, including all forms, statements, reports, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs and related documents, and all such filings complied, as of their respective dates, with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder, except for filings the failure of which to make or the failure of which to make in compliance with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 3.20 Brokers’ Fees and Expenses. Except for any Person set forth in Section 3.20 of the Company Disclosure Letter (each such Person, a “Company Financial Advisor”), the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company.

SECTION 3.21 Opinion of Financial Advisor. The Company Board has received an opinion of each Company Financial Advisor to the effect that, as of the date of such opinion and based upon and subject to the various matters, limitations, qualifications and assumptions set forth therein, the Merger Consideration to be paid to the holders of shares of Company Common Stock (other than shares owned by the Company as treasury stock, shares that are owned by a wholly owned Subsidiary of the Company, or shares that are owned directly or indirectly by Parent or Merger Sub) pursuant to this Agreement is fair, from a financial point of view, to such holders.

SECTION 3.22 No Additional Representations. Except for the representations and warranties expressly set forth in Article IV (as modified by the Parent Disclosure Letter), the Company specifically acknowledges and agrees that neither Parent nor any of its Affiliates, Representatives or shareholders or any other Person makes, or has made, any other express or implied representation or warranty whatsoever

(whether at law (including at common law or by statute) or in equity). Except for the representations and warranties expressly set forth in this Article III (as modified by the Company Disclosure Letter), the Company hereby expressly disclaims and negates (a) any other express or implied representation or warranty whatsoever (whether at law (including at common law or by statute) or in equity), including with respect to (i) the Company or the Company Subsidiaries or any of the Company’s or the Company’s Subsidiaries respective businesses, assets, employees, Permits, liabilities, operations, prospects or condition (financial or otherwise) or (ii) any opinion, projection, forecast, statement, budget, estimate, advice or other information (including information with respect to filings with and consents of any Governmental Entity (including the FERC, the FPSC or the NMPRC) or information with respect to the future revenues, results or operations (or any component thereof), cash flows, financial condition (or any component thereof) or the future business and operations of the Company or the Company Subsidiaries, as well as any other business plan and cost-related plan information of the Company or the Company Subsidiaries), made, communicated or furnished (orally or in writing), or to be made, communicated or furnished (orally or in writing), to Parent, its Affiliates or its Representatives, in each case, whether made by the Company or any of its Affiliates, Representatives or shareholders or any other Person (this clause (ii), collectively, “Company Projections”) and (b) all liability and responsibility for any such other representation or warranty or any such Company Projection.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure letter delivered by Parent to the Company concurrently with the execution and delivery by Parent and Merger Sub of this Agreement (the “Parent Disclosure Letter”), Parent and Merger Sub represent and warrant to the Company as follows:

SECTION 4.01 Organization, Standing and Power. Each of Parent and Merger Sub is duly organized, validly existing and in active status or good standing, as applicable, under the laws of the jurisdiction in which it is organized (in the case of active status or good standing, to the extent such jurisdiction recognizes such concept). Each of Parent and Merger Sub has all requisite entity power and authority to own, operate, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, except where the failure to have such power or authority would not have or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership, operation or leasing of its properties make such qualification necessary, except in any such jurisdiction where the failure to be so qualified or licensed would not have or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 4.02 Authority; Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement, to perform its covenants and agreements hereunder and to consummate the Merger. The board of directors of Parent has adopted resolutions (a) determining that it is in the best interests of Parent and its shareholders, and declaring it advisable, for Parent to enter into this Agreement and (b) adopting this Agreement and approving Parent’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement. Such resolutions have not been amended or withdrawn as of the date of this Agreement. The board of directors of Merger Sub has adopted resolutions determining that it is in the best interests of Merger Sub and its shareholder, and declaring it advisable, for Merger Sub to enter into this Agreement, (ii) adopting this Agreement and approving Merger Sub’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement and (iii) resolving to recommend that Parent, in its capacity as the sole shareholder of Merger Sub, approve this Agreement. Such resolutions have not been amended or withdrawn as of the date of this Agreement. No other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Merger. Parent and Merger Sub have duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against it in accordance with its terms, subject in all respects to the Bankruptcy and Equity Exceptions.

SECTION 4.03 No Conflicts; Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance by each of Parent and Merger Sub of its covenants and agreements and the consummation of the Merger will not, (i) conflict with, or result in any violation of any provision of, the Organizational Documents of Parent or Merger Sub, (ii) subject to obtaining the Consents set forth in Section 4.03(a)(i) of the Parent Disclosure Letter (the “Parent Required Consents” and, together with the Company Required Consents, the “Required Consents”), conflict with, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any material Contract to which Parent or Merger Sub is a party or by which any of their respective properties or assets is bound or any material Permit applicable to the business of Parent and its Affiliates or (iii) subject to obtaining the Consents referred to in Section 4.03(b) and making the Filings referred to in Section 4.03(b), conflict with, or result in any violation of any provision of, any Judgment or Law, in each case, applicable to Parent or Merger Sub or their respective properties or assets, except for, in the case of the foregoing clauses (ii) and (iii), any matter that would not have or would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) No Consent of or from, or Filing made to or with, any Governmental Entity, is required to be obtained or made by Parent or any Affiliate of Parent in connection with Parent’s and Merger Sub’s execution and delivery of this Agreement or their performance of their covenants and agreements hereunder or the consummation of the Merger, except for the following:

(i) compliance with, Filings under and the expiration of any applicable waiting period under the HSR Act, and such other Consents or Filings as are required to be made or obtained under any other Antitrust Law;

(ii) (1) Filings with, and the Consent of, the FERC under Section 203 of the FPA, (2) the CFIUS Approval, and Filings with respect thereto, (3) the Filings with, and the Consent of, the NMPRC and (4) and the other Filings and Consents set forth in Section 4.03(b)(ii) of the Parent Disclosure Letter (the Consents and Filings set forth in Section 4.03(b)(i) and this Section 4.03(b)(ii), collectively, the “Parent Required Statutory Approvals” and, together with the Company Required Statutory Approvals, the “Required Statutory Approvals”);

(iii) the Parent Required Consents;

(iv) the filing of the Articles of Merger with the Department of State of the State of Florida and appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business;

(v) Filings and Consents as are required to be made or obtained under state or federal property transfer Laws or Environmental Laws; and

(vi) such other Filings and Consents the failure of which to make or obtain would not have or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 4.04 Litigation. There is no Claim before any Governmental Entity pending or, to the Knowledge of Parent, threatened against Parent, Merger Sub or any Affiliate of Parent that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There is no Judgment outstanding against or, to the Knowledge of Parent, investigation by any Governmental Entity of Parent, Merger Sub or any Affiliate of Parent or any of their respective properties or assets that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 4.05 Compliance with Applicable Laws. Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and Merger Sub are in compliance with all applicable Laws and material Permits applicable to the business and operations of Parent and Parent’s Affiliates.

SECTION 4.06 Financing. Parent has delivered to the Company true and complete fully executed copies of (a) the commitment letters, dated as of September 4, 2015, among Parent and each of (i) JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC and (ii) The Bank of Nova Scotia (the “Commitment Letters”) and (b) the fee letters, among Parent and each of (i) JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC and (ii) The Bank of Nova Scotia, dated as of September 4, 2015 (as redacted to remove only the fee amounts, pricing caps, the rates and amounts included in the “market flex,” the “Redacted Fee Letters”), in each case, including all exhibits, schedules, annexes and amendments to such letters in effect as of the date of this Agreement (collectively, the “Debt Letters”), pursuant to which and subject to the terms and conditions thereof, each of the parties thereto (other than Parent) have severally committed to lend the amounts set forth therein to Parent (the provision of such funds as set forth therein, the “Financing”) for the purposes set forth in such Debt Letters. The Debt Letters have not been amended, restated or otherwise modified or waived prior to the execution and delivery of this Agreement, and the respective commitments contained in the Debt Letters have not been withdrawn, rescinded, amended, restated or otherwise modified in any respect prior to the execution and delivery of this Agreement. As of the execution and delivery of this Agreement, the Debt Letters are in full force and effect and constitute the legal, valid and binding obligation of each of Parent and the other parties thereto, subject in each case to the Bankruptcy and Equity Exceptions. There are no conditions precedent or contingencies directly or indirectly related to the funding of the Financing pursuant to the Debt Letters, other than as expressly set forth in the Debt Letters. At the Closing, Parent and Merger Sub will have sufficient funds to pay all of Parent’s and Merger Sub’s obligations under this Agreement, including the payment of the Merger Consideration and all fees and expenses expected to be incurred in connection therewith. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Parent under the Debt Letters or any other party to the Debt Letters. As of the date of this Agreement, except for any agreements relating to any alternative equity capital markets financing (which agreements do not contain any terms that would adversely affect the conditionality, enforceability, termination, principal amount or availability of the Financing), there are no side letters or other agreements, Contracts, arrangements or understandings (written or oral) directly or indirectly related to the funding of the Financing other than as expressly set forth in the Debt Letters. Parent has fully paid all commitment fees or other fees required to be paid on or prior to the date of this Agreement in connection with the Financing. As of the date of this Agreement, Parent (1) is not aware of any fact, event or other occurrence that makes any of the representations or warranties of Parent in any of the Debt Letters inaccurate in any material respect and (2) has no reason to believe that any of the conditions to the Financing contemplated by the Debt Letters will not be satisfied on a timely basis or that the Financing contemplated by the Debt Letters will not be made available on the Closing Date.

SECTION 4.07 Brokers’ Fees and Expenses. Except for any Person set forth in Section 4.07 of the Parent Disclosure Letter, the fees and expenses of which will be paid by Parent, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or Merger Sub.

SECTION 4.08 Merger Sub. The authorized capital stock of Merger Sub consists of 10,000,000 shares of common stock, par value $0.01 per share. All outstanding shares of capital stock of Merger Sub are duly authorized, validly issued, fully paid and nonassessable. EUSHI owns all of the outstanding shares of capital stock of Merger Sub. Parent owns, directly or indirectly, all of the outstanding shares of capital stock of EUSHI. Merger Sub has been incorporated solely for the purpose of merging with and into the Company and taking action incident to the Merger and this Agreement. Merger Sub has no assets, liabilities or obligations and has not, since the date of its formation, carried on any business or conducted any operations, except, in each case, as arising from the execution of this Agreement, the performance of its covenants and agreements hereunder and matters ancillary thereto. EUSHI has approved this Agreement by written consent in its capacity as the sole shareholder of Merger Sub.

SECTION 4.09 Ownership of Company Common Stock; Interested Shareholder. Neither Parent, any Subsidiary of Parent nor any other Affiliate of Parent (i) of “beneficially owns” (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of Company Common Stock or any other Equity Securities or (ii) is an “interested shareholder” (as defined in FBCA § 607.0901). Neither Parent, any Subsidiary of Parent nor any of their respective Affiliates are a Person referred to in FBCA § 607.1302(2)(d).

SECTION 4.10 Regulatory Status. Parent is a public utility holding company under PUHCA 2005. Merger Sub is not a public utility holding company under PUHCA 2005.

SECTION 4.11 No Additional Representations. Except for the representations and warranties expressly set forth in Article III (as modified by the Company Disclosure Letter), each of Parent and Merger Sub (a) specifically acknowledges and agrees that neither the Company nor any of its Affiliates, Representatives or shareholders nor any other Person makes, or has made, any other express or implied representation or warranty whatsoever (whether at law (including at common law or by statute) or in equity), including with respect to the Company or the Company Subsidiaries or any of the Company’s or the Company’s Subsidiaries respective businesses, assets, employees, Permits, liabilities, operations, prospects, condition (financial or otherwise) or any Company Projection, and hereby expressly waives and relinquishes any and all rights, Claims or causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) based on, arising out of or relating to any such other representation or warranty or any Company Projection, (b) specifically acknowledges and agrees to the Company’s express disclaimer and negation of any such other representation or warranty or any Company Projection and of all liability and responsibility for any such other representation or warranty or any Company Projection and (c) expressly waives and relinquishes any and all rights, Claims and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) against (i) the Company in connection with accuracy, completeness or materiality of any Company Projection and (ii) any Affiliate of the Company or any of the Company’s or any such Affiliate’s respective Representatives or shareholders or any other Person, and hereby specifically acknowledges and agrees that such Persons shall have no liability or obligations, based on, arising out of or relating to this Agreement or the negotiation, execution, performance or subject matter hereof, including (1) for any alleged nondisclosure or misrepresentations made by any such Person or (2) in connection with accuracy, completeness or materiality of any Company Projection. Each of Parent and Merger Sub acknowledges and agrees that (A) it has conducted to its satisfaction its own independent investigation of the transactions contemplated hereby (including with respect to the Company and the Company Subsidiaries and their respective businesses, operations, assets and liabilities) and, in making its determination to enter into this Agreement and proceed with the transactions contemplated hereby, has relied solely on the results of such independent investigation and the representations and warranties of the Company expressly set forth in Article III (as modified by the Company Disclosure Letter), and (B) except for the representations and warranties of the Company expressly set forth in Article III (as modified by the Company Disclosure Letter), it has not relied on, or been induced by, any representation, warranty or other statement of or by the Company or any of its Affiliates, Representatives or shareholders or any other Person, including any Company Projection or with respect to the Company or the Company Subsidiaries or any of the Company’s or the Company’s Subsidiaries respective businesses, assets, employees, Permits, liabilities, operations, prospects or condition (financial or otherwise) or any Company Projection, in determining to enter into this Agreement and proceed with the transactions contemplated hereby.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 5.01 Conduct of Business.

(a) Conduct of Business by the Company. Except for matters set forth in Section 5.01 of the Company Disclosure Letter or otherwise contemplated or required by this Agreement, or as required by a Governmental Entity (including pursuant to a Judgment issued by the FERC, the FPSC or the NMPRC) or by applicable Law, or as contemplated by the Proceedings, or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the Effective Time, the Company shall use commercially reasonable efforts to, and to cause each Company Subsidiary to, (x) conduct its business in the ordinary course of business in all material respects and (y) to the extent consistent with the foregoing clause (x), preserve intact, in all material respects, its business organization and existing relationships with Governmental Entities. In addition, and without limiting the generality of the foregoing, except as set forth in the Company Disclosure Letter or otherwise contemplated or required by this Agreement, or as required by a Governmental Entity (including pursuant to a Judgment issued by the FERC, the FPSC or the NMPRC) or by applicable Law, or as contemplated by the Proceedings, or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following:

(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, except for (1) quarterly cash dividends payable by the Company or any Company Subsidiary in respect of shares of Company Common Stock on a schedule consistent with the Company’s past practices and in an amount per share of Company Common Stock not in excess of (A) $0.225 for quarterly dividends payable on or before December 31, 2015, (B) $0.230 for quarterly dividends payable after December 31, 2015 and on or before December 31, 2016 and (C) $0.235 for quarterly dividends payable after December 31, 2016, (2) dividends and distributions by a direct or indirect Company Subsidiary to its parent and (3) a “stub period” dividend to holders of record of Company Common Stock as of immediately prior to the Effective Time equal to the product of (A) the number of days from the record date for payment of the last quarterly dividend paid by the Company prior to the Effective Time, multiplied by (B) a daily dividend rate determined by dividing the amount of the last quarterly dividend prior to the Effective Time by ninety-one (91);

(ii) amend any of its Organizational Documents (except for immaterial or ministerial amendments);

(iii) except as permitted by Section 5.01(a)(v) or for transactions among the Company and the Company Subsidiaries or among the Company Subsidiaries, split, combine, consolidate, subdivide or reclassify any of its capital stock, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities;

(iv) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, except for (1) the acquisition by the Company of shares of Company Common Stock (A) in the open market to satisfy its obligations under all Company Benefit Plans or under the Company’s dividend reinvestment and stock purchase plan (the “Company DRIP”) and (B) in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price thereof, (2) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plans and (3) the acquisition by the Company of awards granted pursuant to the Company Stock Plans in connection with the forfeiture of such awards;

(v) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any Equity Securities or Company Voting Debt, in each case, except for the issuance of (1) Company Restricted Shares on the terms permitted under this Agreement, (2) shares of Company Common Stock upon the exercise of Company Stock Options or pursuant to the vesting of Company Restricted Shares, in each case outstanding on the date of this Agreement and in accordance with their terms on the date of this Agreement or granted after the date of this Agreement pursuant to the foregoing clause (1), or (3) shares of Company Common Stock under the Company DRIP;

(vi) (1) grant to any Company Personnel any increase in compensation or benefits (including paying to any Company Personnel any amount not due) except in the ordinary course of business and consistent with past practices, (2) grant to any Company Personnel any increase in change-in-

control, severance, retention or termination pay, or enter into or amend any change-in-control, severance, retention or termination agreement with any Company Personnel, (3) establish, adopt, enter into, amend in any material respect or terminate any Company Union Contract or Company Benefit Plan or Company Benefit Agreement (or any plan or agreement that would be a Company Union Contract, Company Benefit Plan or Company Benefit Agreement if in existence on the date hereof), in each case, except in the ordinary course of business consistent with past practices or (4) take any action to accelerate the time of vesting, funding or payment of any compensation or benefits under any Company Benefit Plan or Company Benefit Agreement, except in the case of the foregoing clauses (1) through (4) for actions required pursuant to the terms of any Company Benefit Plan or Company Benefit Agreement existing on the date hereof, or as required by the terms and conditions of this Agreement;

(vii) make any material change in financial accounting methods, principles or practices, except to the extent as may have been required by a change in applicable Law or GAAP or by any Governmental Entity (including the SEC or the Public Company Accounting Oversight Board);

(viii) make any acquisition or disposition of a material asset or business (including by merger, consolidation or acquisition of stock or assets), except for (1) any acquisition or disposition for consideration that is individually not in excess of $15,000,000 and in the aggregate not in excess of $50,000,000 or (2) any disposition of obsolete or worn-out equipment in the ordinary course of business;

(ix) incur any Indebtedness, except for (1) Indebtedness incurred in the ordinary course of business, (2) as reasonably necessary to finance any capital expenditures permitted under Section 5.01(a)(x), (3) Indebtedness in replacement of existing Indebtedness, (4) guarantees by the Company of existing Indebtedness of any wholly owned Company Subsidiary, (5) guarantees and other credit support by the Company of obligations of any Company Subsidiary in the ordinary course of business consistent with past practice, (6) borrowings under existing revolving credit facilities (or replacements thereof on comparable terms) or existing commercial paper programs in the ordinary course of business or (7) Indebtedness in amounts necessary to maintain the capital structure of the Company Subsidiaries, as authorized by the FPSC or NMPRC, and to maintain the present capital structure of the Company consistent with past practice in all material respects;

(x) make, or agree or commit to make, any capital expenditure, except for capital expenditures (1) in the ordinary course of business, (2) in accordance with the capital plan set forth in Section 5.01(a)(x) of the Company Disclosure Letter, plus a 10% variance for each principal category set forth in such capital plan or (3) with respect to any capital expenditure not addressed by the foregoing clauses (1) or (2), not to exceed $50,000,000 in any twelve (12) month period;

(xi) (1) modify or amend in any material respect, or terminate or waive any material right under, any Filed Company Contract (except for (A) any modification, amendment, termination or waiver in the ordinary course of business or (B) a termination without material penalty to the Company or the appropriate Company Subsidiary) or (2) without limiting Parent’s obligations under Section 6.03, enter into any Contract that, from and after the Closing, purports to bind Parent and its Subsidiaries (other than the Company and the Company Subsidiaries);

(xii) make or change any material Tax election, change any material method of Tax accounting, settle or compromise any material Tax liability or refund or amend any material Tax Return, in each case, except as may be required by GAAP;

(xiii) waive, release, assign, settle or compromise any material Claim against the Company or any Company Subsidiary, except for (1) waivers, releases, assignments, settlements or compromises in the ordinary course of business or (2) waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, the amount of monetary damages to be paid by the Company or the Company Subsidiaries does not exceed (I) the amount with respect thereto reflected on the Company Financial Statements (including the notes thereto) or (II) $30,000,000, in the aggregate, in excess of the proceeds received or to be received from any insurance policies in connection with such payment or (B) with respect to any nonmonetary terms and conditions thereof, would not have or would not reasonably be expected to have, individually or in the aggregate, a material effect on the continuing operations of the Company and the Company Subsidiaries (taken as a whole); or

(xiv) enter into any Contract to do any of the foregoing.

(b) Emergencies. Notwithstanding anything to the contrary herein, the Company may, and may cause any Company Subsidiary to, take reasonable actions in compliance with applicable Law (i) with respect to any operational emergencies (including any restoration measures in response to any hurricane, tornado, tsunami, flood, earthquake or other natural disaster or weather-related event, circumstance or development), equipment failures, outages or an immediate and material threat to the health or safety of natural Persons or (ii) as the Company deems prudent based on Good Utility Practice.

(c) No Control of the Company’s Business. Parent acknowledges and agrees that (i) nothing contained herein is intended to give Parent, directly or indirectly, the right to control or direct the operations of the Company or any Company Subsidiary prior to the Effective Time and (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Company Subsidiaries’ respective operations.

(d) Advice of Changes. Each of Parent and the Company shall promptly advise the other orally and in writing of any change or event that would prevent any of the conditions precedent described in Article VII from being satisfied.

(e) TECO Coal. In the event that the Company has not, by thirty (30) days after the date of this Agreement, sold or otherwise disposed of (whether by liquidation, dissolution, merger, consolidation, equity sale, asset sale, reorganization, recapitalization or otherwise) all of the capital stock or equity interests in, or assets of, TECO Coal LLC (“TECO Coal”) and all of the Subsidiaries of Lightning Coal, the Company shall consult with Parent prior to entering into any material transaction involving TECO Coal with respect thereto, including providing Parent with an opportunity to review any transaction agreement providing for a disposition of (whether by liquidation, dissolution, merger, consolidation, equity sale, asset sale, reorganization, recapitalization or otherwise)TECO Coal, and shall consider in good faith any of Parent’s comments and suggestions with respect thereto. In the event that the Company has not disposed of, or entered into a binding commitment to dispose of (whether by liquidation, dissolution, merger, consolidation, equity sale, asset sale, reorganization, recapitalization or otherwise), TECO Coal by thirty (30) days prior to the anticipated Closing Date, if requested by Parent, the Company shall, and shall cause TECO Coal to, reasonably cooperate with Parent to structure and pursue a disposition of (whether by liquidation, dissolution, merger, consolidation, equity sale, asset sale, reorganization, recapitalization or otherwise) TECO Coal to be effected after the Closing; provided that the Company shall not be required, prior to Closing, to enter into any binding commitment to dispose of (whether by liquidation, dissolution, merger, consolidation, equity sale, asset sale, reorganization, recapitalization or otherwise) TECO Coal.

SECTION 5.02 Proceedings. Between the date of this Agreement and the Closing, the Company and the Company Subsidiaries may (a) continue to pursue the rate cases and other proceedings set forth in Section 5.02 of the Company Disclosure Letter, (b) with the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned), initiate new rate cases, or any other proceeding that would reasonably be expected to affect the authorized capital structure or authorized return on equity of any Company Subsidiary or materially affect the return on equity of any Company Subsidiary in an adverse manner, with Governmental Entities and (c) initiate any other proceeding with Governmental Entities in the ordinary course of business (the foregoing clauses (a), (b) and (c), collectively, the “Proceedings”) and (d) notwithstanding anything to the contrary herein, initiate any other proceedings with Governmental Entities or take any other action contemplated by or described in any filings or other submissions filed or submitted in connection with the Proceedings prior to the date of this Agreement. Notwithstanding the foregoing, without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned), the Company and the Company Subsidiaries will not enter into any settlement or stipulation in respect of any Proceeding initiated prior to the date of this Agreement if such settlement or stipulation would affect the authorized capital structure or authorized return on equity of any Company Subsidiaries or materially affect the return on equity of any Company Subsidiary in an adverse manner.

SECTION 5.03 No Solicitation by the Company; Company Board Recommendation.

(a) The Company shall not, and shall not authorize any of its Affiliates or any of its and their respective officers, directors, principals, partners, managers, members, attorneys, accountants, agents, employees, consultants, financial advisors or other authorized representatives (collectively, “Representatives”) to, (i) directly or indirectly solicit, initiate or knowingly encourage, induce or facilitate any Company Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Company Takeover Proposal, in each case, except for this Agreement and the transactions contemplated hereby, or (ii) directly or indirectly participate in any discussions or negotiations with any Person (except for the Company’s Affiliates and its and their respective Representatives or Parent and Parent’s Affiliates and its and their respective Representatives) regarding, or furnish to any such Person, any nonpublic information with respect to, or cooperate in any way with any such Person with respect to, any Company Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Company Takeover Proposal. The Company shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person (except for the Company’s Affiliates and its and their respective Representatives or Parent and Parent’s Affiliates and its and their respective Representatives) conducted heretofore with respect to any Company Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives. Notwithstanding anything to the contrary herein, at any time prior to obtaining the Company Shareholder Approval, in response to the receipt of a bona fide written Company Takeover Proposal made after the date of this Agreement that does not result from a breach (other than an immaterial breach) of this Section 5.03(a) by the Company and that the Company Board determines in good faith (after consultation with outside legal counsel and a financial advisor) constitutes or could reasonably be expected to lead to a Superior Company Proposal, the Company and its Representatives may (1) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Company Takeover Proposal (and its Representatives) (provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrently with the provision of such information to such Person) pursuant to a customary confidentiality agreement and (2) participate in discussions regarding the terms of such Company Takeover Proposal, including terms of a Company Acquisition Agreement with respect thereto, and the negotiation of such terms with the Person making such Company Takeover Proposal (and such Person’s Representatives). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.03(a) by any Representative of the Company or any of its Affiliates, in each case, at the Company’s direction, shall constitute a breach of this Section 5.03(a) by the Company. Notwithstanding anything to the contrary herein, the Company may grant a waiver, amendment or release under any confidentiality or standstill agreement to the extent necessary to allow a confidential Company Takeover Proposal to be made to the Company or the Company Board so long as the Company promptly notifies Parent thereof after granting any such waiver, amendment or release.

(b) Except as set forth in Section 5.03(a), Section 5.03(c) and Section 5.03(e), and except for the public disclosure of a Recommendation Change Notice, neither the Company Board nor any committee thereof shall (i) withdraw, change, qualify, withhold or modify in any manner adverse to Parent, or propose publicly to withdraw, change, qualify, withhold or modify in any manner adverse to Parent, the Company Board Recommendation, (ii) adopt, approve or recommend, or propose publicly to adopt, approve or recommend, any Company Takeover Proposal, (iii) fail to include in the Proxy Statement the Company Board Recommendation or (iv) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer (except for a recommendation against such offer or a customary “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) (any action in the foregoing clauses (i)–(iv) being referred to as a “Company Adverse

Recommendation Change”). Except as set forth in Section 5.03(a), Section 5.03(c) and Section 5.03(e), neither the Company Board nor any committee thereof shall authorize, permit, approve or recommend, or propose publicly to authorize, permit, approve or recommend, or allow the Company or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, agreement or commitment constituting, or that would reasonably be expected to lead to, any Company Takeover Proposal, or requiring, or that would reasonably be expected to cause, the Company to abandon or terminate this Agreement (a “Company Acquisition Agreement”).

(c) Notwithstanding anything to the contrary herein, at any time prior to obtaining the Company Shareholder Approval, the Company Board may make a Company Adverse Recommendation Change if (i) a Company Intervening Event has occurred or (ii) the Company has received a Superior Company Proposal that does not result from a breach (other than an immaterial breach) of Section 5.03(a) by the Company and, in each case, if the Company Board determines in good faith (after consultation with outside legal counsel and a financial advisor) that the failure to effect a Company Adverse Recommendation Change as a result of the occurrence of such Company Intervening Event or in response to the receipt of such Superior Company Proposal, as the case may be, would reasonably likely be inconsistent with the Company Board’s fiduciary duties under applicable Law; provided, however, that the Company Board may not make such Company Adverse Recommendation Change unless (1) the Company Board has provided prior written notice to Parent (a “Recommendation Change Notice”) that it is prepared to effect a Company Adverse Recommendation Change in response to the occurrence of a Company Intervening Event or the receipt of a Superior Company Proposal, which notice shall, in the case of a Company Adverse Recommendation Change in response to the receipt of a Superior Company Proposal, at the Company’s option, either attach the most current draft of any Company Acquisition Agreement with respect to such Superior Company Proposal or include a summary of the material terms and conditions of such Superior Company Proposal, (2) if requested by Parent, during the three (3) Business Day period after delivery of the Recommendation Change Notice, the Company and its Representatives negotiate in good faith with Parent and its Representatives regarding any revisions to this Agreement committed to in writing by Parent and (3) at the end of such three (3) Business Day period and taking into account any changes to the terms of this Agreement committed to in writing by Parent (it being understood and agreed that if Parent has committed in writing to any changes to the terms of this Agreement and there has been any subsequent amendment to any material term of such Superior Company Proposal, the Company Board shall provide a new Recommendation Change Notice and an additional three (3) Business Day period from the date of such notice shall apply), the Company Board determines in good faith (after consultation with outside legal counsel and a financial advisor) that the failure to make such a Company Adverse Recommendation Change would reasonably likely be inconsistent with its fiduciary duties under applicable Law.

(d) The Company shall promptly (and in any event no later than the later of (i) twenty-four (24) hours or (ii) 5 p.m. New York City time on the next Business Day) advise Parent orally and in writing of any Company Takeover Proposal, the material terms and conditions of any such Company Takeover Proposal and the identity of the Person making any such Company Takeover Proposal. The Company shall keep Parent reasonably informed in all material respects on a reasonably current basis of the material terms and status (including any change to the terms thereof) of any Company Takeover Proposal.

(e) Nothing contained in this Section 5.03 shall prohibit the Company from (i) complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act or (ii) making any disclosure to the shareholders of the Company if, in the good-faith judgment of the Company Board (after consultation with outside legal counsel) failure to so disclose would reasonably likely be inconsistent with its obligations under applicable Law.

(f) For purposes of this Agreement:

(i) “Company Takeover Proposal” means any proposal or offer (whether or not in writing), with respect to any (1) merger, consolidation, share exchange, other business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, (2) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Company Subsidiary or otherwise) of any business or assets of the Company or the Company Subsidiaries representing 30% or more of the consolidated revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole, (3) issuance, sale or other disposition, directly or indirectly, to any Person (or the shareholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 30% or more of the voting power of the Company, (4) transaction (including any tender offer or exchange offer) in which any Person (or the shareholders of any Person) would acquire (in the case of a tender offer or exchange offer, if consummated), directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 30% or more of any class of capital stock of the Company or (5) any combination of the foregoing.

(ii) “Superior Company Proposal” means a bona fide written Company Takeover Proposal (provided that for purposes of this definition, the applicable percentage in the definition of Company Takeover Proposal shall be “50.1%” rather than “30% or more”), which the Company Board determines in good faith, after consultation with outside legal counsel and a financial advisor, and taking into account the legal, financial, regulatory and other aspects of such Company Takeover Proposal and such other factors that are deemed relevant by the Company Board, is more favorable to the holders of Company Common Stock than the transactions contemplated by this Agreement (after taking into account any proposed revisions to the terms of this Agreement that are committed to in writing by Parent (including pursuant to Section 5.03(c)).

(iii) “Company Intervening Event” means any fact, circumstance, effect, change, event or development that (1) is unknown to or by the Company Board as of the date hereof (or if known, the magnitude or material consequences of which were not known or understood by the Company Board as of the date of this Agreement) and (2) becomes known to or by the Company Board prior to obtaining the Company Shareholder Approval.

SECTION 5.04 Financing.

(a) Parent shall, and shall cause its Affiliates to, take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to consummate the Financing, or any Substitute Financing, as promptly as possible following the date of this Agreement (and, in any event, no later than the Closing Date), including (i) (1) maintaining in effect the Debt Letters and complying with all of their respective obligations thereunder and (2) negotiating, entering into and delivering definitive agreements with respect to the Financing reflecting the terms contained in the Debt Letters (or with other terms agreed by Parent and the Financing Parties, subject to the restrictions on amendments of the Debt Letters set forth below), so that such agreements are in effect no later than the Closing, and (ii) satisfying on a timely basis all the conditions to the Financing and the definitive agreements related thereto that are applicable to Parent and its Affiliates.

(b) In the event that all conditions set forth in Sections 7.01 and 7.03 have been satisfied or waived or, upon funding shall be satisfied or waived, Parent and its Affiliates shall cause the Persons providing the Financing (the “Financing Parties”) to fund on the Closing Date the Financing, to the extent the proceeds thereof are required to consummate the Merger and the other transactions contemplated hereby, and shall enforce its rights under the Debt Letters (including in the event of any breach or purported breach thereof and including by taking enforcement action to cause such lenders and the other Financing Parties to fund such Financing). Parent shall not, and shall cause its Affiliates not to, take or refrain from taking, directly or indirectly, any action that would reasonably be expected to result in a failure of any of the conditions contained in the Debt Letters or in any definitive agreement related to the Financing. Parent shall not, and shall cause its Affiliates not to, object to the utilization of any “market flex” provisions by any Financing Party.

(c) Parent shall keep the Company reasonably informed on a current and timely basis of the status of Parent’s efforts to obtain the Financing and to satisfy the conditions thereof, including advising and updating the Company, in a reasonable level of detail, with respect to status, proposed closing date and material terms of the definitive documentation related to the Financing, providing copies of then current drafts of the credit agreement and other primary definitive documents and giving the Company prompt notice of any material change (adverse or otherwise) with respect to the Financing. Without limiting the foregoing, Parent shall notify the Company promptly (and in any event within one (1) Business Day) if at any time prior to the Closing Date:

(i) any Debt Letter expires or is terminated for any reason (or if any Person attempts or purports to terminate or repudiate any Debt Letter, whether or not such attempted or purported termination or repudiation is valid);

(ii) Parent obtains knowledge of any breach or default or any threatened breach or default (or any event or circumstance that, with or without due notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to any Debt Letter or any definitive document related to the Financing of any provisions of the Debt Letters or any definitive document related to the Financing;

(iii) Parent receives any communication (written or oral) from any Person with respect to any (1) actual, potential or threatened breach, default, termination or repudiation by any party to the Debt Letters or any definitive document related to the Financing of any provisions of the Debt Letters or any definitive document related to the Financing or (2) dispute or disagreement between or among any parties to the Debt Letters;

(iv) any Financing Party refuses to provide or expresses (orally or in writing) an intent to refuse to provide all or any portion of the Financing contemplated by the Debt Letters on the terms set forth therein (or expresses (orally or in writing) that such Person does not intend to enter into all or any portion of definitive documentation related to the Financing or to consummate the transactions contemplated thereby); or

(v) there occurs any event or development that could reasonably be expected to adversely impact the ability of Parent to obtain all, or any portion of, the Financing contemplated by the Debt Letters on the terms and conditions, in the manner or from the sources contemplated by any of the Debt Letters or the definitive documents related to the Financing or if at any time for any other reason Parent no longer believes in good faith that it will be able to obtain all or any portion of the Financing on the terms and conditions, in the manner or from the sources contemplated by any of the Debt Letters or the definitive documents related to the Financing.

(d) As soon as reasonably practicable (but in any event within two (2) Business Days after the date the Company delivers to Parent a written request therefor), Parent shall provide any information reasonably requested by the Company relating to any circumstance referred to in Section 5.04(c)(i)–(v) of the immediately preceding sentence.

(e) Parent may amend, modify, terminate, assign or agree to any waiver under the Debt Letters (including to add lenders, arrangers, agents, bookrunners, managers and other financing sources) without the prior written approval of the Company; provided that Parent shall not, without Company’s prior written consent, permit any such amendment, modification, assignment, termination or waiver to be made to, or consent to any waiver of, any provision of or remedy under the Debt Letters which would (1) reduce the aggregate amount of the Financing (including by increasing the amount of fees to be paid or original issue discount), (2) impose new or additional conditions to the Financing or otherwise expand, amend, modify or waive any of the conditions to the Financing or (3) otherwise expand, amend, modify or waive any provision of the Debt Letters in a manner that in any such case would reasonably be expected to (A) delay or make less likely the funding of the Financing (or satisfaction of the conditions to the Financing) on the Closing Date, (B) adversely impact the ability of Parent to enforce its rights against the Financing Parties or any other parties to the Debt Letters or the definitive agreements with respect thereto or (C) adversely affect the ability of Parent to timely consummate the Merger and the other transactions contemplated hereby. In the event that new debt or equity commitment letters or fee letters are entered into in accordance with any amendment, replacement, supplement or other modification of the Debt Letters permitted pursuant to this Section 5.04(e), such new commitment letters or fee letters shall be deemed to be a part of the “Financing” and deemed to be the “Debt Letters” for all purposes of this Agreement. Parent shall promptly deliver to the Company copies of any termination, amendment, modification, waiver or replacement of the Debt Letters.

(f) If funds in the amounts set forth in the Debt Letters, or any portion thereof, become unavailable, Parent shall, and shall cause its Affiliates, as promptly as practicable following the occurrence of such event to (i) notify the Company in writing thereof, (ii) obtain substitute financing sufficient to enable Parent to consummate the Merger and the other transactions contemplated hereby in accordance with its terms (the “Substitute Financing”) and (iii) obtain a new financing commitment letter that provides for such Substitute Financing and, promptly after execution thereof, deliver to the Company true, complete and correct copies of the new commitment letter and the related fee letters (in redacted form reasonably satisfactory to the Persons providing such Substitute Financing removing only the fee amounts, pricing caps, the rates and amounts included in the “market flex”) and related definitive financing documents with respect to such Substitute Financing; provided, however, that any such Substitute Financing shall not, without the prior written consent of the Company, (1) reduce the aggregate amount of the Financing (including by increasing the amount of fees to be paid or original issue discount), (2) impose new or additional conditions to the Financing or otherwise expand, amend, modify or waive any of the conditions to the Financing or (3) otherwise expand, amend, modify or waive any provision of the Debt Letters in a manner that in any such case would reasonably be expected to (A) delay or make less likely the funding of the Financing (or satisfaction of the conditions to the Financing) on the Closing Date, (B) adversely impact the ability of Parent to enforce its rights against the Financing Parties or any other parties to the Debt Letters or the definitive agreements with respect thereto or (C) adversely affect the ability of Parent to timely consummate the Merger and the other transactions contemplated hereby. Upon obtaining any commitment for any such Substitute Financing, such financing shall be deemed to be a part of the “Financing” and any commitment letter for such Substitute Financing shall be deemed the “Debt Letters” for all purposes of this Agreement.

(g) Parent shall pay, or cause to be paid, as the same shall become due and payable, all fees and other amounts that become due and payable under the Debt Letters.

(h) Notwithstanding anything contained in this Agreement to the contrary, Parent and Merger Sub expressly acknowledge and agree that neither Parent’s nor Merger Sub’s obligations hereunder are conditioned in any manner upon Parent or Merger Sub obtaining the Financing, any Substitute Financing or any other financing.

SECTION 5.05 Financing Cooperation.

(a) From the date hereof until the Closing (or the earlier termination of this Agreement pursuant to Section 8.01), subject to the limitations set forth in this Section 5.05, and unless otherwise agreed by Parent, the Company will use its reasonable best efforts to cooperate with Parent as reasonably requested by Parent in connection with Parent’s arrangement of the Financing (which, solely for purposes of this Section 5.05, shall include any alternative equity or debt capital markets financings contemplated by the Debt Letters). Such cooperation will include using reasonable best efforts to:

(i) make appropriate officers reasonably available, with appropriate advance notice, for participation in bank meetings, due diligence sessions, meetings with ratings agencies and road shows, reasonable assistance in the preparation of confidential information memoranda, private placement memoranda, prospectuses and similar documents as may be reasonably requested by Parent or any Financing Party, in each case, with respect to information relating to the Company and its Subsidiaries in connection with customary marketing efforts of Parent for all or any portion of the Financing;

(ii) furnish Parent and the Financing Parties with copies of such financial data with respect to the Company and its Subsidiaries which is prepared by the Company in the ordinary course of business as is reasonably requested by Parent or any Financing Party and is customarily required for the arrangement and syndication of financings similar to the Financing committed pursuant to the Debt Letters; and

(iii) request that the Company’s independent accountants participate in drafting sessions and accounting due diligence sessions and cooperate with the Financing (including as set forth in the Debt Letters as in effect on the date of this Agreement) or in connection with a customary offering of securities, including the type described in the Commitment Letters, consistent with their customary practice, including requesting that they provide customary consents and comfort letters (including “negative assurance” comfort) to the extent required in connection with the marketing and syndication of Financing (including as set forth in the Debt Letters as in effect on the date of this Agreement) or as are customarily required in an underwritten offering of securities of the type described in the Debt Letters;

provided, further, that nothing in this Agreement shall require the Company to cause the delivery of (1) legal opinions or reliance letters or any certificate as to solvency or any other certificate necessary for the Financing, other than as allowed by Section 5.05(a)(iii), (2) any audited financial information or any financial information prepared in accordance with Regulation S-K or Regulation S-X under the Securities Act of 1933, as amended, or any financial information in a form not customarily prepared by the Company with respect to such period or (3) any financial information with respect to a month or fiscal period that has not yet ended or has ended less than forty-five 45 days prior to the date of such request.

(b) Notwithstanding anything to the contrary contained in this Agreement (including this Section 5.05): (i) nothing in this Agreement (including this Section 5.05) shall require any such cooperation to the extent that it would (1) require the Company to pay any commitment or other fees, reimburse any expenses or otherwise incur any liabilities or give any indemnities prior to the Closing, (2) unreasonably interfere with the ongoing business or operations of the Company or the Company Subsidiaries, (3) require the Company or any of the Company Subsidiaries to enter into or approve any agreement or other documentation effective prior to the Closing or agree to any change or modification of any existing agreement or other documentation that would be effective prior to the Closing or (4) require the Company, any of the Company Subsidiaries or any of their respective boards of directors (or equivalent bodies) to approve or authorize the Financing, and (ii) no action, liability or obligation (including any obligation to pay any commitment or other fees or reimburse any expenses) of the Company, its Subsidiaries, or any of their respective Representatives under any certificate, agreement, arrangement, document or instrument relating to the Financing shall be effective until the Closing.

(c) Parent shall (i) promptly upon request by the Company, reimburse the Company for all of its fees and expenses (including fees and expenses of counsel and accountants) incurred by the Company, any of the Company Subsidiaries, any of its or their Representatives in connection with any cooperation contemplated by this Section 5.05 and (ii) indemnify and hold harmless the Company, the Company Subsidiaries and its and their Representatives against any claim, loss, damage, injury, liability, judgment, award, penalty, fine, Tax, cost (including cost of investigation), expense (including fees and expenses of counsel and accountants) or settlement payment incurred as a result of, or in connection with, such cooperation or the Financing and any information used in connection therewith.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01 Preparation of the Proxy Statement; Company Shareholders Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, unless the Company Board has made a Company Adverse Recommendation Change, the Company shall prepare and cause to be filed with the SEC a proxy statement to be mailed to the shareholders of the Company relating to the Company Shareholders Meeting (together with any amendments or supplements thereto, the “Proxy Statement”) in preliminary form. Each of Parent and Merger Sub shall furnish all information concerning itself and its Affiliates to the Company, and provide such other assistance, as may be reasonably requested by the Company or the Company’s outside legal counsel in connection with the preparation, filing and distribution of the Proxy Statement.

(b) The Company agrees that (i) none of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) except with respect to any information supplied to the Company by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement, the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. Parent and Merger Sub agree that none of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c) The Company shall promptly notify Parent after the receipt of any comments from the SEC with respect to, or any request from the SEC for amendments or supplements to, the Proxy Statement and shall provide Parent with copies of all correspondence between it and its Affiliates and Representatives, on the one hand, and the SEC, on the other hand. Unless the Company Board has made a Company Adverse Recommendation Change:

(i) each of the Company and Parent shall use its reasonable best efforts (1) to respond as promptly as reasonably practicable to any comment from the SEC with respect to, or any request from the SEC for amendments or supplements to, the Proxy Statement and (2) to have the SEC advise the Company as promptly as reasonably practicable that the SEC has no further comments on the Proxy Statement;

(ii) the Company shall file the Proxy Statement in definitive form with the SEC and cause such definitive Proxy Statement to be mailed to the shareholders of the Company as promptly as reasonably practicable after the SEC advises the Company that the SEC has no further comments on the Proxy Statement; and

(iii) the Company shall include the Company Board Recommendation in the preliminary and definitive Proxy Statements.

Notwithstanding anything to the contrary herein, prior to filing the Proxy Statement in preliminary form with the SEC, responding to any comment from the SEC with respect to, or any request from the SEC for amendments or supplements to, the Proxy Statement or mailing the Proxy Statement in definitive form to the shareholders of the Company, the Company shall provide Parent with an opportunity to review and comment on such document or response and consider in good faith any of Parent’s comments thereon. Unless the Company Board has made a Company Adverse Recommendation Change, (1) each Party shall use its reasonable best efforts to have the SEC advise the Company, as promptly as reasonably practicable after the filing of the preliminary Proxy Statement, that the SEC has no further comments on the Proxy Statement, and (2) each of the Company and Parent shall also take any other action (except for qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the Merger.

(d) If, prior to the Effective Time, any event occurs with respect to Parent or any Parent Subsidiary, or any change occurs with respect to other information supplied by Parent for inclusion in the Proxy Statement, that is required to be described in an amendment of, or a supplement to, the Proxy Statement, Parent shall promptly notify the Company of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement so that either such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s shareholders. Nothing in this Section 6.01(d) shall limit the obligations of any Party under Section 6.01(a).

(e) If prior to the Effective Time, any event occurs with respect to the Company or any Company Subsidiary, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement, that is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company shall promptly notify Parent of such event, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement so that either such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s shareholders. Nothing in this Section 6.01(e) shall limit the obligations of any Party under Section 6.01(a).

(f) Unless the Company Board has made a Company Adverse Recommendation Change, (i) the Company shall, as soon as practicable after the mailing of the definitive Proxy Statement to the shareholders of the Company, duly call, give notice of, convene and hold the Company Shareholders Meeting and (ii) the Company shall use its reasonable efforts to solicit the Company Shareholder Approval.

(g) Parent shall be responsible for 100% of the fees, costs and expenses (except for the fees, costs and expenses of the Company’s advisors), including any filings fees, associated with the preparation, filing and mailing of the Proxy Statement.

SECTION 6.02 Access to Information; Confidentiality.

(a) Subject to applicable Law and the Confidentiality Agreement, the Company shall, and shall cause each of the Company Subsidiaries to, afford to Parent and its Representatives reasonable access (at Parent’s sole cost and expense), during normal business hours and upon reasonable advance notice, during the period from the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to Section 8.01, to the Company’s material properties, books, contracts, commitments, personnel and records, and during such period, the Company shall, and shall cause the Company Subsidiaries to, make available promptly to Parent (i) to the extent not publicly available, a copy of each material Filing made by it during such period pursuant to the requirements of securities Laws or filed with or sent to the SEC, the FERC, the FPSC, the NMPRC or any other Governmental Entity and (ii) all other material information concerning its business, properties and personnel as such Parent may reasonably request; provided, however, that the Company may withhold from Parent or its Representatives any document or information that the Company believes is subject to the terms of a confidentiality agreement with a third party (provided that the Company shall use its commercially reasonable efforts to obtain the required consent of such third party to disclose such document or information) or subject to any attorney–client privilege (provided that the Company shall use its commercially reasonable best efforts to allow the disclosure of such document or information (or as much of it as possible) in a manner that does not result in a loss of attorney–client privilege) or is commercially sensitive (as determined in the Company’s reasonable discretion); provided, further, that Parent and its Representatives shall not have the right to collect any air, soil, surface water or ground water samples or perform any invasive or destructive air sampling on, under, at or from any of the properties owned, leased or operated by the Company or any Company Subsidiary. Except for incidents caused by the Company’s or its Affiliate’s intentional misconduct, Parent shall indemnify the Company and its Affiliates and Representatives from, and hold the Company and its Affiliates and Representatives harmless against, any and all Claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs, expenses, including attorneys’ fees and disbursements, and the cost of enforcing this indemnity arising out of or resulting from any access provided pursuant to this Section 6.02(a).

(b) All documents and information exchanged pursuant to this Section 6.02 shall be subject to the letter agreement, dated as of July 14, 2015, between the Company and Parent (the “Confidentiality Agreement”). If this Agreement is terminated pursuant to Section 8.01, the Confidentiality Agreement shall automatically be deemed to be amended and restated such that (i) Section 6 (Standstill) of the Confidentiality Agreement shall remain in effect for eighteen (18) months after the date of such termination, as if the Parties had never entered into this Agreement, and (ii) the other provisions of the Confidentiality Agreement shall remain in effect for two (2) years after such termination, as if the Parties had never entered into this Agreement.

SECTION 6.03 Further Actions; Regulatory Approvals; Required Actions.

(a) Subject to the terms and conditions of this Agreement, each of the Parties shall take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary to cause the conditions to the Closing set forth in Article VII to be satisfied as promptly as reasonably practicable or to effect the Closing as promptly as reasonably practicable, including (i) making all necessary Filings with Governmental Entities or third parties, (ii) obtaining the Required Consents and all other third-party Consents that are necessary, proper or advisable to consummate the Merger, (iii) obtaining the Required Statutory Approvals and all other Consents of Governmental Entities that are necessary, proper or advisable to consummate the Merger and (iv) executing and delivering any additional instruments that are necessary, proper or advisable to consummate the Merger. Parent shall be responsible for 100% of the fees, costs and expenses (except for the fees, costs and expenses of the Company’s advisors), including any filing fees, associated with any Filings or Consents contemplated by this Section 6.03.

(b) In connection with and without limiting the generality of Section 6.03(a), each of Parent and the Company shall:

(i) make or cause to be made, in consultation and cooperation with the other, as promptly as practicable after the date of this Agreement, (1) an appropriate filing of a Notification and Report Form pursuant to the HSR Act relating to the Merger, (2) all other necessary Filings relating to the Merger with other Governmental Entities under any other Antitrust Law and (3) all draft and final filings required in connection with the CFIUS Approval in accordance with 31 C.F.R. Part 800;

(ii) make or cause to be made, as promptly as practicable after the date of this Agreement and in any event within thirty (30) days after the date of this Agreement, all necessary Filings to the FERC relating to the Merger;

(iii) make or cause to be made, as promptly as practicable after the date of this Agreement and in any event within forty-five (45) days after the date of this Agreement, all necessary Filings with other Governmental Entities relating to the Merger, including any such Filings necessary to obtain any Required Statutory Approval;

(iv) furnish to the other all assistance, cooperation and information reasonably required for any such Filing and in order to achieve the effects set forth in this Section 6.03;

(v) unless prohibited by applicable Law or by a Governmental Entity, give the other reasonable prior notice of any such Filing and, to the extent reasonably practicable, of any communication with any Governmental Entity relating to the Merger (including with respect to any of the actions referred to in this Section 6.03(b)) and, to the extent reasonably practicable, permit the other to review and discuss in advance, and consider in good faith the views of, and secure the participation of, the other in connection with any such Filing or communication;

(vi) respond as promptly as practicable under the circumstances to any inquiries received from any Governmental Entity or any other authority enforcing applicable Antitrust Laws for additional information or documentation in connection with antitrust, competition or similar matters (including a “second request” under the HSR Act) and not extend any waiting period under the HSR Act or enter into any agreement with any such Governmental Entity or other authorities not to consummate the Merger, except with the prior written consent of the other Party;

(vii) provide any information requested by CFIUS or any other agency or branch of the U.S. government in connection with the CFIUS review or investigation of the transactions contemplated by this Agreement; and

(viii) unless prohibited by applicable Law or a Governmental Entity, to the extent commercially reasonably practicable, (1) not participate in or attend any formal meeting with any Governmental Entity in respect of the Merger without the other Party, (2) keep the other Party apprised with respect to any meeting or substantive conversation with any Governmental Entity in respect of the Merger, (3) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement or the Merger, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Entity and (4) furnish the other Party with copies of all substantive correspondence, Filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and any Governmental Entity or members of any Governmental Entity’s staff, on the other hand, with respect to this Agreement or the Merger; provided that the Parties shall be permitted to redact any correspondence, Filing or communication to the extent such correspondence, Filing or communication contains commercially sensitive information.

(c) Parent shall not, and shall cause its Affiliates not to, take any action, including acquiring any asset, property, business or Person (by way of merger, consolidation, share exchange, investment, other business combination, asset, stock or equity purchase, or otherwise), that could reasonably be expected to adversely affect obtaining or making any Consent or Filing contemplated by this Section 6.03 or the timely receipt thereof. In furtherance of and without limiting any of Parent’s covenants and agreements under this Section 6.03, Parent shall use its reasonable best efforts to avoid or eliminate each and every impediment that may be asserted by a Governmental Entity pursuant to any Antitrust Law with respect to the Merger or in connection with granting any Required Statutory Approval so as to enable the Closing to occur as soon as reasonably possible, which such reasonable best efforts shall include the following:

(i) defending through litigation on the merits, including appeals, any Claim asserted in any court or other proceeding by any Person, including any Governmental Entity, that seeks to or could prevent or prohibit or impede, interfere with or delay the consummation of the Closing;

(ii) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of Parent or its Affiliates or the Company or the Company Subsidiaries, including entering into customary ancillary agreements on commercially reasonable terms relating to any such sale, divestiture, licensing or disposition;

(iii) agreeing to any limitation on the conduct of Parent or its Affiliates (including, after the Closing, the Surviving Corporation and the Company Subsidiaries); and

(iv) agreeing to take any other action as may be required by a Governmental Entity in order to effect each of the following: (1) obtaining all Required Statutory Approvals as soon as reasonably possible and in any event before the End Date, (2) avoiding the entry of, or having vacated, lifted, dissolved, reversed or overturned any Judgment, whether temporary, preliminary or permanent, that is in effect that prohibits, prevents or restricts consummation of, or impedes, interferes with or delays, the Closing and (3) effecting the expiration or termination of any waiting period, which would otherwise have the effect of preventing, prohibiting or restricting consummation of the Closing or impeding, interfering with or delaying the Closing.

(d) In addition, Parent hereby (i) agrees that, from and after the Closing, it shall cause the Company and each Company Subsidiary subject to the New Mexico Order to comply with all of their respective obligations under the New Mexico Order and (ii) agrees to take any and all actions required or requested by the NMPRC to confirm such agreement.

(e) Parent shall promptly notify the Company and the Company shall notify Parent of any notice or other communication from any Person alleging that such Person’s Consent is or may be required in connection with the Merger.

SECTION 6.04 Transaction Litigation. The Company shall promptly notify Parent of any shareholder litigation arising from this Agreement or the Merger that is brought against the Company or members of the Company Board (“Transaction Litigation”). The Company shall reasonably consult with Parent with respect to the defense or settlement of any Transaction Litigation and shall not settle any Transaction Litigation without Parent’s consent (not to be unreasonably withheld, conditioned or delayed).

SECTION 6.05 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) directly resulting from the Merger by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 6.06 Governance Matters.

(a) Parent shall cause the Surviving Corporation to maintain its headquarters in Tampa, Florida. Parent shall cause each Utility Subsidiary and each New Mexico Subsidiary to maintain its headquarters in the location of its headquarters as of immediately prior to the Closing.

(b) From and after the Effective Time, Parent shall cause the Surviving Corporation and the Company Subsidiaries to maintain historic levels of community involvement and charitable contributions and support in the existing service territories of the Company and the Company Subsidiaries, including as set forth on Section 6.06(b) of the Company Disclosure Letter.

(c) As of the Effective Time, Parent shall cause two (2) members of the Company Board to be appointed as members of the boards of directors of each of Tampa Electric Company and New Mexico Gas Company, Inc.

SECTION 6.07 Public Announcements. Except with respect to (a) a Company Adverse Recommendation Change, a Recommendation Change Notice, a Company Takeover Proposal, a Superior Company Proposal or any matter related to any of the foregoing, (b) any dispute between or among the Parties regarding this Agreement or the transactions contemplated hereby, (c) a press release or other public statement that is consistent in all material respects with previous press releases, public disclosures or public statements made by a Party in accordance with this Agreement, including in investor conference calls, SEC Filings, Q&As or other publicly disclosed documents, in each case under this clause (d), to the extent such disclosure is still accurate, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other written public statement with respect to this Agreement or the Merger and shall not issue any such press release or make any such written public statement prior to such consultation, except as such Party reasonably concludes may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The Company and Parent agree that the initial press release to be issued with respect to this Agreement or Merger shall be in a form agreed to by the Parties. Nothing in this Section 6.07 shall limit the ability of any Party to make internal announcements to its respective employees that are consistent in all material respects with the prior public disclosures regarding the transactions contemplated by this Agreement.

SECTION 6.08 Fees, Costs and Expenses. Except as provided otherwise in this Agreement, including Section 6.01(g), Section 6.03(a) and Article VIII, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees, costs or expenses, whether or not the Closing occurs.

SECTION 6.09 Indemnification, Exculpation and Insurance.

(a) Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers or employees of the Company and the Company Subsidiaries as provided in their respective Organization Documents and any indemnification or other similar Contracts of the Company or any Company Subsidiary, in each case, as in effect on the date of this Agreement, shall continue in full force and effect in accordance with their terms (it being agreed that after the Closing such rights shall be mandatory rather than permissive, if applicable), and Parent shall cause the Surviving Corporation and the Company Subsidiaries to perform their respective obligations thereunder. Without limiting the foregoing, from and after the Effective Time, the Surviving Corporation agrees that it will indemnify and hold harmless each individual who is as of the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of the Company or any Company Subsidiary or who is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of the Company or any Company Subsidiary as a director, officer or employee of another Person (the “Company Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any Claim, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby)), arising out of or pertaining to the fact that the Company Indemnified Party is or was a director, officer or employee of the Company or any Company Subsidiary or is or was serving at the request of the Company or any Company Subsidiary as a director, officer or employee of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law. In the event of any such Claim, (i) each Company Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such Claim from Parent within ten (10) Business Days after receipt by Parent from the Company Indemnified Party of a request therefor; provided that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by applicable Law or the Surviving Corporation’s Organizational Documents, to repay such advances if it is ultimately determined by final adjudication that such person is not entitled to indemnification and (ii) the Surviving Corporation shall cooperate in good faith in the defense of any such matter.

(b) In the event that Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Parent or the Surviving Corporation, as the case may be, shall cause proper provision to be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the covenants and agreements set forth in this Section 6.09.

(c) For a period of six (6) years from and after the Effective Time, the Surviving Corporation shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company or its Subsidiaries or provide substitute policies for the Company and its current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company, in either case, of not less than the existing coverage and having other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time (with insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance and fiduciary liability insurance), except that in no event shall the Surviving Corporation be required to pay with respect to such insurance policies in respect of any one policy year more than 300% of the aggregate annual premium most recently paid by the Company prior to the date of this Agreement (the “Maximum Amount”), and if the Surviving Corporation is unable to obtain the insurance required by this Section 6.09(c) it shall obtain as much comparable insurance as possible for the years within such six (6) year period for an annual premium equal to the Maximum Amount, in respect of each policy year within such period. In lieu of such insurance, prior to the Closing Date the Company may, at its option, purchase a “tail”

directors’ and officers’ liability insurance policy and fiduciary liability insurance policy for the Company and its current and former directors, officers and employees who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company, such tail to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time for a period of not less than six (6) years; provided that in no event shall the cost of any such tail policy in respect of any one policy year exceed the Maximum Amount. The Surviving Corporation shall maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(d) The provisions of this Section 6.09 (i) shall survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Company Indemnified Parties), his or her heirs and his or her representatives and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

(e) From and after the Effective Time, Parent shall guarantee the prompt payment of the obligations of the Surviving Corporation and the Company Subsidiaries under this Section 6.09.

SECTION 6.10 Employee Matters.

(a) During the period commencing at the Effective Time and ending on the two (2) year anniversary of the Effective Time (the “Continuation Period”), Parent shall, and shall cause the Surviving Corporation to, provide each individual who is employed by the Company or a Company Subsidiary immediately prior to the Effective Time and who remains employed thereafter by the Surviving Corporation, Parent or any of their Subsidiaries (each, a “Company Employee”) who is not covered by a Company Union Contract and who remains a Company Employee with (i) a base salary or wage rate that is no less favorable than that provided to the Company Employee immediately prior to the Effective Time, (ii) aggregate incentive compensation opportunities that are substantially comparable, in the aggregate, to those provided to the Company Employee immediately prior to the Effective Time and (iii) employee benefits that are substantially comparable, in the aggregate, to those provided to the Company Employee immediately prior to the Effective Time. During the Continuation Period, Parent shall, and shall cause the Surviving Corporation to, provide each Company Employee who experiences a termination of employment with the Surviving Corporation, Parent or any of their Subsidiaries severance benefits that are no less favorable than those set forth in Section 6.10(a)(1) of the Company Disclosure Letter. During the three-year period following the Continuation Period, Parent shall, or shall cause the Surviving Corporation to, treat Company Employees with respect to the payment of base salary or wage rate, incentive compensation opportunities, employee benefits and severance benefits no less favorably in the aggregate than similarly situated employees of the Parent and its Subsidiaries. Prior to the third anniversary of the Closing Date, Parent shall not, and shall cause the Surviving Corporation to not, terminate or amend in any manner that is materially adverse to the participants therein, any of the Company Benefit Plans listed on Section 6.10(a)(2) of the Company Disclosure Letter. During the three-year period following the third anniversary of the Closing Date, subject to Section 6.10(d)(ii), Parent shall, or shall cause the Surviving Corporation to, treat retirees of the Company and its Subsidiaries with respect to the provision of post-retirement welfare benefits no less favorably than similarly situated retirees of the Parent and its Subsidiaries. Except as provided on Section 6.10(a)(3) of the Company Disclosure Letter, as soon as practicable following the end of the fiscal year in which the Effective Time occurs, Parent shall, or shall cause the Surviving Corporation to, pay each Company Employee who remains employed with the Surviving Corporation, Parent or any of their Subsidiaries through the applicable payment date an annual cash bonus for such fiscal year in an amount determined based on the level of attainment of the applicable performance criteria under the bonus plan in which such Company Employee participated as of immediately prior to the Effective Time.

(b) With respect to each Company Employee who is covered by a Company Union Contract, Parent shall, and shall cause the Surviving Corporation to, continue to honor the Company Union Contracts, in each case as in effect at the Effective Time, in accordance with their terms (it being understood that this sentence shall not be construed to limit the ability of Parent or the Surviving Corporation to amend or terminate any such Company Union Contract, to the extent permitted by the terms of the applicable Company Union Contract and applicable Law). The provisions of this Section 6.10 shall be subject to any applicable provisions of the Company Union Contracts and applicable Law in respect of such Company Employee, to the extent the provisions of this Section 6.10 are inconsistent with or otherwise in conflict with the provisions of any such Company Union Contract or applicable Law.

(c) At the Effective Time, Parent shall, or shall cause the Surviving Corporation to, assume and honor in accordance with their terms all of the Company’s and all of the Company Subsidiaries’ employment, severance, retention, termination and change-in-control plans, policies, programs, agreements and arrangements (including any change-in-control severance agreement or other arrangement between the Company and any Company Employee) maintained by the Company or any Company Subsidiary, in each case, as in effect at the Effective Time, including with respect to any payments, benefits or rights arising as a result of the Merger (either alone or in combination with any other event), it being understood that this sentence shall not be construed to limit the ability of Parent or the Surviving Corporation to amend or terminate any such plans, policies, programs, agreements, or arrangements, to the extent permitted by the terms of the applicable plan, policy, program, agreement or arrangement. For purposes of any Company Benefit Plan or Company Benefit Agreement containing a definition of “change in control,” “change of control” or similar term that relates to a transaction at the level of the Company, the Closing shall be deemed to constitute a “change in control,” “change of control” or such similar term.

(d) With respect to all employee benefit plans of Parent, the Surviving Corporation or any of their Subsidiaries, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) (including any vacation, paid time-off and severance plans), each Company Employee’s service with the Company or any Company Subsidiary (as well as service with any predecessor employer of the Company or any such Company Subsidiary, to the extent service with the predecessor employer was recognized by the Company or such Company Subsidiary and is accurately reflected within a Company Employee’s records) shall be treated as service with Parent, the Surviving Corporation or any of their Subsidiaries for all purposes, including determining eligibility to participate, level of benefits, vesting and benefit accruals, except (i) to the extent that such service was not recognized under the corresponding Company Benefit Plan immediately prior to the Effective Time, (ii) for purposes of any defined benefit retirement plan, any retiree welfare benefit plan, any grandfathered or frozen plan or any plan under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service or (iii) to the extent that such recognition would result in any duplication of benefits for the same period of service.

(e) Parent shall, and shall cause the Surviving Corporation to, use commercially reasonable efforts to waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively at work requirements and waiting periods under any welfare benefit plan maintained by Parent, the Surviving Corporation or any of their Subsidiaries in which Company Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the corresponding Company Benefit Plan immediately prior to the Effective Time. Parent shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts to recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.

(f) Notwithstanding anything to the contrary herein, the provisions of this Section 6.10 are solely for the benefit of the parties to this Agreement, and no provision of this Section 6.10 is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise and no Company Personnel or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement or have the right to enforce the provisions hereof including in respect of continued employment (or resumed employment). Nothing contained herein shall alter the at-will employment relationship of any Company Employee.

SECTION 6.11 Merger Sub.

(a) Prior to the Effective Time, Merger Sub shall not engage in any activity of any nature except for activities related to or in furtherance of the Merger.

(b) Parent hereby (i) guarantees the due, prompt and faithful payment performance and discharge by Merger Sub of, and compliance by Merger Sub with, all of the covenants and agreements of Merger Sub under this Agreement and (ii) agrees to take all actions necessary, proper or advisable to ensure such payment, performance and discharge by Merger Sub hereunder.

SECTION 6.12 Takeover Statutes. If any Takeover Statute or similar statute or regulation becomes applicable to this Agreement or the Merger, the Company and the Company Board shall grant such approvals and take such actions as are reasonably appropriate to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement.

ARTICLE VII

CONDITIONS PRECEDENT

SECTION 7.01 Conditions to Each Party’s Obligation to Effect the Transactions. The obligation of each Party to effect the Closing is subject to the satisfaction or waiver (by such Party) at or prior to the Closing of the following conditions:

(a) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b) Required Statutory Approvals. The Required Statutory Approvals, including the expiration or termination of any waiting period applicable to the Merger under the HSR Act, shall have been obtained at or prior to the Effective Time and such approvals shall have become Final Orders. For purposes of this Section 7.01(b), a “Final Order” means a Judgment by the relevant Governmental Entity that (1) has not been reversed, stayed, enjoined, set aside, annulled or suspended and is in full force and effect, (2) with respect to which, if applicable, any mandatory waiting period prescribed by Law before the Merger may be consummated has expired and (3) as to which all conditions to the consummation of the Merger prescribed by Law have been satisfied.

(c) No Legal Restraints. No Law and no Judgment, whether preliminary, temporary or permanent, shall be in effect that prevents, makes illegal or prohibits the consummation of the Merger (any such Law or Judgment, a “Legal Restraint”).

SECTION 7.02 Conditions to Obligations of the Company. The obligation of the Company to effect Closing is further subject to the satisfaction or waiver (by the Company) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained herein shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of any such representation or warranty to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Performance of Covenants and Agreements of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all material covenants and agreements required to be performed by them under this Agreement at or prior to the Closing.

(c) Officer’s Certificate. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent certifying the satisfaction by Parent and Merger Sub of the conditions set forth in Section 7.02(a) and Section 7.02(b).

SECTION 7.03 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger is further subject to the satisfaction or waiver (by Parent and Merger Sub) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained herein (except for the representations and warranties contained in Section 3.03) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of any such representation or warranty to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, and (ii) the representations and warranties of the Company contained in Section 3.03 shall be true and correct at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of any such representation or warranty to be true and correct would be de minimis.

(b) Performance of Covenants and Agreements of the Company. The Company shall have performed in all material respects all material covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.

(c) Absence of Company Material Adverse Effect. Since the date of this Agreement, no fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have Company Material Adverse Effect shall have occurred and be continuing.

(d) Officer’s Certificate. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company certifying the satisfaction by the Company of the conditions set forth in Section 7.03(a), Section 7.03(b) and Section 7.03(c).

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01 Termination Rights.

(a) Termination by Mutual Consent. The Company and Parent shall have the right to terminate this Agreement at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval, by mutual written consent.

(b) Termination by Either the Company or Parent. Each of the Company and Parent shall have the right to terminate this Agreement, at any time prior to the Effective Time, whether before or after the receipt of the Company Shareholder Approval, if:

(i) the Closing shall not have occurred by 5:00 p.m. New York City time on September 30, 2016 (the “End Date”); provided that if, prior to the End Date, all of the conditions to the Closing set forth in Article VII have been satisfied or waived, as applicable, or shall then be capable of being satisfied (except for any condition set forth in Section 7.01(b) or Section 7.01(c)), either the Company or Parent may, prior to 5:00 p.m. New York City time on the End Date, extend the End Date to a date that is six (6) months after the End Date (and if so extended, such later date being the End Date); provided, further, that neither the Company nor Parent may terminate this Agreement or extend the End Date pursuant to this Section 8.01(b) if it (or, in the case of Parent, Merger Sub) is in breach of any of its covenants or agreements and such breach has caused or resulted in either (1) the failure to satisfy the conditions to the obligations of the terminating Party to consummate the Merger set forth in Article VII prior to the End Date or (2) the failure of the Closing to have occurred prior to the End Date;

(ii) the condition set forth in Section 7.01(c) is not satisfied and the Legal Restraint giving rise to such nonsatisfaction has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to any Party if such failure to satisfy the condition set forth in Section 7.01(c) is the result of a failure of such Party to comply with its obligations pursuant to Section 6.03; or

(iii) the Company Shareholder Approval is not obtained at the Company Shareholders Meeting duly convened (unless such Company Shareholders Meeting has been adjourned, in which case at the final adjournment thereof).

(c) Termination by the Company. The Company shall have the right to terminate this Agreement:

(i) in the event that the Company Board has made a Company Adverse Recommendation Change, so long as (1) the Company has complied in all material respects with its obligations under Section 5.03(c) and (2) the Company prior to or concurrently with such termination pays to Parent the Company Termination Fee in accordance with Section 8.02(b)(ii); provided, however, that the Company shall not have the right to terminate this Agreement under this Section 8.01(c)(i) after the Company Shareholder Approval is obtained at the Company Shareholders Meeting;

(ii) if Parent or Merger Sub breaches or fails to perform any of its covenants or agreements contained herein, or if any of the representations or warranties of Parent or Merger Sub contained herein fails to be true and correct, which breach or failure (1) would give rise to the failure of a condition set forth in Section 7.01 , Section 7.02(a) or Section 7.02(b), as applicable, and (2) is not reasonably capable of being cured by Parent or Merger Sub by the End Date (as it may be extended pursuant Section 8.01(b)(i)) or is not cured by Parent within thirty (30) days after receiving written notice from the Company of such breach or failure; provided, however, that the Company shall not have the right to terminate this Agreement under this Section 8.01(c) if the Company is then in breach of any covenant or agreement contained herein or any representation or warranty of the Company contained herein then fails to be true and correct such that the conditions set forth in Section 7.03(a) or Section 7.03(b), as applicable, could not then be satisfied; or

(iii) if (1) all of the conditions set forth in Section 7.01 and Section 7.02 have been satisfied or waived in accordance with this Agreement as of the date that the Closing should have been consummated pursuant to Section 1.03 (except for those conditions that by their terms are to be satisfied at the Closing), (2) Parent and Merger Sub do not complete the Closing on the day that the Closing should have been consummated pursuant to Section 1.03, (3) a Financing Failure has occurred and (4) Parent and Merger Sub fail to consummate the Closing within five (5) Business Days following their receipt of written notice from the Company requesting such consummation.

(d) Termination by Parent. Parent shall have the right to terminate this Agreement:

(i) in the event that the Company Board or a committee thereof has made a Company Adverse Recommendation Change; provided, however, that Parent shall not have the right to terminate this Agreement under this Section 8.01(d) after the Company Shareholder Approval is obtained at the Company Shareholders Meeting; or

(ii) if the Company breaches or fails to perform any of its covenants or agreements contained herein, or if any of the representations or warranties of the Company contained herein fails to be true and correct, which breach or failure (1) would give rise to the failure of a condition set forth in Section 7.01, Section 7.03(a) or Section 7.03(b), as applicable, and (2) is not reasonably capable of being cured by the Company by the End Date (as it may be extended pursuant Section 8.01(b)(i)) or is not cured by the Company within thirty (30) days after receiving written notice from Parent of such breach or failure; provided, however, that Parent shall not have the right to terminate this Agreement under this Section 8.01(d)(ii) if Parent is then in breach of any covenant or agreement contained herein or any representation or warranty of Parent contained herein then fails to be true and correct such that the conditions set forth in Section 7.02(a) or Section 7.02(b), as applicable, could not then be satisfied.

SECTION 8.02 Effect of Termination; Termination Fees.

(a) In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company or Parent (or any shareholder, Affiliate or Representative thereof), whether arising before or after such termination, based on, arising out of or relating to this Agreement or the negotiation, execution, performance or subject matter hereof (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity), except for (i) the last sentence of Section 6.02(a), the last sentence of Section 6.02(b), Section 6.08, this Section 8.02 and Article IX, which provisions shall survive such termination and (ii) subject to Section 8.02(d), liability of any Party (whether or not the terminating Party) for any Willful Breach of this Agreement prior to such termination but solely to the extent such liability arises out of a Willful Breach by such Party of any covenant or agreement set forth herein that gave rise to the failure of a condition set forth in Article VII. The liabilities described in the preceding sentence shall survive the termination of this Agreement.

(b) Termination Fees.

(i) If (1) (A) either Parent or the Company terminates this Agreement pursuant to Section 8.01(b)(i) and, at the time of such termination, any of the conditions set forth in Section 7.01(b) or, in connection with the Required Statutory Approvals, Section 7.01(c) shall have not been satisfied, (B) either Parent or the Company terminates this Agreement pursuant to Section 8.01(b)(ii) (if, and only if, the applicable Legal Restraint giving rise to such termination arises in connection with the Required Statutory Approvals) or (C) if the Company terminates this Agreement pursuant to Section 8.01(c)(ii) based on a failure by Parent to perform its covenants or agreements under Section 6.03, and in each case of the foregoing clauses (A), (B) and (C), at the time of such termination, all other conditions to the Closing set forth in Section 7.01(a), Section 7.03(a), Section 7.03(b) and Section 7.03(c) shall have been satisfied or waived (except for (I) those conditions that by their nature are to be satisfied at the Closing but which conditions would be satisfied or would be capable of being satisfied if the Closing Date were the date of such termination or (II) those conditions that have not been satisfied as a result of a breach of this Agreement by Parent), or (2) the Company terminates this Agreement pursuant to Section 8.01(c)(iii), then Parent shall pay to the Company a fee of $326,900,000 in cash (the “Parent Termination Fee”). Parent shall pay the Parent Termination Fee to the Company (to an account designated in writing by the Company) no later than three (3) Business Days after the date of the applicable termination.

(ii) If the Company terminates this Agreement pursuant to Section 8.01(c)(i) or Parent terminates this Agreement pursuant to Section 8.01(d)(i), the Company shall pay to Parent a fee of $212,500,000 in cash (the “Company Termination Fee”). The Company shall pay the Company Termination Fee to Parent (to an account designated in writing by Parent) prior to or concurrently with such termination of this Agreement by the Company pursuant to Section 8.01(c)(i) or no later than three (3) Business Days after the date of such termination of this Agreement by Parent pursuant to Section 8.01(d)(i).

(iii) If (1) either Parent or the Company terminates this Agreement pursuant to Section 8.01(b)(iii), (2) prior to the Company Shareholders Meeting, a Company Takeover Proposal shall have been publicly disclosed and, as of the Company Shareholders Meeting, such Company Takeover Proposal shall not have been withdrawn and (3) within nine (9) months after the termination of this Agreement, the Company shall have entered into a definitive agreement with respect to, or consummated, a Company Takeover Proposal (whether or not the same Company

Takeover Proposal referred to in clause (2)), then the Company shall pay the Company Termination Fee to Parent (to an account designated in writing by Parent) within two (2) Business Days after the earlier of the date the Company enters into such definitive agreement or consummates such Company Takeover Proposal. For purposes of clause (3) of this Section 8.02(b)(iii), the term “Company Takeover Proposal” shall have the meaning assigned to such term in Section 5.01, except that the applicable percentage in the definition of “Company Takeover Proposal” shall be “50.1%” rather than “30% or more”.

(c) The Parties acknowledge that the agreements contained in Section 8.02(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. If Parent fails to promptly pay an amount due pursuant to Section 8.02(b)(i), or the Company fails to promptly pay an amount due pursuant to Section 8.02(b)(ii) or Section 8.02(b)(iii), and, in order to obtain such payment, Parent, on the one hand, or the Company, on the other hand, commences a Claim that results in a Judgment against the Company for the amount set forth in Section 8.02(b)(ii) or Section 8.02(b)(iii), or any portion thereof, or a Judgment against Parent for the amount set forth in Section 8.02(b)(i), or any portion thereof, the Company shall pay to Parent, on the one hand, or Parent shall pay to the Company, on the other hand, its costs and expenses (including reasonable attorneys’ fees and the fees and expenses of any expert or consultant engaged by the Company) in connection with such Claim, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate of JPMorgan Chase Bank, N.A. in effect on the date such payment was required to be made. Any amount payable pursuant to Section 8.02(b) shall be paid by the applicable Party by wire transfer of same-day funds prior to or on the date such payment is required to be made under Section 8.02(b).

(d) Without limiting any rights of the Company under Section 9.10 prior to the termination of this Agreement pursuant to Section 8.01, if this Agreement is terminated under circumstances in which Parent is obligated to pay the Parent Termination Fee under Section 8.02(b)(i), upon payment of the Parent Termination Fee and, if applicable, the costs and expenses of the Company pursuant to Section 8.02(c) in accordance herewith, Parent shall have no further liability with respect to this Agreement or the transactions contemplated hereby to the Company or the holders of the Company Common Stock, and payment of the Parent Termination Fee and such costs and expenses by Parent shall be the Company’s sole and exclusive remedy for any Claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, suffered or incurred by the Company, the Company Subsidiaries or any other Person in connection with this Agreement, the transactions contemplated hereby (and the termination thereof) or any matter forming the basis for such termination, and the Company shall not have, and expressly waives and relinquishes, any other right, remedy or recourse (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity), including against any Financing Source Party; provided that, regardless of whether Parent pays or is obligated to pay the Parent Termination Fee, nothing in this Section 8.02(d) shall release Parent from liability for a Willful Breach of this Agreement. If this Agreement is terminated under circumstances in which the Company is obligated to pay the Company Termination Fee under Section 8.02(b)(ii) or Section 8.02(b)(iii), upon payment of the Company Termination Fee and, if applicable, the costs and expenses of Parent pursuant to Section 8.02(c) in accordance herewith, the Company shall have no further liability with respect to this Agreement or the transactions contemplated hereby to Parent, Merger Sub or any of their respective Affiliates or Representatives, and payment of the Company Termination Fee and such costs and expenses by the Company shall be Parent’s sole and exclusive remedy for any Claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, suffered or incurred by Parent, Parent’s Subsidiaries and any other Person in connection with this Agreement, the transactions contemplated hereby (and the termination thereof) or any matter forming the basis for such termination, and Parent and Merger Sub shall not have, and each expressly waives and relinquishes, any other right, remedy or recourse (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity). The Parties acknowledge and agree that in no event shall the Company or Parent, as applicable, be required to pay the Company Termination Fee or the Parent Termination Fee, as applicable, on more than one occasion.

(e) For purposes of this Agreement, “Willful Breach” means a breach that is a consequence of an act or omission undertaken by the breaching Party with the Knowledge that the taking of or the omission of taking such act would, or would reasonably be expected to, cause or constitute a material breach of this Agreement; provided that, without limiting the meaning of Willful Breach, the Parties acknowledge and agree that any failure by any Party to consummate the Merger and the other transactions contemplated hereby after the applicable conditions to the Closing set forth in Article VII have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing, which conditions would be capable of being satisfied at the time of such failure to consummate the Merger) shall constitute a Willful Breach of this Agreement. For the avoidance of doubt, in the event that all applicable conditions to the Closing set forth in Article VII have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing, which conditions would be capable of being satisfied at the time of such failure to consummate the Merger) but Parent fails to close for any reason, including for failure to have the necessary financing to close, such failure to close shall be considered a Willful Breach. Parent and Merger Sub acknowledge and agree that, without in any way limiting the Company’s rights under Section 9.10, recoverable damages of the Company hereunder shall not be limited to reimbursement of expenses or out-of-pocket costs but shall also include the benefit of the bargain lost by the shareholders of the Company (including “lost premium”), taking into consideration relevant matters, including the total amount payable to the Company’s shareholders under this Agreement and the time value of money, which, in each case, shall be deemed in such event to be damages of the Company and shall be recoverable by the Company on behalf of its shareholders.

SECTION 8.03 Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Company Shareholder Approval; provided, however, that (a) after receipt of the Company Shareholder Approval, there shall be made no amendment that by Law requires further approval by the shareholders of the Company without the further approval of such shareholders, (b) no amendment shall be made to this Agreement after the Effective Time, (c) except as provided above, no amendment of this Agreement shall require the approval of the shareholders of Parent or the shareholders of the Company and (d) no amendments to or waivers of any DFS Provision shall be effective without the written consent of the Financing Source Parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

SECTION 8.04 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant to this Agreement, (c) subject to Section 8.03(a), waive compliance with any covenants and agreements contained herein or (d) waive the satisfaction of any of the conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 8.05 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require, in the case of the Company, Parent or Merger Sub, action by its respective board of directors or the duly authorized designee of its board of directors. Termination of this Agreement prior to the Effective Time shall not require the approval of the shareholders of the Company. The Party desiring to terminate this Agreement pursuant to Section 8.01 shall give written notice of such termination to the other Parties in accordance with Section 9.02, specifying the provision of this Agreement pursuant to which such termination is effected.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01 Nonsurvival of Representations, Warranties, Covenants and Agreements; Contractual Nature of Representations and Warranties. None of the representations or warranties contained herein or in any instrument delivered pursuant to this Agreement shall survive, and all rights, Claims and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) with respect thereto shall terminate at, the Effective Time. Except for any covenant or agreement that by its terms contemplates performance after the Effective Time, none of the covenants or agreements of the Parties contained herein shall survive, and all rights, Claims and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) with respect to such covenants and agreements shall terminate at, the Effective Time. The Parties hereby acknowledge and agree that (a) all representations and warranties set forth in this Agreement are contractual in nature only, (b) no Person is asserting the truth or accuracy of any representation or warranty set forth in this Agreement, (c) if any such representation or warranty (as modified by the applicable Disclosure Letter) should prove untrue, the Parties’ only rights, Claims or causes of action shall be to exercise the specific rights set forth in Section 7.02(a), Section 7.03(a), Section 8.01(c)(ii) and Section 8.01(d)(ii), as and if applicable, and (d) the Parties shall have no other rights, Claims or causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) based on, arising out of or related to any such untruth of any such representation or warranty.

SECTION 9.02 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by facsimile or email (with written confirmation of transmission) or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses, facsimile numbers and email addresses (or to such other address, facsimile number or email address as a Party may have specified by notice given to the other Party pursuant to this provision):

To Parent or Merger Sub:

Emera Inc.

5151 Terminal Road

Halifax, Nova Scotia, Canada

B3J 1A1

Facsimile: (902) 428-6171

Attention:  Corporate Secretary

Email:        stephen.aftanas@emera.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Facsimile: (212) 701-5800

Attention:  William H. Aaronson

Email:        william.aaronson@davispolk.com

To the Company:

TECO Energy, Inc.

TECO Plaza

702 N. Franklin Street

Tampa, Florida 33602

Facsimile: (813) 228-132

Attention:  Charles A. Attal, III

Email:        caattal@tecoenergy.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, New York 10036

Facsimile: (917) 777-2136

                 (917) 777-3207

Attention:  Sheldon Adler

                 Marie Gibson

Email:       sheldon.adler@skadden.com

                 marie.gibson@skadden.com

SECTION 9.03 Definitions. For purposes of this Agreement, each capitalized term has the meaning given to it, or specified, in Exhibit A.

SECTION 9.04 Interpretation.

(a) Time Periods. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is a not a Business Day, the period in question shall end on the next succeeding Business Day.

(b) Dollars. Unless otherwise specifically indicated, any reference herein to $ means U.S. dollars.

(c) Gender and Number. Any reference herein to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(d) Articles, Sections and Headings. When a reference is made herein to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(e) Include. Whenever the words “include”, “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation.”

(f) Hereof. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used herein shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(g) Extent. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(h) Contracts; Laws. Any Contract or Law defined or referred to herein means such Contract or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated.

(i) Persons. References to a person are also to its permitted successors and assigns.

(j) Exhibits and Disclosure Letters. The Exhibits to this Agreement and the Disclosure Letters are hereby incorporated and made a part hereof and are an integral part of this Agreement. Each of the Company and Parent may, at its option, include in the Company Disclosure Letter or the Parent Disclosure Letter, respectively, items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts herein or in the Disclosure Letters, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement or otherwise. Any matter set forth in any section of the Disclosure Letters shall be deemed to be referred to and incorporated in any section to which it is specifically referenced or cross-referenced and also in all other sections of the such Disclosure Letter to which such matter’s application or relevance is reasonably apparent. Any capitalized term used in any Exhibit or any Disclosure Letter but not otherwise defined therein shall have the meaning given to such term herein.

(k) Reflected On or Set Forth In. An item arising with respect to a specific representation, warranty, covenant or agreement shall be deemed to be “reflected on” or “set forth in” the Company Financial Statements included in the Company Reports, to the extent any such phrase appears in such representation, warranty, covenant or agreement if (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statement reasonably related to the subject matter of such representation or (ii) such item and the amount thereof is otherwise reasonably identified on such balance sheet or financial statement (or the notes thereto).

SECTION 9.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party or such Party waives its rights under this Section 9.05 with respect thereto. Upon any determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated by this Agreement are fulfilled to the extent possible.

SECTION 9.06 Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or email in .pdf format), all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

SECTION 9.07 Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the Company Disclosure Letter and the Confidentiality Agreement (except Paragraphs 4 and 5 thereof), constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between or among the Parties with respect to the Merger. Except (a) for the right of the Company on behalf of its shareholders to pursue damages (including claims for damages contemplated by the last sentence of Section 8.02(e)) in the event of Parent’s or Merger Sub’s breach of this Agreement (whether or not this Agreement has been terminated pursuant to Article VIII), and (b) after the Effective Time, for Section 2.01, Section 2.03, the last sentence of Section 6.02(a) and Section 6.09, each Party agrees that (i) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement and (ii) this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The Financing Parties and each of their respective Affiliates and their respective current, former and future direct or indirect equity holders, controlling persons, stockholders, agents, Affiliates, members, managers, general or limited partners, assignees or representatives (collectively, the “Financing Source Parties”) shall be express third-party beneficiaries with respect to Section 8.02(d), Section 8.03, this Section 9.07, Section 9.08, Section 9.11(b), Section 9.12 and Section 9.14 (collectively, the “DFS Provisions”).

SECTION 9.08 Governing Law. This Agreement, and all Claims or causes of action of the Parties (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on, arise out of or relate to this Agreement or the negotiation, execution, performance or subject matter hereof, shall be governed by and construed in accordance with the laws of the State of Florida, without regard to principles of conflict of laws, except as otherwise set forth in the Debt Letters as in effect as of the date of this Agreement, all matters relating to the interpretation, construction, validity and enforcement (whether at law, in equity, in contract, in tort, or otherwise) against any of the Financing Source Parties in any way relating to the Debt Letters or the performance thereof or the Financing, shall be exclusively governed by, and construed in accordance with, the domestic Law of the State of New York without giving effect to any choice or conflict of law provision or rule whether of the State of New York or any other jurisdiction that would cause the application of Law of any jurisdiction other than the State of New York.

SECTION 9.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the Parties without the prior written consent of the other Parties. Any purported assignment without such consent shall be void; provided that Parent may make as assignment of its rights (but not its obligations) under this Agreement to any Financing Party without the prior written consent of the Company. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

SECTION 9.10 Specific Enforcement. The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, at any time prior to the termination of this Agreement pursuant to Article VIII, the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement, including the right of a Party to cause each other Party to consummate the Merger and the other transactions contemplated by this Agreement, in any court referred to in Section 9.11, without proof of actual damages (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. If any Party brings any Claim to enforce specifically the performance of the terms and provisions of this Agreement when expressly available to such Party pursuant to the terms of this Agreement, then, notwithstanding anything to the contrary herein, the End Date shall automatically be extended by the period of time between the commencement of such Claim and the date on which such Claim is fully and finally resolved.

SECTION 9.11 Jurisdiction; Venue.

(a) All Claims arising from, under or in connection with this Agreement shall be raised to and exclusively determined by the courts of the State of Florida located in Hillsborough County or, if such court disclaims jurisdiction, the U.S. District Court for the Middle District of Florida, Tampa Division, to whose jurisdiction and venue the Parties unconditionally consent and submit. Each Party hereby irrevocably and unconditionally waives any objection to the laying of venue of Claim arising out of this Agreement in such court and hereby further irrevocably and unconditionally waives and agree not to plead or claim in any such court that any such Claim brought in any such court has been brought in an inconvenient forum. Each Party further agree that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.02 hereof shall be effective service of process for any Claim brought against such Party in any such court.

(b) Notwithstanding anything to the contrary in this Agreement (including this Section 9.11), each Party agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Source Parties in any way relating to this Agreement, including any dispute arising out of the Debt Letters or the performance thereof or the Financing, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and of the appropriate appellate courts therefrom).

SECTION 9.12 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE MERGER (INCLUDING ANY PROCEEDING AGAINST THE FINANCING SOURCE PARTIES ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED HEREBY, THE DEBT LETTERS, THE FINANCING OR THE PERFORMANCE OF SERVICES WITH RESPECT THERETO). EACH PARTY

(A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.12.

SECTION 9.13 Construction. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.

SECTION 9.14 Financing Sources. Notwithstanding anything to the contrary contained in this Agreement, except for claims by Parent or the Merger Sub against the Financing Source Parties pursuant to the Debt Letters and any definitive documents related thereto, (a) none of the Parties nor any of their respective Subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders shall have any rights or claims against any Financing Source Party, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Letters or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise and (b) no Financing Source Party shall have any liability (whether in contract, in tort or otherwise) to any Party or any of their respective subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders for any obligations or liabilities of any Party under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Letters or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement, each as of the date first written above.

TECO ENERGY, INC.

By:	/s/ John B. Ramil
	Name:	John B. Ramil
	Title:	President and Chief Executive Officer

EMERA INC.

By:	/s/ Chris Huskilson
	Name:	Chris Huskilson
	Title:	President and CEO

By:	/s/ Scott Balfour
	Name:	Scott Balfour
	Title:	Executive Vice President and CFO

EMERA US INC.

By:	/s/ Chris Huskilson
	Name:	Christopher Huskilson
	Title:	President and CEO

By:	/s/ Bruce A. Marchand
	Name:	Bruce A. Marchand
	Title:	Vice-President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

DEFINED TERMS

Section 1.01 Certain Defined Terms. For purposes of this Agreement, each of the following terms has the meaning specified in this Section 1.01 of Exhibit A:

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise. Solely for purposes of Sections 4.03, 4.04, and 4.05, the Person set forth on Exhibit A of the Parent Disclosure Letter and any of its Affiliates shall be deemed an Affiliate of Parent.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable state, foreign or supranational antitrust Laws and all other applicable Laws issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Business Day” means any day except for (a) a Saturday or a Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in Tampa, Florida or New York, New York.

“CFIUS” means the Committee on Foreign Investment in the United States.

“CFIUS Approval” means (a) a written notice issued by CFIUS that it has concluded a review or investigation of the notification voluntarily provided pursuant to the DPA, with respect to the transactions contemplated by this Agreement and has terminated all action under Section 721 of the DPA or (b) if CFIUS has sent a report to the President of the United States requesting the President’s decision and (i) the President has announced a decision not to take any action to suspend or prohibit the transactions contemplated by this Agreement or (ii) having received a report from CFIUS requesting the President’s decision, the President has not taken any action after fifteen (15) days from the date the President received such report from CFIUS.

“Claim” means any demand, claim, suit, action, legal proceeding (whether at law or in equity) or arbitration.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Benefit Agreement” means each employment, consulting, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, change-in-control, retention, termination or other material Contract between the Company or any Company Subsidiary, on the one hand, and any Company Personnel, on the other hand.

“Company Benefit Plan” means each (a) employee benefit plan (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) or post-retirement or employment health or medical plan, program, policy or arrangement, (b) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement, (c) severance, change-in control, retention or termination plan, program, policy or arrangement or (d) other compensation, pension, retirement, savings or other benefit plan, program, policy or arrangement, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by the Company or any Company Subsidiary for the benefit of any Company Personnel, or for which the Company or any Company Subsidiary has any direct or indirect liability.

A-A-1

“Company Commonly Controlled Entity” means any person or entity that, together with the Company, is treated as a single employer under Section 414 of the Code.

“Company Material Adverse Effect” means any fact, circumstance, effect, change, event or development that has a material adverse effect on the business, properties, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided that no fact, circumstance, effect, change, event or development resulting from or arising out of any of the following, individually or in the aggregate, shall constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred: (a) any change or condition affecting any industry in which the Company or any Company Subsidiary operates, including electric generating, transmission or distribution industries or the industry or natural gas distribution, production or transmission industries (including, in each case, any changes in the operations thereof); (b) system-wide changes or developments in electric transmission or distribution systems; (c) any change in customer usage patterns or customer selection of third-party suppliers for electricity; (d) any change affecting any economic, legislative or political condition or any change affecting any securities, credit, financial or other capital markets condition, in each case in the United States, in any foreign jurisdiction or in any specific geographical area; (e) any failure in and of itself by the Company or any Company Subsidiary to meet any internal or public projection, budget, forecast, estimate or prediction in respect of revenues, earnings or other financial or operating metrics for any period; (f) any change attributable to the announcement, execution or delivery of this Agreement or the pendency of the Merger, including (i) any action taken by the Company or any Company Subsidiary that is required or contemplated pursuant to this Agreement, or is consented to by Parent, or any action taken by Parent or any Affiliate thereof, to obtain any Consent from any Governmental Entity to the consummation of the Merger and the result of any such actions, (ii) any Claim arising out of or related to this Agreement (including shareholder litigation), (iii) any adverse change in supplier, employee, financing source, shareholder, regulatory, partner or similar relationships resulting therefrom or (iv) any change that arises out of or relates to the identity of Parent or any of its Affiliates as the acquirer of the Company; (g) any change or condition affecting the market for commodities, including any change in the price or availability of commodities; (h) any change in the market price, credit rating or trading volume of shares of Company Common Stock on the NYSE or any change affecting the ratings or the ratings outlook for the Company or any Company Subsidiary, (i) any change in applicable Law, regulation or GAAP (or authoritative interpretation thereof); (j) geopolitical conditions, the outbreak or escalation of hostilities, any act of war, sabotage or terrorism, or any escalation or worsening of any such act of war, sabotage or terrorism threatened or underway as of the date of this Agreement; (k) any fact, circumstance, effect, change, event or development resulting from or arising out of or affecting the national, regional, state or local engineering or construction industries or the wholesale or retail markets for commodities, materials or supplies (including equipment supplies, steel, concrete, electric power, fuel, coal, natural gas, water or coal transportation) or the hedging markets therefor, including any change in commodity prices; (l) any hurricane, tornado, tsunami, flood, earthquake or other natural disaster or weather-related event, circumstance or development; (m) any finding of fact or order contained in any FERC, FPSC or NMPRC Judgment issued prior to the date hereof and applicable to the Company or the Company Subsidiaries; (n) any change or effect arising from (i) any rate cases, including the Proceedings, (ii) any requirements imposed by any Governmental Entities as a condition to obtaining the Company Required Statutory Approvals or the Parent Required Statutory Approvals or (iii) any other requirements or restrictions imposed by the FERC, FPSC or NMPRC on the Company or the Company Subsidiaries; or (o) any fact, circumstance, effect, change, event or development that results from any shutdown or suspension of operations at any power plant from which the Company or any Company Subsidiary obtains electricity or facilities from which the Company or any Company Subsidiary obtains natural gas; provided, however, that any fact, circumstance, effect, change, event or development set forth in clauses (a), (b), (c), (d), (g), (i), (j) and (n)(iii) above may be taken into account in determining whether a Company Material Adverse Effect has occurred solely to the extent such fact, circumstance, effect, change, event or development has a materially disproportionate adverse effect on the Company and the Company Subsidiaries, taken as a whole, as compared to other entities (if any) engaged in the relevant business in the geographic area affected by such fact, circumstance, effect, change, event or development (in which case, only the incremental disproportionate impact may be taken into account in determining whether there has been, or would be, a Company Material Adverse Effect, to the extent such change is not otherwise excluded from being taken into account by clauses (a)–(o) of this definition).

A-A-2

“Company Personnel” means any current or former director, officer or employee of the Company or any Company Subsidiary.

“Company Restricted Share” means any restricted share of Company Common Stock granted under any Company Stock Plan prior to the date hereof.

“Company Restricted Share Unit” means any restricted unit equivalent of a restricted share of Company Common Stock granted under any Company Stock Plan after the date hereof.

“Company Stock Option” means any option to purchase shares of Company Common Stock under any Company Stock Plan.

“Company Stock Plans” means, collectively, the TECO Energy, Inc. 2010 Equity Incentive Plan, the TECO Energy, Inc. 2004 Equity Incentive Plan, the TECO Energy, Inc. 1997 Director Equity Plan, the TECO Energy, Inc. Amended and Restated 1996 Equity Incentive Plan and the TECO Energy, Inc. 1996 Equity Incentive Plan, each as amended and in effect from time to time.

“Contract” means any written or oral contract, lease, license, evidence of indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement, undertaking or other agreement that is legally binding.

“Disclosure Letters” means, collectively, the Company Disclosure Letter and the Parent Disclosure Letter.

“DPA” means the Defense Production Act of 1950, as amended.

“Environmental Claim” means any Claim against, or any investigation as to which the Company or any Company Subsidiary has received written notice of, the Company or any Company Subsidiary asserted by any Person alleging liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) or responsibility arising out of, based on or resulting from (a) the presence or Release of or exposure to any Hazardous Materials at any location, whether or not owned or operated by the Company or any Company Subsidiary, or (b)any violation or alleged violation of Environmental Law or any Environmental Permit.

“Environmental Laws” means all applicable Laws issued, promulgated by or with any Governmental Entity relating to pollution or protection of or damage to the environment (including ambient air, surface water, groundwater, land surface, subsurface and sediments), natural resources, endangered or threatened species, the climate or human health and safety as it relates to exposure to hazardous or toxic materials, including Laws relating to the exposure to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Financing Failure” means a refusal, for any reason, of the Financing Parties to provide the Financing in full or any other failure, for any reason, of the Financing to be provided in full, in each case, pursuant to, and in accordance with the terms and conditions of, the Debt Letters (or if definitive agreements relating to the Financing have been entered into, pursuant to such agreements).

“FPSC” means the Florida Public Service Commission.

“Good Reason,” with respect to any individual, has the meaning set forth in the Company Benefit Agreements listed in Item 22 of Section 3.09(a) of the Company Disclosure Letter that is applicable to such individual.

A-A-3

“Good Utility Practice” means (a) any of the practices, methods and acts engaged in or approved by a significant portion of the electric generating, transmission or distribution industries or the industry or natural gas distribution, production or transmission industries, as applicable, during the relevant time period or (b) any of the practices, methods or acts that, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition; provided that Good Utility Practice is not intended to be limited to optimum practices, methods or acts to the exclusion of all others but rather to be acceptable practices, methods or acts generally accepted in the geographic location of the performance of such practice, method or act.

“Governmental Entity” means any U.S. or foreign federal, state, provincial or local governmental authority, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing, including any governmental, quasi-governmental or nongovernmental body administering, regulating, or having general oversight over gas, electricity, power or other energy-related markets, or any court, arbitrator, arbitration panel or similar judicial body.

“Hazardous Materials” means (a) petroleum, coal tar and other hydrocarbons and any derivatives or by-products, explosive or radioactive materials or wastes, asbestos in any form, polychlorinated biphenyls, urea formaldehyde insulation, chlorofluorocarbons and other ozone-depleting substances and (b) any other chemical, material, substance or waste that is regulated as a pollutant, a contaminant, hazardous or toxic under any Environmental Law.

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money (other than intercompany indebtedness), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person evidenced by letters of credit, bankers’ acceptances or similar facilities to the extent drawn upon by the counterparty thereto, (d) all capitalized lease obligations of such Person and (d) all guarantees or other assumptions of liability for any of the foregoing.

“Intellectual Property” means all intellectual property and industrial property rights of any kind or nature, including all U.S. and foreign trademarks, service marks, service names, internet domain names, trade dress and trade names, and all goodwill associated therewith and symbolized thereby, patents and all related continuations, continuations-in-part, divisionals, reissues, reexaminations, substitutions, and extensions thereof, trade secrets, registered and unregistered copyrights and works of authorship, proprietary rights in databases to the extent recognized in any given jurisdiction, and registrations and applications for registration of any of the foregoing.

“Judgment” means a judgment, order, decree, ruling, writ, assessment or arbitration award of a Governmental Entity of competent jurisdiction.

“Knowledge” of any Person that is not an individual means, with respect to any matter in question, the actual knowledge of such Person’s executive officers.

“Law” means any domestic or foreign, federal, state, provincial or local statute, law, ordinance, rule, binding administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Entity, including the rules and regulations of the NYSE, the FERC, the FPSC and the NMPRC.

“Merger Consideration” means $27.55 in cash.

“New Mexico Order” means the NMPRC’s Final Order, dated August 13, 2014, In the Matter of the Application of TECO Energy, Inc., New Mexico Gas Company, Inc. and Continental Energy Systems, LLC, for Approval of TECO Energy, Inc.’s Acquisition of New Mexico Gas Intermediate, Inc. and All Other Approvals Required to Consummate and Implement the Acquisition, Case No. 13-00231-UT.

A-A-4

“New Mexico Subsidiaries” means New Mexico Gas Intermediate, Inc. and New Mexico Gas Company, Inc.

“NYSE” means the New York Stock Exchange.

“Organizational Documents” means any corporate, partnership or limited liability organizational documents, including certificates or articles of incorporation, bylaws, certificates of formation, operating agreements (including limited liability company agreement and agreements of limited partnership), certificates of limited partnership, partnership agreements, shareholder agreements and certificates of existence, as applicable.

“Parent Material Adverse Effect” means any fact, circumstance, effect, change, event or development that has or would reasonably be expected to have a material and adverse effect on the ability of Parent or Merger Sub to consummate, or that would reasonably be expected to prevent or materially impede, interfere with or delay Parent or Merger Sub’s consummation of, the transactions contemplated by this Agreement.

“Permit” means a franchise, license, permit, authorization, variance, exemption, order, registration, clearance or approval of a Governmental Entity.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface, subsurface and sediments).

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first Person.

“Tax Return” means all Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

“Taxes” means all taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of a similar nature imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts.

“Workforce Amount” means the number of Company Employees at Closing.

A-A-5

Section 1.02 Other Defined Terms. In addition to the defined terms set forth in Section 1.01 of this Exhibit A, each of the following capitalized terms has the respective meaning specified in the Section set forth opposite such term below:

Term	Section
Additional Cash Service Award	2.03(f)
Agreement	Preamble
Articles of Merger	1.02
Bankruptcy and Equity Exceptions	3.04
Book-Entry Shares	2.02(b)(i)
Cash Service Award	2.03(d)
Certificate	2.02(b)(i)
Closing	1.03
Closing Date	1.03
Commitment Letter	4.06
Company	Preamble
Company Acquisition Agreement	5.03(b)
Company Adverse Recommendation Change	5.03(b)
Company Articles	3.01
Company Board	Recitals
Company Board Recommendation	3.04
Company Bylaws	3.01
Company Common Stock	2.01(a)(i)
Company Disclosure Letter	Article III
Company DRIP	5.01(a)(iv)
Company Employee	6.10(a)
Company Financial Advisor	3.20
Company Financial Statements	3.06(a)
Company Indemnified Parties	6.09(a)
Company Intervening Event	5.03(f)(iii)
Company Preferred Stock	3.03(a)
Company Projections	3.22
Company Reports	3.06(a)
Company Required Consents	3.05(a)
Company Required Statutory Approvals	3.05(b)(iv)
Company Restricted Share Consideration	2.03(b)
Company Shareholder Approval	3.04
Company Shareholders Meeting	3.04
Company Stock Option Consideration	2.03(a)
Company Subsidiaries	3.01
Company Takeover Proposal	5.03(f)(i)
Company Termination Fee	8.02(b)(ii)
Company Union Contracts	3.10
Company Voting Debt	3.03(b)
Confidentiality Agreement	6.02(b)
Consent	3.05(b)
Continuation Period	6.10(a)
Controlled Group Liability	3.09(d)
Debt Letters	4.06
DFS Provisions	9.07
Effective Time	1.02
End Date	8.01(b)(i)
Environmental Permit	3.14(a)(i)

A-A-6

Term	Section
Equity Securities	3.03(b)
EUSHI	Recitals
Exchange Act	3.05(b)(i)
FBCA	1.01
FERC	3.05(b)(iv)
Filed Company Contract	3.15(a)
Filing	3.05(b)
Final Order	7.01(b)
Financing	4.06
Financing Parties	5.04(b)
Financing Source Parties	9.07
FPA	3.05(b)(iv)
GAAP	3.06(a)
HSR Act	3.05(b)(ii)
Insurance Policies	3.18
IRS	3.09(b)
Legal Restraint	7.01(c)
Liens	3.02
Maximum Amount	6.09(c)
Merger	1.01
Merger Sub	Preamble
NMPRC	3.05(b)(iv)
Parent	Preamble
Parent Disclosure Letter	IV
Parent Material Adverse Effect	9.03
Parent Required Consents	4.03(a)
Parent Required Statutory Approvals	4.03(b)(ii)
Parent Termination Fee	8.02(b)(i)
Parties	Preamble
Paying Agent	2.02(a)
Proceedings	5.02
Proxy Statement	6.01(a)
PUHCA 2005	3.19(a)
Payment Fund	2.02(a)
Recommendation Change Notice	5.03(c)
Redacted Fee Letter	4.06
Representatives	5.03(a)
Required Consents	4.03(a)
Required Statutory Approvals	4.03(b)(ii)
SEC	3.05(b)(i)
Securities Act	3.05(b)(i)
Substitute Financing	5.04(f)
Superior Company Proposal	5.03(f)(ii)
Surviving Corporation	1.01
Takeover Statute	3.13
TECO Coal	5.01(e)
Transaction Litigation	6.04
Utility Subsidiaries	3.19(a)
Willful Breach	8.02(e)

A-A-7

Annex B

[Letterhead of Morgan Stanley]

1585 Broadway

New York, NY 10036

September 4, 2015

Board of Directors

TECO Energy, Inc.

702 North Franklin Street

Tampa, Florida 33602

Members of the Board:

We understand that TECO Energy, Inc. (“TECO” or the “Company”), Emera Inc. (the “Buyer”) and Emera US Inc., a wholly owned subsidiary of the Buyer (“Acquisition Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated September 4, 2015 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Acquisition Sub with and into the Company, with the Company continuing as the surviving corporation. Pursuant to the Merger, at the effective time of the Merger, the Company will become a wholly owned subsidiary of the Buyer, and each outstanding share of common stock, par value $1.00 per share (the “Company Common Stock”), of the Company, other than shares owned by the Company as treasury stock, shares that are owned by a wholly owned subsidiary of the Company, or shares that are owned directly or indirectly by the Buyer or Acquisition Sub (collectively, the “Excluded Shares”), will be converted into the right to receive $27.55 per share in cash (the “Consideration”), without interest. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of the Company Common Stock (other than Excluded Shares) pursuant to the Merger Agreement is fair from a financial point of view to such holders of shares of the Company Common Stock.

For purposes of the opinion set forth herein, we have:

I)	Reviewed certain publicly available financial statements and other business and financial information of the Company;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company;

3)	Reviewed certain financial projections prepared by the management of the Company;

4)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

5)	Reviewed the reported prices and trading activity for the Company Common Stock;

6)

Compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly-traded companies comparable with the Company and their securities;

7)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

8)	Participated in certain discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors;

9)	Reviewed published estimates of independent research analysts with respect to the future financial performance and price targets of the Company;

10)

Reviewed the Merger Agreement, the commitment letters from certain lenders substantially in the form executed by such lenders dated September 1, 2015 (the “Commitment Letters”) and certain related documents; and

11)	Performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, and formed a substantial basis for this opinion. We have further relied upon assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Buyer will obtain financing in accordance with the terms set forth in the Commitment Letters and that the final Merger Agreement will not differ in any material respects from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax, or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to be paid to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be received by the holders of shares of the Company Common Stock in the transaction.

We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuations or appraisals. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

Our opinion is limited to the fairness, from a financial point of view, on the date hereof of the Consideration to be received by the holders of shares of the Company Common Stock (other than Excluded Shares) pursuant to the Merger Agreement. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Merger or the likelihood of consummation of the Merger. Our opinion does not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a significant portion of which is contingent upon the closing of the Merger. Since March 2013, we have provided financial advisory and financing services for the Company and have received customary fees in connection with such services. We have not been engaged on any financial advisory or financing assignments for the Buyer, and have not received any fees for such services during this time. Morgan Stanley may also seek to provide financial advisory and financing services to the Buyer and the Company in the future and would expect to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law, or except as otherwise provided for in our engagement letter with the Company. In addition, Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of the Company Common Stock (other than Excluded Shares) pursuant to the Merger Agreement is fair from a financial point of view to such holders of shares of the Company Common Stock.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Todd Giardinelli
Todd Giardinelli
Managing Director

Annex C

[Letterhead of Moelis & Company LLC]

September 4, 2015

Board of Directors

TECO Energy, Inc.

702 N. Franklin Street

Tampa, Florida 33602

The Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock, par value $1.00 per share (“TECO Common Stock”), of TECO Energy, Inc. (“TECO”) of the Consideration (as defined below) to be received by such holders pursuant to an Agreement and Plan of Merger (the “Agreement”) to be entered into among TECO, Emera Inc. (“Emera”), and Emera US Inc., a wholly owned subsidiary of Emera (“Sub”). As more fully described in the Agreement or as otherwise described to us by representatives of TECO, Sub will be merged with and into TECO (the “Transaction”) and each issued and outstanding share of TECO Common Stock will be converted into the right to receive $27.55 in cash (the “Consideration”). The terms and conditions of the Transaction are more fully specified in the Agreement.

We have acted as your financial advisor in connection with the Transaction and will receive a fee for our services, the principal portion of which is contingent upon consummation of the Transaction. We also will receive a fee upon delivery of this opinion. Our affiliates, employees, officers and partners may at any time own securities (long or short) of TECO, Emera and their respective affiliates. We and our affiliates in the past have provided investment banking and other services to TECO and its affiliates unrelated to the Transaction, including, in the two years prior to the date hereof, having acted as financial advisor to TECO in connection with a potential acquisition transaction. Although in the two years prior to the date hereof we and our affiliates have not provided investment banking and other services to Emera for which we and our affiliates have received compensation, we and our affiliates in the future may provide such services for which we and our affiliates would expect to receive compensation.

Our opinion does not address TECO’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available with respect to TECO and does not constitute a recommendation to any stockholder of TECO as to how such stockholder should vote or act with respect to the Transaction or any other matter. At your direction, we have not been asked to, nor do we, offer any opinion as to any terms of the Agreement or any aspect or implication of the Transaction, except for the Consideration to the extent expressly specified herein. We are not expressing any view or opinion with respect to legal, regulatory, tax, accounting or similar matters and have assumed, with your consent, and relied upon, without independent verification, the assessments of representatives of TECO with respect to such matters. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Agreement will not differ in any material respect from the draft that we have reviewed, that the Transaction will be consummated in accordance with its terms and that the parties to the Agreement will comply with all material terms of the Agreement. We also have assumed, with your consent, that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without the imposition of any delay, limitation, restriction, divestiture or condition that would have an adverse effect on TECO or the Transaction. We have not been authorized to, and we did not, solicit indications of interest in a possible transaction with TECO from any third party.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to TECO; (ii) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of TECO furnished to us by TECO, including financial forecasts and other information provided to or discussed with us by the management of TECO; (iii) conducted discussions with members of the senior management and representatives of TECO concerning the information described in clauses (i) and (ii) of this paragraph, as well as the businesses and prospects of TECO generally; (iv) held discussions with the management and other representatives of TECO regarding, and considered the results of, the process undertaken on behalf of TECO to solicit third-party indications of interest in the acquisition of all or a part of TECO; (v) reviewed publicly available financial and stock market data of certain other companies in lines of business that we deemed relevant; (vi) reviewed the financial terms of certain other transactions that we deemed relevant; (vii) reviewed a draft, dated September 4, 2015, of the Agreement; (viii) participated in certain discussions with representatives of TECO and its other advisors; and (ix) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

In connection with our review, we have not assumed any responsibility for independent verification of any of the information supplied to, discussed with or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, offbalance sheet or otherwise) of TECO or any other entity, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and other information (including, without limitation, information relating to net operating loss and alternative minimum tax credit carryforwards expected by the management of TECO to be utilized by TECO on a standalone basis) that we have been directed to utilize in our analyses, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of TECO as to the future performance of TECO and the other matters covered thereby. In addition, with your consent, we have relied on the assessments of the management of TECO as to, among other things, (i) the potential financial terms, timing and other matters relating to TECO’s proposed sale or other disposition of its coal business and (ii) the potential impact on TECO of market, cyclical and other trends in and prospects for, and regulatory matters relating to or affecting, the electric and natural gas utilities industries (including, without limitation, future commodity prices, which are subject to significant volatility, and future rate cases, cost recovery and other regulatory proceedings and determinations), and assumptions of the management of TECO as to such matters which, if different than as provided to us, could have a meaningful impact on our analyses or opinion. We have assumed, with your consent, that there will be no developments with respect to any such matters that would have an adverse effect on TECO or the Transaction or that otherwise would be meaningful in any respect to our analyses or opinion.

Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

This opinion is for the use and benefit of the Board of Directors of TECO (in its capacity as such) in its evaluation of the Transaction. This opinion does not address the fairness of the Transaction, or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of TECO or any other entity, other than the fairness of the Consideration from a financial point of view to holders of TECO common stock to the extent expressly specified herein. In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Consideration or otherwise. The issuance of this opinion was approved by a Moelis & Company LLC fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Consideration to be received by holders of TECO Common Stock in the Transaction is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Moelis & Company LLC
MOELIS & COMPANY LLC

TECO ENERGY, INC. 702 N. FRANKLIN STREET TAMPA, FL 33602

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on December 2, 2015 (or 11:59 P.M. Eastern Time on November 30, 2015 for participants in the TECO Energy Retirement Savings Plan). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on December 2, 2015 (or 11:59 P.M. Eastern Time on November 30, 2015 for participants in the TECO Energy Retirement Savings Plan). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it (so that it is received by the special meeting or 11:59 P.M. Eastern Time on November 30, 2015 for participants in the TECO Energy Retirement Savings Plan) in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M96797-TBD	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

TECO ENERGY, INC.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ALL ITEMS.

The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain

1.	To approve the Agreement and Plan of Merger, dated as of September 4, 2015, which is referred to as the merger agreement, by and among TECO Energy, Inc., Emera Inc. and Emera US Inc., a wholly owned indirect subsidiary of Emera Inc., as it may be amended from time to time.	☐	☐	☐

2.	To approve any proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting.	☐	☐	☐

3.	To approve, on a nonbinding, advisory basis, compensation that will or may become payable by TECO Energy, Inc. to its named executive officers in connection with the merger.	☐	☐	☐

NOTE:	In their discretion, the proxies are also authorized to vote on any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

	Yes	No

Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET

Special Meeting of Shareholders

December 3, 2015, 2:00 P.M. Eastern Time

TECO Plaza

702 N. Franklin Street

Tampa, Florida 33602

Shareholders who do not present a photo ID and an admission ticket or verification of ownership may not be admitted to the meeting.

Attached below is your proxy card for the Special Meeting of Shareholders of TECO Energy, Inc.

You may vote by Telephone, by Internet, or by Mail.

To vote by Telephone or Internet, see instructions on reverse side.

To vote by Mail, please return your proxy in the enclosed Business Reply Envelope.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice & Proxy Statement are available at www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

M96798-TBD

TECO ENERGY, INC.

Proxy for Special Meeting of Shareholders

December 3, 2015, 2:00 P.M. Eastern Time

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS OF TECO ENERGY, INC.

The undersigned hereby constitutes and appoints each of John B. Ramil and Sherrill W. Hudson attorneys and proxies of the undersigned, with full power of substitution to each attorney and substitute, for and in the name of the undersigned to appear and vote all shares of Common Stock of TECO Energy, Inc. that the undersigned is entitled to vote at the Special Meeting of Shareholders of TECO Energy, Inc. to be held on December 3, 2015, at 2:00 P.M. Eastern Time, and at any and all adjournments thereof, with all powers the undersigned would have if personally present, hereby revoking all proxies previously given.

If shares are held under the TECO Energy Retirement Savings Plan (the “Plan”), then this proxy card, when signed and returned, or your telephone or internet proxy, will constitute voting instructions to the Plan trustee on all matters properly coming before the special meeting or any adjournments or postponements thereof. The Plan trustee will vote the shares that you have the right to vote in accordance with your voting instructions, provided that your voting instructions are received by 11:59 P.M. Eastern Time on November 30, 2015. If your voting instructions are not received by the deadline, or if you do not submit voting instructions, the shares that you have the right to vote will be voted by the plan trustee in the same proportion that the plan trustee votes the shares for which voting instructions were received prior to the deadline, except for shares allocated to TRASOP accounts, which will not be voted if your voting instructions are not received by the deadline or if you do not submit voting instructions.

Continued and to be signed on reverse side